Exhibit 10.18

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. Double asterisks denote omissions.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

among

CELGENE INTERNATIONAL SÀRL,

CELGENE CORPORATION

and

EPIZYME, INC.

CONFIDENTIAL

- i -

1.42	“DOT1L Compound(s)”	8
1.43	“DOT1L Phase 1 Costs”	8
1.44	“EMA”	8
1.45	“EPIZYME Background Chemistry IP”	8
1.46	“EPIZYME Background IP”	8
1.47	“EPIZYME Collaboration IP”	9
1.48	“EPIZYME IP”	9
1.49	“EPIZYME Patent(s)”	9
1.50	“EPIZYME Reserved Targets”	9
1.51	“EPIZYME Territory”	9
1.52	“EPZ5676”	9
1.53	“EU”	9
1.54	“Executive Officers”	9
1.55	“[**]”	9
1.56	“FDA”	9
1.57	“Field”	9
1.58	“First Commercial Sale”	9
1.59	“Global Development Costs”	10
1.60	“GLP”	10
1.61	“GSK”	10
1.62	“GSK Agreement”	10
1.63	“HSR Act”	10
1.64	“IND”	10
1.65	“Indication”	10
1.66	“Initiation”	10
1.67	“Joint Collaboration Chemistry IP”	10
1.68	“Joint Collaboration IP”	11
1.69	“Joint Collaboration Non-Chemistry IP”	11
1.70	“Know-How”	11
1.71	“Law” or “Laws”	11
1.72	“Lead Candidate”	11
1.73	“Lead Candidate Criteria”	11
1.74	“Lead Candidate Product”	11
1.75	“Legal Exclusivity”	12
1.76	“License Event”	12
1.77	“Licensed Compound(s)”	12
1.78	“Licensed Product(s)”	13
1.79	“MAA”	13
1.80	“Major EU Country”	13
1.81	“Manufacture” or “Manufacturing”	13
1.82	“MHLW”	13
1.83	“NDA”	13
1.84	“Net Sales”	13
1.85	“[**]”	13
1.86	“Out-of-Pocket Costs”	13
1.87	“Patent”	13

- ii -

1.88	“Patent-Based Exclusivity”	13
1.89	“Person”	15
1.90	“Phase 1 Clinical Trial”	15
1.91	“Phase 2 Clinical Trial”	15
1.92	“Phase 3 Clinical Trial”	16
1.93	“Pivotal Clinical Trial”	16
1.94	“Product Liability”	16
1.95	“Proof of Concept”	16
1.96	“Prosecution and Maintenance” or “Prosecute and Maintain”	16
1.97	“Regulatory Approval”	16
1.98	“Regulatory Authority”	17
1.99	“Regulatory-Based Exclusivity”	17
1.100	“Regulatory Materials”	17
1.101	“Related Compound”	17
1.102	“Research Plan”	17
1.103	“Selection Term”	17
1.104	“Stock Purchase Agreement”	18
1.105	“Sublicensee”	18
1.106	“Target”	18
1.107	“Territory-Specific Development Costs”	18
1.108	“Third Party”	18
1.109	“United States” or “U.S.”	19
1.110	“Valid Claim”	19
1.111	Additional Definitions	19
ARTICLE 2 COLLABORATION; RESEARCH PLAN; TARGET SELECTION		23
2.1	Collaboration Overview	23
2.2	Research Plan; Research Activities	23
2.3	Targets	25
2.4	Celgene Option; Target Selection	26
2.5	Reports; Results	27
2.6	Subcontracting	27
2.7	Regulatory Matters; Compliance	28
ARTICLE 3 DEVELOPMENT AND COMMERCIALIZATION		34
3.1	Development Plans	34
3.2	Development Activities	34
3.3	Proof of Concept Determination	35
3.4	Reports	35
3.5	Commercialization	36
3.6	Diligence	36
3.7	No Representation	36
3.8	EPIZYME Opt-Out	37
ARTICLE 4 GOVERNANCE		43
4.1	Joint Research Committee	43

- iii -

4.2	Joint Development Committee	45
4.3	Joint Commercialization Committee	47
4.4	Procedures of the JRC, JDC and JCC	49
4.5	Patent Committee	51
4.6	Alliance Managers	54
4.7	Assigned Activities	54
ARTICLE 5 LICENSE GRANTS		54
5.1	License Grants To CELGENE	54
5.2	License Grants to EPIZYME	56
5.3	Licenses to CELGENE Lead Candidates	59
5.4	Rights Retained by the Parties	60
5.5	Section 365(n) of the Bankruptcy Code	60
5.6	Technical Transfer and Disclosure of Know-How	60
ARTICLE 6 FINANCIAL TERMS		60
6.1	Upfront Fee	60
6.2	Purchase of Shares	61
6.3	Celgene Option Extension Fee	61
6.4	Research Funding During the Selection Term	61
6.5	Development Funding	61
6.6	Territory-Specific Development Costs	62
6.7	Milestones	63
6.8	Royalties	65
6.9	[**]	70
6.10	Reports; Royalty Payments	70
6.11	Methods of Payments; Payments Non-Refundable and Non-Creditable	70
6.12	Accounting	70
6.13	Taxes	71
6.14	Late Payments	72
ARTICLE 7 EXCLUSIVITY; RIGHT OF FIRST NEGOTIATION; STANDSTILL		72
7.1	Selected Target Exclusivity	72
7.2	Right of First Negotiation	75
ARTICLE 8 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS		76
8.1	Ownership	76
8.2	Prosecution and Maintenance of Patents	78
8.3	Patent Costs	80
8.4	Defense of Claims Brought by Third Parties	80
8.5	Enforcement of EPIZYME Patents and CELGENE Patents	80
8.6	Regulatory Data Protection	82
8.7	Patent Term Extensions	82
8.8	Common Interest Disclosures	83

- iv -

ARTICLE 9 CONFIDENTIALITY		83
9.1	Confidentiality; Exceptions	83
9.2	Authorized Disclosure	84
9.3	Press Release; Disclosure of Agreement	85
9.4	Prior Disclosures of Confidential Information	88
9.5	Remedies	88
9.6	Publications	88
9.7	Clinical Trial Register	90
ARTICLE 10 REPRESENTATIONS AND WARRANTIES		90
10.1	Representations and Warranties of Both Parties	90
10.2	Representations and Warranties of EPIZYME	91
10.3	Representations and Warranties of CELGENE	92
10.4	Mutual Covenants	93
10.5	Disclaimer	94
ARTICLE 11 INDEMNIFICATION; INSURANCE		94
11.1	Indemnification by CELGENE	94
11.2	Indemnification by EPIZYME	95
11.3	Procedure and Conditions to Indemnification	96
11.4	LIMITATION OF LIABILITY	98
ARTICLE 12 TERM AND TERMINATION		99
12.1	Term; Expiration	99
12.2	Unilateral Termination by CELGENE	100
12.3	Termination for Cause	100
12.4	Termination for Patent Challenges	103
12.5	Termination for Bankruptcy	105
12.6	Effects of Termination	105
12.7	Accrued Rights; Surviving Provisions; Right to Set-off	111
ARTICLE 13 MISCELLANEOUS		112
13.1	Dispute Resolution	112
13.2	Baseball Arbitration	112
13.3	Venue; Jurisdiction	114
13.4	Governing Law	114
13.5	Assignment	114
13.6	Performance Warranty	115
13.7	Force Majeure	115
13.8	Notices	115
13.9	Export Clause	116
13.10	Waiver	116
13.11	Severability	117
13.12	Entire Agreement	117
13.13	Independent Contractors	117
13.14	Non-solicitation of Key Employees	117
13.15	Headings; Construction; Interpretation	117

- v -

13.16	Books and Records	118
13.17	Further Actions	118
13.18	Parties in Interest	118
13.19	Performance by Affiliates	118
13.20	Counterparts	118

List of Exhibits

Exhibit A	-	Initial Research Plan
Exhibit B	-	Form of CELGENE Provided Compound Transfer Agreement
Exhibit C	-	[**]
Exhibit D	-	Press Release
Exhibit E	-	Redacted Version of the Agreement for Disclosure to Investors,
Lenders, Acquirors and Merger Partners
Exhibit F	-	Redacted Version of the Agreement for Disclosure to Potential
Licensees, Sublicensees and Collaborators

List of Schedules

Schedule 1.33	-	Development Candidate Selection Criteria
Schedule 1.50	-	EPIZYME Reserved Targets
Schedule 1.73	-	Lead Candidate Criteria
Schedule 1.89	-	[**]
Schedule 10.2(a)	-	EPIZYME Patents
Schedule 10.2(b)	-	EPIZYME Agreements
Schedule 13.14	-	Key Employees

- vi -

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of the 2nd day of April, 2012 (the “Effective Date”) among Epizyme, Inc., a Delaware corporation having its principal place of business at 325 Vassar Street Suite 2B, Cambridge, Massachusetts 02139, U.S.A. (“EPIZYME”), Celgene International Sàrl, having its principal place of business at Route de Perreux 1, 2017 Boudry, Switzerland (“CELGENE”), and, solely for the purposes of Section 13.21, Celgene Corporation, a Delaware corporation having its principal place of business at 86 Morris Avenue, Summit, New Jersey 07901 (“PARENT”). EPIZYME and CELGENE are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, EPIZYME possesses proprietary technology and intellectual property to identify and develop novel, small molecule histone methyltransferase (“HMT”) inhibitors;

WHEREAS, CELGENE possesses expertise in the Development and Commercialization (each as defined below) of human pharmaceuticals;

WHEREAS, the Parties desire to engage in a collaborative effort pursuant to which they will carry out research activities directed to Targets (as defined below), with the goal of identifying and Developing Compounds (as defined below) Directed to such Targets; and

WHEREAS, CELGENE desires an option to obtain exclusive rights from EPIZYME to Develop and Commercialize such Compounds in the CELGENE Territory (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless the context dictates otherwise:

1.1 “Accounting Principles” means either U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as designated and used by the applicable Party.

1.2 “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (a) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.3 “Annual Net Sales” means with respect to any Licensed Product or any Lead Candidate Product, total Net Sales by CELGENE, its Affiliates and Sublicensees in the CELGENE Territory and/or the United States, as applicable, of such Licensed Product or Lead Candidate Product in a particular Calendar Year.

1.4 “Antitrust Laws” means any Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, including the HSR Act.

1.5 “Available Target” means at any relevant time during the Selection Term, Targets other than (a) the then-current Selected Targets, (b) the Lapsed Targets, (c) the EPIZYME Reserved Targets (provided that if [**] during the Option Term and prior to effectiveness of an IND with respect to a Development Candidate (as defined in the [**]) Directed to such Selected Target, such Target shall become an “Available Target” under this Agreement), and (d) the Terminated Targets. For the avoidance of doubt, DOT1L is deemed to be a Selected Target as of the Effective Date.

1.6 “Business Combination” means with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers or leases all or substantially all of its assets to a Third Party.

1.7 “Business Day” means a day on which banking institutions in Boston, Massachusetts, United States and New, York, New York, United States are open for business, excluding any Saturday or Sunday.

1.8 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that, the final Calendar Quarter shall end on the last day of the Term or, in the event an applicable Royalty Term extends beyond the last day of the Term pursuant to Section 12.6, the last day of such Royalty Term.

1.9 “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive months beginning on January 1 and ending on December 31; provided that, the final Calendar Year shall end on the last day of the Term or, in the event an applicable Royalty Term extends beyond the last day of the Term pursuant to Section 12.6, the last day of such Royalty Term.

1.10 “CELGENE Background IP” means, collectively:

(a) “CELGENE Background Know-How,” which means Know-How that (i) is Controlled by CELGENE or any of its Affiliates as of the Effective Date or thereafter during the Term, (ii) arises outside of the Collaboration, (iii) is provided by CELGENE to the Collaboration for the Parties’ research, Development, Manufacture or Commercialization of Compounds (including Licensed Compounds), Licensed Products or Diagnostic Products and (iv) is necessary for the research, Development, Manufacture or Commercialization of Compounds (including Licensed Compounds), Licensed Products and Diagnostic Products in the Field; excluding any and all Know-How that is Chemistry IP; and

(b) “CELGENE Background Patents,” which means Patents Controlled by CELGENE or any of its Affiliates as of the Effective Date or thereafter during the Term that Cover CELGENE Background Know-How; excluding any and all Chemistry IP.

1.11 “CELGENE Collaboration IP” means, collectively:

(a) “CELGENE Collaboration Know-How,” which means the Collaboration Know-How Controlled by CELGENE or any of its Affiliates, except CELGENE’s interest in Joint Collaboration Know-How; and

(b) “CELGENE Collaboration Patents,” which means the Collaboration Patents Controlled by CELGENE or any of its Affiliates, except CELGENE’s interest in Joint Collaboration Patents.

1.12 “CELGENE Development Candidate” means a Compound that (a) is based upon or derived from any CELGENE Provided Compound, (b) is identified, synthesized or discovered during the conduct of activities set forth in the Research Plan or applicable Development Plan directed towards the applicable Available Target or Selected Target, as applicable, and (c) satisfies the applicable Development Candidate Selection Criteria or is deemed to be a Development Candidate pursuant to Section 2.2.5 prior to or upon expiration of the Option Term, or is thereafter deemed to be a CELGENE Development Candidate pursuant to Section 5.3.

1.13 “CELGENE IP” means CELGENE Background IP, CELGENE Collaboration IP and CELGENE Provided Compound IP.

1.14 “CELGENE Patent(s)” means CELGENE Background Patents, CELGENE Collaboration Patents and CELGENE Provided Compound Patents.

1.15 “CELGENE Provided Compound” means a Compound that (a) is Controlled by CELGENE or any of its Affiliates as of the Effective Date or thereafter during the Term, (b) arises outside of the Collaboration, and (c) is introduced into the Collaboration in accordance with Section 2.2.2(a)(iii).

1.16 “CELGENE Provided Compound IP” means (a) Chemistry IP that is Controlled by CELGENE or any of its Affiliates as of the Effective Date or thereafter during the Term that directly relates to or Covers the chemical structure, composition of matter, Manufacture or use of (i) a CELGENE Provided Compound that is provided to the Collaboration by CELGENE pursuant to Section 2.2.2(a)(iii) and which is actually used in the Collaboration or (ii) any CELGENE Development Candidate, and (b) Chemistry IP that is assigned to CELGENE pursuant to Section 8.1.3(b).

1.17 “CELGENE Provided Compound Patents” means Patents Controlled by CELGENE or any of its Affiliates as of the Effective Date or thereafter during the Term that are within the CELGENE Provided Compound IP.

1.18 “CELGENE Territory” means, on a Selected Target-by-Selected Target basis, the entire world except the United States and any Terminated Countries and, if EPIZYME exercises the EPIZYME Opt-Out pursuant to Section 3.8, as of the EPIZYME Opt-Out Date, including the United States and any Terminated Countries.

1.19 “cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, 21 CFR Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time, and (b) all applicable Laws promulgated by any governmental authority having jurisdiction over the Manufacture of a Compound, Licensed Compound or Licensed Product, as applicable.

1.20 “Chemistry IP” means Know-How that directly relates to, and any Patents that Cover, the chemical structure, composition-of-matter, Manufacture or use of a Compound that (a) (i) is in a Party’s or any of its Affiliates’ possession as of the Effective Date or comes into the possession of a Party or any of its Affiliates outside of the Collaboration during the Term and (ii) is made available by such Party for use in the Collaboration, or (b) is identified, synthesized or otherwise discovered in the conduct of the Collaboration.

1.21 “Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, study incorporating more than one of these phases, Pivotal Clinical Trial, or post-Regulatory Approval clinical trial.

1.22 “CMC” means the chemistry, manufacturing and controls section of an IND or NDA in the United States, or the equivalent section of regulatory filings made outside the United States.

1.23 “Collaboration IP” means, collectively:

(a) “Collaboration Know-How,” which means Know-How that is discovered, developed, invented, conceived or reduced to practice by or on behalf of either Party or its respective Affiliates or Sublicensees, but not both Parties, pursuant to the conduct of activities under the Collaboration or in the exercise of each Party’s licenses under this Agreement, and that is not assigned to EPIZYME pursuant to Section 8.1.3(a) or to CELGENE pursuant to Section 8.1.3(b); and

(b) “Collaboration Patents,” which means any Patents that Cover any Collaboration Know-How.

For purposes of clarity, Collaboration IP does not include either Party’s interest in Joint Collaboration IP.

1.24 “Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sample distribution and sponsored product events), medical education, and any other offering for sale, distribution and sale of a product.

1.25 “Commercially Reasonable Efforts” means with respect to EPIZYME or CELGENE, as applicable, such efforts that are consistent with the efforts and resources then used by EPIZYME or PARENT, as applicable, in the exercise of its commercially reasonable practices relating to the research, Development (including seeking Regulatory Approval), Manufacture and Commercialization of a pharmaceutical product at a similar stage in its research, Development or commercial product life as the relevant Compound (including Licensed Compound) or Licensed Product, and that has commercial and market potential similar to the relevant Compound (including Licensed Compound) or Licensed Product, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market potential, and profitability (including pricing and reimbursement status achieved or likely to be achieved).

1.26 “Comparable Third Party Product” means, with respect to a Licensed Product in any country, any pharmaceutical product sold by a Third Party not authorized by or on behalf of CELGENE, its Affiliates or Sublicensees, that:

(a) contains, as an active pharmaceutical ingredient, the same Licensed Compound contained in the applicable Licensed Product; and

(b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Licensed Product.

A pharmaceutical product that is AB-rated or comparably rated in any jurisdiction outside the United States to the applicable Licensed Product shall be a Comparable Third Party Product with respect to such Licensed Product.

1.27 “Comparable Third Party Product Competition” means, with respect to a Licensed Product in any country in a given Calendar Quarter, that, during such Calendar Quarter:

(a) one or more Comparable Third Party Product(s) is commercially available in such country; and

(b) such Comparable Third Party Product(s) has a market share of:

(i)	[**] percent ([**]%) to less than [**] percent ([**]%), or

(ii)	[**] percent ([**]%) or more,

in each case, of the aggregate market in such country of such Licensed Product and the Comparable Third Party Product(s) (based on sales of units of such Licensed Product and such Comparable Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

1.28 “Compound(s)” means, with respect to a Target, a small molecule synthesized and used for the purpose of inhibiting or modulating the activity of such Target in any context, and that has the ability to either inhibit or modulate the activity of such Target by at least [**]percent ([**]%) at [**].

1.29 “Control”, “Controls” or “Controlled” means, subject to Section 13.5, with respect to any intellectual property, possession of the right (whether through ownership or license (other than a license granted in this Agreement)) to grant the licenses or sublicenses as provided herein without violating the terms of any then-existing agreement with any Third Party and (subject to the immediately succeeding sentence) creating or increasing any payment obligation to a Third Party, including any royalty or milestone payment (the “Additional Payments”). Notwithstanding the foregoing, if on or after the Effective Date and for such time as the other Party agrees to pay and does in fact pay all Additional Payments, including as set forth in Section 6.8.4, with respect to such Party’s use of or license to such intellectual property, such intellectual property shall be deemed to be included in the definition of “Control”.

1.30 “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the Manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.31 “Develop” or “Development” means all activities relating to non-clinical and preclinical testing and trials, clinical testing and trials, including Clinical Trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities of applications (including any CMC information) relating to Compounds (including Licensed Compounds), Licensed Products and Diagnostic Products, and Targets (including Available Targets, Selected Targets, Terminated Targets and Lapsed Targets, as applicable, but excluding EPIZYME Reserved Targets) and obtaining and maintaining Regulatory Approval thereof.

1.32 “Development Candidate” means, with respect to a particular Available Target or Selected Target, as applicable, a Compound Directed to such Target that is designated by the JRC pursuant to Section 2.2.5 as meeting the applicable Development Candidate Selection Criteria, or is otherwise designated a Development Candidate pursuant to Section 2.2.5, or is a CELGENE Development Candidate in accordance with Section 1.12 or pursuant to Section 5.3.

1.33 “Development Candidate Selection Criteria” means the criteria set forth on Schedule 1.33, as such criteria may be amended from time to time upon mutual agreement of the Parties.

1.34 “Development Costs” means on a Development Program-by-Development Program basis, with respect to Development activities performed under the applicable Development Plan and pursuant to the approved budget therefor, by or on behalf of a Party hereunder, Out-of-Pocket Costs of the Parties that are specifically associated with the conduct of such activities during the applicable Development Term, including Out-of-Pocket Costs incurred in establishing, holding and maintaining the global safety database for Licensed Compounds and Licensed Products in the Field in accordance with Section 2.7.4.

1.35 “Development Plan” means, with respect to each Development Program, a research and Development plan governing the activities to be conducted by the Parties during the Development Term directed to the applicable Selected Target, with the goal of identifying and developing Licensed Compounds Directed to such Selected Target to achieve Regulatory Approval, as well as Licensed Compounds that may be suitable as substitutes, backups or replacements for the Development Candidate against the applicable Selected Target.

1.36 “Development Program” means, for each Selected Target, the activities performed or to be performed by the Parties, their Affiliates and Sublicensees, in accordance with the applicable Development Plan and the approved budget and under the overall direction of the JDC, to Develop Licensed Compounds and Licensed Products Directed to such Selected Target, and related Diagnostic Products, in the Field during the applicable Development Term.

1.37 “Development Term” means, subject to early termination or exercise by EPIZYME of the EPIZYME Opt-Out pursuant to Section 3.8, on a Development Program-by-Development Program basis, the period commencing upon CELGENE’s exercise of the Celgene Option with respect to the applicable Selected Target (unless such exercise is prior to the effectiveness of an IND with respect to a Compound Directed to the applicable Selected Target, in which case commencing upon the effectiveness of such IND), and ending on the date when all Regulatory Approvals have been granted by both the FDA and EMA for all Licensed Compounds and Licensed Products for all Indications in such Development Program, in each case, for which the JDC has determined to pursue Regulatory Approval.

1.38 “Diagnostic Product” means any biomarker or diagnostic assay or test that is designed for use with, or that relates to, or is associated with or is correlated with patient populations that do or do not respond to treatment with the applicable Licensed Product or pharmaceutical product comprising a Compound, whether or not as the sole active ingredient and in any dosage form or formulation, as applicable.

1.39 “Directed” means, with respect to a Compound (including a Licensed Compound) or Licensed Product or Terminated Product, synthesized and used for the purposes of inhibiting or modulating the activity of the applicable Target in any context.

1.40 “Dollars” or “$” means the legal tender of the U.S.

1.41 “DOT1L” means DOT1L, exemplified in Okada et al. (2005) hDOT1L links histone methylation to leukemogenesis. Cell (121):167-178.

1.42 “DOT1L Compound(s)” means any Licensed Compound Directed to DOT1L, including EPZ5676.

1.43 “DOT1L Phase 1 Costs” means all Development Costs associated with activities directed to the Development of EPZ5676 through the completion of [**] of EPZ5676 and incurred in accordance with the applicable budget approved by the JDC.

1.44 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.45 “EPIZYME Background Chemistry IP” means (a) Chemistry IP that (i) is Controlled by EPIZYME or any of its Affiliates as of the Effective Date or thereafter during the Term, (ii) arises outside of the Collaboration and (iii) is provided by EPIZYME to the Collaboration for the Parties’ research, Development, Manufacture or Commercialization of Compounds (including Licensed Compounds), Licensed Products or Diagnostic Products, and (b) Chemistry IP that is assigned to EPIZYME pursuant to Section 8.1.3(a).

1.46 “EPIZYME Background IP” means, collectively:

(a) “EPIZYME Background Know-How,” which means Know-How that (i) is Controlled by EPIZYME or any of its Affiliates as of the Effective Date or thereafter during the Term, (ii) arises outside of the Collaboration, (iii) is provided by EPIZYME to the Collaboration for the Parties’ research, Development, Manufacture or Commercialization of Compounds (including Licensed Compounds), Licensed Products or Diagnostic Products and (iv) is necessary for the research, Development, Manufacture or Commercialization of Compounds (including Licensed Compounds), Licensed Products and Diagnostic Products in the Field; and

(b) “EPIZYME Background Patents,” which means Patents Controlled by EPIZYME or any of its Affiliates as of the Effective Date or thereafter during the Term that Cover EPIZYME Background Know-How.

For the avoidance of doubt, EPIZYME Background Chemistry IP under Section 1.45(a) constitutes EPIZYME Background IP.

1.47 “EPIZYME Collaboration IP” means, collectively:

(a) “EPIZYME Collaboration Know-How,” which means the Collaboration Know-How Controlled by EPIZYME or any of its Affiliates, except EPIZYME’s interest in Joint Collaboration Know-How; and

(b) “EPIZYME Collaboration Patents,” which means Collaboration Patents Controlled by EPIZYME or any of its Affiliates, except EPIZYME’s interest in Joint Collaboration Patents.

1.48 “EPIZYME IP” means EPIZYME Background IP and EPIZYME Collaboration IP.

1.49 “EPIZYME Patent(s)” means EPIZYME Background Patents and EPIZYME Collaboration Patents.

1.50 “EPIZYME Reserved Targets” means the Targets set forth in Schedule 1.50.

1.51 “EPIZYME Territory” means, on a Selected Target-by-Selected Target basis, the entire world except the CELGENE Territory.

1.52 “EPZ5676” means the DOT1L Compound known as EPZ5676, which is the Development Candidate Directed to DOT1L as of the Effective Date.

1.53 “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.54 “Executive Officers” means EPIZYME’s Chief Executive Officer and PARENT’s President, Global Research & Early Development (for intellectual property matters, including for purposes of Section 4.5) or PARENT’s Chief Executive Officer (for all other matters) (or their respective designees).

1.55 “[**]” means [**].

1.56 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.57 “Field” means any use or purpose, including the treatment, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.58 “First Commercial Sale” means with respect to each Licensed Product, the first sale for which revenue has been recognized by CELGENE or its Affiliates or Sublicensees for use or consumption by the general public of such Licensed Product in any country in the CELGENE Territory for which all Regulatory Approvals and pricing or reimbursement approvals that are legally required in order to sell such Licensed Product in such country have been granted; in each case provided however that the following shall not constitute a First Commercial Sale:

(a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product;

(b) any use of such Licensed Product in Clinical Trials (including post-Regulatory Approval clinical trials), non-clinical Development activities or other Development activities with respect to such Licensed Product by or on behalf of a Party, or disposal or transfer of Licensed Products for a bona fide charitable purpose; and

(c) compassionate use.

1.59 “Global Development Costs” means all Development Costs incurred by the Parties in accordance with the applicable budget approved by the JDC, other than the Territory-Specific Development Costs.

1.60 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time).

1.61 “[**]” means [**].

1.62 “[**] Agreement” means the Collaboration and License Agreement, dated [**], by and between [**] and EPIZYME.

1.63 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.64 “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

1.65 “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.66 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject enrolled in such Clinical Trial with a Licensed Product.

1.67 “Joint Collaboration Chemistry IP” means Joint Collaboration IP that is also Chemistry IP.

1.68 “Joint Collaboration IP” means, collectively:

(a) “Joint Collaboration Know-How,” which means Know-How that is discovered, developed, invented, conceived or reduced to practice by one or more employees, agents or consultants of EPIZYME, its Affiliates, Sublicensees or licensees, on the one hand, and one or more employees, agents or consultants of CELGENE, its Affiliates or Sublicensees, on the other hand, in the conduct of activities under the Collaboration or in the exercise of each Party’s licenses under this Agreement, and that is not assigned to EPIZYME pursuant to Section 8.1.3(a) or to CELGENE pursuant to Section 8.1.3(b); and

(b) “Joint Collaboration Patents,” which means Patents that Cover Joint Collaboration Know-How.

1.69 “Joint Collaboration Non-Chemistry IP” means Joint Collaboration IP except Joint Collaboration Chemistry IP.

1.70 “Know-How” means all tangible and intangible:

(a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms;

(b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; and

(c) all derivatives, modifications and improvements of the foregoing.

As used in this Agreement, “clinical test data” shall be deemed to include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.71 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.72 “Lead Candidate” means, with respect to a particular Available Target, a Compound Directed to such Available Target that is selected by the JRC pursuant to Section 2.2.4 as meeting the applicable Lead Candidate Criteria, or is otherwise designated a Lead Candidate pursuant to Section 2.2.4.

1.73 “Lead Candidate Criteria” means the criteria set forth on Schedule 1.73, as such criteria may be amended from time to time upon mutual agreement of the Parties.

1.74 “Lead Candidate Product” means, on a Lapsed Target-by-Lapsed Target basis, as applicable, any pharmaceutical product comprising a Compound Directed to the applicable Lapsed Target, which Compound (a) is based upon or derived from a [**], (b) is identified, synthesized or otherwise discovered during the conduct of the Collaboration during the applicable [**], (c) was determined to satisfy the Lead Candidate Criteria pursuant to Section 2.2.4 prior to the expiration of the applicable Selection Term, and (d) did not meet the Development Candidate Selection Criteria pursuant to Section 2.2.5 prior to or as of the expiration of the Selection Term; provided that (y) in the event such [**] at the time of introduction into the Collaboration pursuant to Section 2.2.2(a)(iii) meets the Lead Candidate Criteria, any pharmaceutical product comprising such [**] Directed to the applicable Lapsed Target shall be deemed a Lead Candidate Product, and (z) in the event (i) a [**] is introduced into the Collaboration pursuant to Section 5.3 or becomes a [**] pursuant to the last sentence of Section 5.3, (ii) the applicable Selected Target becomes a Terminated Target, (iii) such [**] did meet the Lead Candidate Criteria pursuant to Section 2.2.4 as of the date of expiration of the applicable Selection Term, or as of the date of such determination pursuant to Section 5.3, and (iv) such [**] did not meet the Development Candidate Selection Criteria pursuant to Section 2.2.5 as of the date of termination, then any pharmaceutical product comprising such [**] Directed to the applicable Terminated Target shall be deemed a Lead Candidate Product. For the avoidance of doubt, [**].

1.75 “Legal Exclusivity” means, with respect to a Licensed Product, (a) Patent-Based Exclusivity or (b) Regulatory-Based Exclusivity.

1.76 “License Event” means EPIZYME licenses its rights to (a) an Available Target to a Third Party or (b) a Licensed Compound or Licensed Product to a Third Party in the EPIZYME Territory.

1.77 “Licensed Compound(s)” means

(a) any Compound that is:

(i) identified, synthesized or otherwise discovered by either Party (or by any of its respective Affiliates or any Third Party working with or on behalf of such Party or any of its respective Affiliates) in the conduct of the Collaboration or in the exercise of such Party’s licenses under this Agreement;

(ii) Directed to a Selected Target; and

(iii) determined to have an in vitro IC50 enzymatic potency of at least [**] and [**] selectivity relative to the next most active Target; and

(b) a Related Compound with respect to the Compound described in the foregoing clause (a).

The Parties shall negotiate in good faith to determine if a cross-inhibitory profile is desired for a respective Selected Target, in which case the Parties shall mutually agree to amend Section 1.77(a)(iii) pursuant to the terms of this Agreement to modify the selectivity threshold set forth in Section 1.77(a)(iii).

1.78 “Licensed Product(s)” means any pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient and in any dosage form or formulation, excluding Diagnostic Products.

1.79 “LLS” means The Leukemia and Lymphoma Society.

1.80 “LLS Agreement” means the Definitive Agreement, dated June 17, 2011, by and between LLS and EPIZYME.

1.81 “MAA” means a regulatory application filed with the EMA or MHLW seeking Regulatory Approval of a Licensed Product, and all amendments and supplements thereto filed with the EMA or MHLW.

1.82 “Major EU Country” means any of the following countries: France, Germany, Italy, Spain or the United Kingdom. “Major EU Countries” means all of the foregoing countries.

1.83 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of a Compound (including Licensed Compound), Licensed Product, Diagnostic Product or any components thereof, including manufacturing process and formulation development and scale-up (including active pharmaceutical ingredient and drug production), manufacturing process validation, stability testing, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.84 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency, or any successor to either of them, as the case may be.

1.85 “MMRF” means The Multiple Myeloma Research Foundation, Inc.

1.86 “MMRF Agreement” means the Research Agreement, dated June 15, 2011, by and between MMRF and EPIZYME.

1.87 “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the United States with the applicable Regulatory Authority.

1.88 “Net Sales” means with respect to any Licensed Product, the gross amounts invoiced by a Party, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers for sales of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with (as applicable to the Selling Party) Accounting Principles, for:

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to governmental authorities, purchasers, reimburses, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Licensed Product;

(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Product to a Third Party;

(e) import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind); and

(f) reasonable discounts due to factoring of receivables owed by account debtors identified by the Selling Party as habitually failing to adhere to customary payment terms, which discounts are incurred consistent with the Selling Party’s practices with respect to the Selling Party’s other pharmaceutical products sold to such account debtors; provided that such discounts are then applied as a result of factoring of receivables in a manner consistent with the Accounting Principles applied by the Selling Party and reflected in the Selling Party’s financial statements for non-Licensed Product sales to the same account debtors.

If non-monetary consideration is received by a Selling Party for any Licensed Product, Net Sales will be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, the fair market value of the Licensed Product, as applicable, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties shall refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not, and has not in the past [**] years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Products, as applicable, for use in Clinical Trials, non-clinical Development activities or other Development activities with respect to Licensed Products by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use or for Licensed Product samples, if no monetary consideration is received for such transfers.

Net Sales shall be determined on, and only on, the first sale by a Party or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party.

If a Licensed Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Licensed Product comprising a Licensed Compound as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, the Parties shall refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not, and has not in the past [**] years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution.

As used in this Section 1.88, “Combination Product” means a Licensed Product that contains one or more additional active ingredients (whether coformulated or copackaged) that are neither Licensed Compounds nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients”.

1.89 “[**]” means the Targets described on Schedule 1.89.

1.90 “Out-of-Pocket Costs” means, with respect to activities performed under the applicable Research Plan or Development Plan hereunder, direct costs and expenses of either Party or its Affiliates that are specifically associated with the conduct of such activities and paid to a Third Party (and for clarity, Third Party does not include a Party’s employees), including costs of consultants, agents and subcontractors, recorded in accordance with applicable Accounting Principles.

1.91 “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.92 “Patent-Based Exclusivity” means with respect to a Licensed Product in a country, that at least one Valid Claim of the EPIZYME Patents, the CELGENE Provided Compound Patents, the CELGENE Collaboration Patents or the Joint Collaboration Patents Covers the composition of matter, method of use or formulation of such Licensed Product in such country.

1.93 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.94 “Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is to determine the metabolism and pharmacological actions of the product in humans, the side effects associated with increasing doses and, if possible, to gain early evidence of effectiveness, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.95 “Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.96 “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product; or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.97 “Pivotal Clinical Trial” means a human clinical trial of a compound on a sufficient number of subjects that satisfies both of the following ((a) and(b)):

(a) such trial is designed to establish that such compound has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such compound in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such compound, or a similar clinical study prescribed by the EMA or another Regulatory Authority; and

(b) either (i) such trial is a Phase 3 Clinical Trial that is intended by the JDC to be submitted (together with any other registration trials that are prospectively planned when such Phase 3 Clinical Trial is Initiated) for centralized Regulatory Approval to the EMA for the EU or for Regulatory Approval by the applicable Regulatory Authority in any of the Major EU Countries, or (ii) such trial is a registration trial intended to be sufficient for filing an application for a Regulatory Approval for such compound in the United States or another country or some or all of an extra-national territory, solely as evidenced by the acceptance for filing for a Regulatory Approval for such compound after completion of such trial.

1.98 “Product Liability” means any product liability claims asserted or filed by a Third Party (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by any Licensed Product, and including claims by or on behalf of users of any Licensed Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of any Licensed Product sold by CELGENE, its Affiliates, Sublicensees or distributors, or by EPIZYME, its Affiliates, Sublicensees or distributors, as applicable, including claims by Third Party payers, such as insurance carriers and unions.

1.99 “Proof of Concept” means the demonstration, in a patient population with genotypic or phenotypic evidence of target relevance, of both:

(a) an objective response (complete or partial response) in at least [**] patients treated at a dose equal to or less than the maximum tolerated dose; and

(b) inhibition of a Target, to an extent and duration previously established in preclinical studies, as evidenced by a change in histone methylation status in tumor, surrogate or relevant tissues, at a dose equal to or less than the maximum tolerated dose.

For purposes of this Section 1.99, “objective response” will be based on RECIST criteria in solid tumors and working group criteria for hematological cancers.

1.100 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.101 “Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in a country in the world, including separate pricing or reimbursement approvals that may be legally required in order to sell the product in such country, and including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.102 “Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in any country in the CELGENE Territory or EPIZYME Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country, including the EMA and the MHLW, and any successor(s) thereto.

1.103 “Regulatory-Based Exclusivity” means with respect to a Licensed Product in a country, that (a) CELGENE or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) in such country to market and sell the Licensed Product or the active ingredient comprising such Licensed Product in such country, or (b) the data and information submitted by CELGENE or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.104 “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Regulatory Approvals or other submissions made to or with any Regulatory Authority necessary for the research, Development (including the conduct of clinical studies), Manufacture, or Commercialization of a Licensed Compound, Licensed Product or Diagnostic Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including all Drug Master File(s) (if any), IND, CTA, MAA and supplemental new drug applications (sNDAs) or foreign equivalents of any of the foregoing.

1.105 “Related Compound” means, with respect to a Compound, any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrates, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture, of such Compound.

1.106 “Research Plan” means a research plan governing the activities of the Collaboration to be conducted by the Parties (a) during the Option Term, with the goal of identifying Available Targets and Compounds Directed to the Available Targets that meet the applicable Development Candidate Selection Criteria and advancing such Compounds to the filing of an IND and (b) upon expiration of the Option Term, with respect to each Selected Target, until the effectiveness of an IND with respect to a Development Candidate Directed to the applicable Selected Target, if such IND is not filed or effectiveness is not achieved prior to expiration of the Option Term.

1.107 “Selection Term” means, on an Available Target-by-Available Target basis, the period commencing on July 9, 2012 and ending on the earliest of (a) [**] days after the [**] filed in the United States or a Major EU Country with respect to a Development Candidate Directed to such Available Target (and if such IND does not become effective, the Selection Term shall continue until [**] or until terminated earlier pursuant to clause (b) or (c)), (b) the end of the Option Term, or (c) the date that such Available Target becomes a Selected Target.

1.108 “Stock Purchase Agreement” means the Series C Convertible Preferred Stock Purchase Agreement, dated as of the Effective Date, by and between EPIZYME and Celgene European Investment Company LLC, a Delaware limited liability company (“CELGENE EUROPE”), an Affiliate of CELGENE.

1.109 “Sublicensee” means (a) with respect to CELGENE, a Third Party to whom CELGENE has granted a license under Know-How or Patents Controlled by CELGENE, or a sublicense under Know-How or Patents licensed to CELGENE pursuant to this Agreement, to research, Develop, Manufacture or Commercialize Compounds (including Licensed Compounds), Licensed Products or Diagnostic Products in the Field, and (b) with respect to EPIZYME, a Third Party to whom EPIZYME has granted a license under Know-How or Patents Controlled by EPIZYME, or a sublicense under Know-How or Patents licensed to EPIZYME pursuant to this Agreement, to research, Develop, Manufacture or Commercialize Compounds (including Licensed Compounds), Licensed Products or Diagnostic Products in the Field; but in each case excluding any Third Party acting solely as a distributor. For purposes of clarity, none of EPIZYME, its Affiliates, Sublicensees and other licensees shall be deemed a Sublicensee of CELGENE; and none of CELGENE, its Affiliates and Sublicensees shall be deemed a Sublicensee of EPIZYME.

1.110 “Target” means an HMT, which is a class of enzymes characterized from either biochemical experiments with purified protein or sequence homology analyses indicating their ability to transfer methyl groups to either specific lysine or arginine residues of histone proteins using S-adenosyl-L-methionine as the methyl group donor.

1.111 “Territory-Specific Development Costs” means any Development Costs that are incurred in connection with Development activities specifically related only to the EPIZYME Territory (in which event such costs shall be the responsibility of EPIZYME) or to the CELGENE Territory (in which event such costs shall be the responsibility of CELGENE).

1.112 “Third Party” means any Person other than EPIZYME or CELGENE that is not an Affiliate of EPIZYME or of CELGENE.

1.113 “UNC” means The University of North Carolina at Chapel Hill.

1.114 “UNC Agreement” means the License Agreement, dated January 7, 2008, by and between UNC and EPIZYME.

1.115 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.116 “Valid Claim” means:

(a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., as applicable, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or

(b) a claim of a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [**] years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.117 Additional Definitions. Each of the following definition is set forth in the section of this Agreement indicated below:

Definition:	Section:
Achievement of Proof of Concept	3.3.1
Additional Payments	1.29
Agreement	Preamble
Alliance Manager	4.6
Arbitration Dispute	13.1
Arbitration Request	13.2
Arbitrator	13.2.1
Bankruptcy Code	5.5
Breaching Party	12.3.1(a)
Budgeted Costs	6.5.2(a)
Business Acquisition	7.1.3(a)
Business Party	7.1.3(a)
Business Program	7.1.3(a)
CELGENE	Preamble
CELGENE Background Know-How	1.10
CELGENE Background Patents	1.10
CELGENE Collaboration Know-How	1.11
CELGENE Collaboration Patents	1.11
CELGENE EUROPE	1.108
CELGENE Indemnitees	11.2
CELGENE Lead Candidate	5.3
Celgene Obligations	13.21
Celgene Option	2.4.1
CELGENE Patent Challenge	12.4.1(b)
CELGENE Provided Compound Transfer Agreement	2.2.2(a)(iii)(5)
Claims	11.1
Collaboration	2.1
Combination Product	1.88
Competitive Infringement	8.5.1
Confidential Information	9.1
CRO	2.2.2(a)(iii)(1)

Definition:	Section:
CTA	1.64
Development Cost Share	6.5.1
Disclosing Party	9.1
Discontinued Product	6.7.6
Disputed Target	2.3.3
Effective Date	Preamble
EPIZYME	Preamble
EPIZYME Agreements	10.2(b)
EPIZYME Background Know-How	1.46
EPIZYME Background Patents	1.46
EPIZYME Collaboration Know-How	1.47
EPIZYME Collaboration Patents	1.47
EPIZYME In-Licenses	10.2(b)
EPIZYME Indemnitees	11.1
EPIZYME Opt-Out	3.8
EPIZYME Opt-Out Date	3.8
EPIZYME Patent Challenge	12.4.2(b)
Existing Confidentiality Agreement	9.4
Extension Fee	6.3
GAAP	1.1
Hit Criteria	2.2.2(a)(iii)(1)
IFRS	1.1
Indemnification Claim Notice	11.3.1
Indemnified Party	11.3.1
Indemnifying Party	11.3.1
Initial Hit	2.2.2(a)(iii)(1)
JCC	4.3
JDC	4.2
Joint Collaboration Know-How	1.68
Joint Collaboration Patents	1.68
JRC	4.1
Key Employee	13.14
Know-How Royalty	6.8.2(b)
Lapsed Target	2.4.5
Litigation Conditions	11.3.2
Losses	11.1
Lower Value Third Party Offer Condition	7.2
M&A Event	13.5
Major License Countries	2.7.3(b)(i)
Manufacturing Subcommittee	4.4.3(a)
Material Breach	12.3.1
Material Receiving Party	2.7.5(a)
Materials	2.7.5(a)
Non-Breaching Party	12.3.1(a)

Definition:	Section:
Non-Paying Party	6.6
Non-Proposing Party	9.3.2
Notice of Exercise	2.4.2
Once Confirmed Hit	2.2.2(a)(iii)(2)
Opposing Party	2.3.3
Option Exercise Milestone	6.7.1
Option Term	2.4.1
PARENT	Preamble
Party or Parties	Preamble
Patent Committee	4.5
Patent Liaison	4.5
Patent Strategy	4.5.5(b)
Payee	6.11
Payor	6.11
Post-Regulatory Approval Opt-Out Period	3.8
Pre-NDA Opt-Out Period	3.8
Pre-Pivotal Opt-Out Period	3.8
Pre-Regulatory Approval Opt-Out Period	3.8
Proposed Targets	2.3.3
Proposed Transaction	7.2
Proposing Party	9.3.2
Publishing Party	9.6.2
Purpose	2.7.5(a)
Receiving Party	9.1
Recommending Party	2.3.3
Registrational Use	6.6
Residual Information	9.1
Reviewing Party	9.6.2
ROFN Expiration	7.2
ROFN Right	7.2
Royalty Term	6.8.2(a)
Second Indication	6.7.2
Selected Target(s)	2.4.1
Selling Party	1.88
Sensitive Information	7.1.3(a)
Sole Paying Party	6.6
Subcommittee	4.4.3
Term	12.1.1
Terminated Country	12.6
Terminated Products	12.6
Terminated Target	12.6
Transfer Record	2.7.5(a)
Transferring Party	2.7.5(a)
Twice Confirmed Hit	2.2.2(a)(iii)(4)

ARTICLE 2

COLLABORATION; RESEARCH PLAN; TARGET SELECTION

2.1 Collaboration Overview. Pursuant to this Agreement (including the Research Plan and the Development Plans) and as further provided in this Article 2 and Article 3, the Parties shall collaborate on (a) the conduct of platform discovery activities under the Research Plan with the goal of identifying Available Targets for selection by CELGENE and identifying Compounds Directed to such Available Targets that meet the applicable Development Candidate Selection Criteria and, (b) if CELGENE selects one or more Available Targets, following the effectiveness of an IND with respect to a Development Candidate Directed to the applicable Selected Target, the conduct of Development activities directed to Selected Targets under the applicable Development Plan as set forth in Article 3 (the “Collaboration”).

2.2 Research Plan; Research Activities.

2.2.1 Research Plan. The initial Research Plan is attached hereto as Exhibit A.

2.2.2 Responsibilities.

(a) EPIZYME Responsibilities. During the Option Term and, with respect to each Selected Target, upon expiration of the Option Term until the effectiveness of an IND with respect to a Development Candidate Directed to the applicable Selected Target, if such IND is not filed or effectiveness is not achieved prior to expiration of the Option Term:

(i) EPIZYME shall use Commercially Reasonable Efforts to conduct platform discovery activities necessary to characterize and identify Available Targets and Compounds Directed to Available Targets and Selected Targets, as applicable. In addition, EPIZYME shall be primarily responsible for the research strategy and the conduct of activities under the Research Plan. EPIZYME shall use Commercially Reasonable Efforts to perform the activities assigned to EPIZYME under the Research Plan.

(ii) As between the Parties, EPIZYME shall be primarily responsible for the identification and generation of Compounds for which initial activities shall be conducted by the Parties under the Research Plan. Either Party’s compound libraries and Compounds may be screened under the Collaboration in accordance with this Section 2.2.2(a)(ii) and Section 2.2.2(a)(iii), provided that, any compound libraries and Compounds screened and any Know-How or Patents generated as a result of such screening shall be subject to ownership and assignment as provided in Section 8.1.

(iii) CELGENE’s and its Affiliates’ compounds may be screened upon mutual agreement of the Parties, solely in accordance with the following procedure:

(1) At any time prior to expiration of the Option Term, if the Parties mutually agree to screen CELGENE’s and its Affiliates’ compounds against an Available Target, CELGENE shall provide such compounds as selected by CELGENE as de-identified coded samples to a Third Party contract research organization (the “CRO”), mutually acceptable to the Parties, for screening against EPIZYME’s assays; provided that for such screening purposes, the identity and chemical structures of CELGENE’s compounds shall not be provided to EPIZYME or the CRO. The Parties, acting through the JRC, shall mutually agree on hit criteria for the applicable Available Target (the “Hit Criteria”) and the CRO will provide the Parties with any compound(s) that meets the Hit Criteria (each, an “Initial Hit”) and all relevant information related thereto, subject to the restrictions contained in the immediately preceding sentence. For the avoidance of doubt, CELGENE’s and its Affiliates’ compounds may not be screened after expiration of the Option Term.

(2) Upon CELGENE’s written request, EPIZYME will re-screen such compound to confirm that it is an Initial Hit for the applicable Available Target, and if so confirmed, such Initial Hit shall be a “Once Confirmed Hit”.

(3) Upon a CELGENE compound becoming a Once Confirmed Hit, CELGENE shall elect whether or not to introduce such compound into the Collaboration and shall notify EPIZYME in writing of such election not later than [**] days after notification that such compound is a Once Confirmed Hit.

(4) Promptly after CELGENE’s election to introduce such compound into the Collaboration, CELGENE shall re-synthesize such compound, and then EPIZYME shall again confirm that the compound meets the Hit Criteria (a “Twice Confirmed Hit”).

(5) Upon receipt by CELGENE of notice that such compound is a Twice Confirmed Hit, the Parties shall negotiate in good faith to execute a transfer agreement substantially in the form of Exhibit B (each, a “CELGENE Provided Compound Transfer Agreement”), which shall list the identity and chemical structure of such compound; it being understood and agreed that no information or data relating to such CELGENE Provided Compound other than its identity and chemical structure as set forth on the CELGENE Provided Compound Transfer Agreement is required to be disclosed or provided by CELGENE under this Agreement. Upon execution of the CELGENE Provided Compound Transfer Agreement, such compound shall be (A) deemed a Compound and a CELGENE Provided Compound and (B) available for further research and Development under the Research Plan and, if applicable, the Development Plan for the applicable Selected Target.

For the avoidance of doubt, (x) if CELGENE notifies EPIZYME prior to re-confirmation by EPIZYME as set forth in subclause (4) above that CELGENE elects not to introduce a Once Confirmed Hit into the Collaboration or a Once Confirmed Hit fails to become a Twice Confirmed Hit, the applicable compound shall not be a Compound (except for purposes of Section 7.1) or a CELGENE Provided Compound; (y) neither EPIZYME nor the CRO shall be permitted to cross-screen any compound(s) provided under subclause (1) against any other Available Targets unless and until such compound(s) become CELGENE Provided Compound(s) as set forth in this Section 2.2.2(a)(iii); and (z) subject to Section 8.1.3(a), any compound, including Compounds, Controlled by CELGENE or any of its Affiliates as of the Effective Date or thereafter during the Term other than a Compound that is (I) provided to EPIZYME in accordance with this Section 2.2.2(a)(iii), or (II) based upon or derived from a Compound described in subclause (I) and that is synthesized, identified or discovered during the conduct of the Collaboration in accordance with this Agreement, shall not be subject to the licenses set forth in Article 5.

(b) CELGENE Responsibilities. Notwithstanding that EPIZYME is primarily responsible for the conduct of the activities set forth in the Research Plan, and subject to Section 4.7, CELGENE shall be responsible for, and shall use Commercially Reasonable Efforts to perform, the activities assigned to CELGENE under the Research Plan.

2.2.3 No Representation. Subject to the foregoing obligations to use Commercially Reasonable Efforts, neither Party provides any representation, warranty or guarantee that the Collaboration will be successful, that any Hit Criteria, Lead Candidate Criteria or Development Candidate Selection Criteria will be achieved, or that any other particular results will be achieved with respect to the Collaboration or any Available Target, Selected Target, Compound (including Licensed Compound), Licensed Product or Diagnostic Product hereunder.

2.2.4 Selection of Lead Candidate. On an Available Target-by-Available Target basis (or, if such determination is made pursuant to the final sentence of Section 5.3, on a Selected Target-by-Selected Target basis), the JRC shall determine whether or not a Compound satisfies the applicable Lead Candidate Criteria; [**]. Upon determination that any Compound satisfies the applicable Lead Candidate Criteria pursuant to the preceding sentence, such Compound shall be deemed the Lead Candidate for all purposes hereunder.

2.2.5 Selection of Development Candidate. On an Available Target-by-Available Target or Selected Target-by-Selected Target basis, as applicable, the JRC shall determine whether or not a Compound satisfies the applicable Development Candidate Selection Criteria; [**]. Upon the earlier of: (a) determination that any Compound satisfies the applicable Development Candidate Selection Criteria pursuant to the preceding sentence, or (b) the effectiveness of an IND with respect to a Compound, such Compound shall be deemed a Development Candidate for all purposes hereunder. On an Available Target-by-Available Target or Selected Target-by-Selected Target basis, as applicable, once an applicable Compound has met the Development Candidate Selection Criteria or has been deemed to be a Development Candidate, upon CELGENE’s request or at any time upon the mutual agreement of the Parties, the Parties shall work together to develop a Development Plan for such Compound and such Available Target or Selected Target, as applicable; provided that, unless otherwise agreed by the Parties, activities under such Development Plan shall not commence prior to the effectiveness of an IND with respect to such Compound and such Selected Target.

2.3 Targets.

2.3.1 Overview. During the Option Term, EPIZYME shall use its Commercially Reasonable Efforts to conduct appropriate platform discovery activities in order to characterize and identify Available Targets for selection by the Parties for Development in accordance with Section 2.3.3 and shall provide regular updates to CELGENE at JRC meetings in accordance with Section 2.5, with respect to its activities pursuant to the Research Plan, together with all material data and information in EPIZYME’s possession relating to such Available Targets.

2.3.2 Discussion of Available Targets. During the Option Term, EPIZYME shall notify CELGENE, on a regular basis at JRC meetings, of Available Targets and Compounds identified by EPIZYME in the course of its ongoing platform discovery activities as well as notify CELGENE with respect to material developments in or new data or information in EPIZYME’s possession and Control relating to previously identified Available Targets that remain Available Targets. Further, CELGENE may request that EPIZYME prioritize its platform discovery activities with respect to particular Available Targets and EPIZYME shall consider such requests in good faith, taking into consideration the Parties’ discussion of the characteristics and scientific merits of such Available Targets. Without limiting the generality of the foregoing, EPIZYME shall provide to CELGENE (a) at least [**] days prior to the expected filing of an IND for a particular Compound (including a Development Candidate) Directed to an Available Target, written notice of the expected achievement of an IND filing, together with all material data and information within EPIZYME’s possession and control pertaining to such Available Target, (b) a final copy of the IND within [**] days of filing the IND, and (c) any communications to and from the FDA with respect to such IND.

2.3.3 Inclusion of Available Targets in Research Plan. Beginning with the first meeting of the JRC and at every other JRC meeting thereafter during the Option Term, i.e., [**], but in no event more than [**] months after the immediately preceding review, the Parties shall review a list of any Available Targets for which activities are allocated in the Research Plan in the next [**] months or are identified by a Party (the “Proposed Targets”) and any available reports, data and other information related thereto. For each Proposed Target, the Parties shall discuss whether to include such Proposed Target in the Research Plan. The Parties shall mutually agree on the inclusion of each Proposed Target, provided that [**].

2.4 Celgene Option; Target Selection.

2.4.1 Celgene Option. Commencing upon the Effective Date and continuing until and including July 9, 2015 or, if extended pursuant to Section 2.4.4, until and including July 9, 2016 (the “Option Term”), during the applicable Selection Term for an Available Target, CELGENE shall have the exclusive right, exercisable, at CELGENE’s sole discretion (the “Celgene Option”) in accordance with this Section 2.4, to select Targets from the Available Targets (each, a “Selected Target”) against which the Parties shall conduct further research and Development of one or more designated Compounds (including Development Candidate(s)). Each designated Compound (including Development Candidate(s)) Directed to a Selected Target shall be the focus of activities under the Research Plan and, upon the effectiveness of an IND with respect to the applicable Licensed Compound, under a Development Plan. While the Parties shall discuss the characteristics and relative scientific merits of each Available Target that is of potential interest, CELGENE shall have the final decision of whether to exercise the Celgene Option with respect to each Available Target.

2.4.2 Exercise of Celgene Option. Except with respect to selection of DOT1L (which is deemed to be a Selected Target as of the Effective Date), on an Available Target-by-Available Target basis, if CELGENE wishes to exercise the Celgene Option, CELGENE shall provide to EPIZYME written notice of exercise of such Celgene Option with respect to the Available Target (“Notice of Exercise”) during the applicable Selection Term. Following any such Notice of Exercise by CELGENE, CELGENE shall pay EPIZYME the Option Exercise Milestone as set forth in Section 6.7.1.

2.4.3 Effect of Exercise of Celgene Option. Upon exercise of the applicable Celgene Option with respect to an Available Target and CELGENE’s payment of the Option Exercise Milestone (except with respect to DOT1L, which is deemed to be a Selected Target as of the Effective Date) pursuant to Section 2.4.2, the following shall occur:

(a) such Available Target shall become a Selected Target;

(b) the Selection Term with respect to such Available Target shall terminate; and

(c) with respect to such Available Target, each Compound that meets the criteria of a Licensed Compound at such time (and for purposes of clarity, with respect to such Selected Target, thereafter during the Term) shall be deemed a Licensed Compound.

2.4.4 Extension of Option Term. CELGENE shall have the right, in its sole discretion, to extend the Option Term for one (1) additional year upon written notice to EPIZYME at least [**] days before expiration of the initial Option Term and payment to EPIZYME of the Extension Fee as set forth in Section 6.3.

2.4.5 Expiration of Celgene Option. Subject to Section 2.3.2, on an Available Target-by-Available Target basis, if CELGENE fails to provide its Notice of Exercise before the earlier of (a) expiration of the applicable Selection Term for such Available Target, and (b) expiration of the Option Term, then (i) the Celgene Option shall expire with respect to such Available Target, (ii) such Available Target shall be deemed a “Lapsed Target”, and (iii) such Lapsed Target shall no longer be an Available Target.

2.5 Reports; Results. Each Party shall provide written progress reports on the status of its activities under the Research Plan during the Collaboration, on an Available Target-by-Available Target or Selected Target-by-Selected Target basis, as applicable, including detailed summaries of data associated with such activities and, in the case of EPIZYME, reasonably detailed summaries of data generated in the course of its ongoing platform discovery activities to the extent not previously provided to CELGENE and relevant to the identification or attractiveness for selection of potential Available Targets under Section 2.4.2, at least [**] Business Days in advance of each JRC meeting.

2.6 Subcontracting.

2.6.1 Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity, shall comply with the confidentiality and non-use obligations set forth in Article 9, and shall perform such work consistent with the terms of this Agreement; provided however that any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for such activities. In addition, any Party engaging a subcontractor shall in all cases retain or obtain Control of any and all Know-How or Patents related to the Collaboration, which may be created by or used with the relevant Party’s permission by such subcontractor in connection with such subcontracted activity (other than Know-How and Patents that are not specific to the Collaboration and that are related to the subcontractor’s broader technology platform or business).

2.6.2 Each Party shall have the right to audit and inspect the other Party’s activities under the Research Plan and the Development Plans, which shall include the right to access the other Party’s records (including records from its Affiliates and major subcontractors regarding work conducted under the Research Plan and the Development Plans) and facilities as reasonably requested by the requesting Party to confirm the other Party’s compliance with the requirements of and performance under this Agreement. Such audit and inspection shall not be performed more than [**] in any Calendar Year and shall be reasonably coordinated in advance between the Parties. Each Party shall use Commercially Reasonable Efforts to obtain the right for the other Party to audit the facilities of the Party’s major subcontractors. If a Party cannot secure such audit rights for the other Party, then to the extent that Party has the right itself to audit its subcontractors’ facilities, it shall conduct such audit as reasonably requested by the auditing Party and on the terms agreed with such subcontractor and share the results with the auditing Party.

2.7 Regulatory Matters; Compliance.

2.7.1 Compliance. The Parties shall conduct all of their respective activities under this Agreement in good scientific manner, and shall comply in all material respects with all applicable Laws including all applicable FDA and other current international regulatory requirements and standards, including, as applicable, FDA’s cGMP, GLP and current good clinical practices requirements (21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312), and comparable foreign regulatory standards, and other applicable Laws, including requirements for the public dissemination of clinical trial information (42 U.S.C. § 282). For clarity, either Party may at any time suspend or terminate any Clinical Trial it is conducting or responsible for conducting if (a) a priori protocol defined stopping rules are met for safety or efficacy or (b) with respect to any Licensed Product, safety signals are observed by such Party that present an unacceptable risk to patients participating in such Clinical Trial or (c) if applicable, with respect to any Licensed Product, the data and safety monitoring board overseeing such Clinical Trial determines such Licensed Product presents an unacceptable risk to patients participating in such Clinical Trial; provided that such Party shall first notify and consult with the JDC. Further, in the event a Party suspends or terminates a Clinical Trial pursuant to subclause (b) of the immediately preceding sentence, such Party shall immediately notify the other Party and the Parties shall meet as soon as possible to discuss planned actions. Any implementation of a decision of the JDC will be reviewed in a timely manner with the applicable Regulatory Authorities prior to implementation of such decision.

2.7.2 Data Integrity. Each of the Parties acknowledges the importance of ensuring that the activities conducted under this Agreement are undertaken in accordance with the following good data management practices, and shall use Commercially Reasonable Efforts to ensure the following:

(a) data are being generated using sound scientific techniques and processes;

(b) data are being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by personnel conducting research or development hereunder;

(c) data are being analyzed appropriately without bias in accordance with good scientific practices; and

(d) data and results are being stored securely and can be easily retrieved.

2.7.3 Regulatory Filings, Data and Approvals. For purposes of this Section 2.7.3, references to each Party shall include (x) Affiliates of such Party designated by such Party, (y) its Sublicensees and (z) its licensees, as the case may be.

(a) Regulatory Filings.

(i) Prior to Achievement of Proof of Concept. Prior to Achievement of Proof of Concept of a Licensed Compound or Licensed Product, EPIZYME shall have the sole right to prepare, file and maintain all regulatory filings and Regulatory Approvals necessary for the research, Development or Manufacture of such Licensed Compounds, Licensed Products and related Diagnostic Products in the Field worldwide.

(ii) After Achievement of Proof of Concept.

(1) CELGENE Territory. Following Achievement of Proof of Concept of a Licensed Compound or Licensed Product, CELGENE shall have the sole right to prepare, file and maintain all regulatory filings (including pricing and reimbursement approvals) and Regulatory Approvals necessary for the Development, Manufacture or Commercialization of such Licensed Compounds, Licensed Products and related Diagnostic Products in the Field in the CELGENE Territory. CELGENE shall own all such regulatory filings and Regulatory Approvals relating to such Licensed Compounds, Licensed Products and related Diagnostic Products in the CELGENE Territory. Subject to Sections 2.7.3(c) and 6.6, to the extent permitted by applicable Laws and following Achievement of Proof of Concept of a Licensed Compound or Licensed Product, EPIZYME shall assign and transfer to CELGENE all regulatory filings and Regulatory Approvals in the CELGENE Territory that relate to such Licensed Compound, Licensed Product and related Diagnostic Product.

(2) EPIZYME Territory. Following Achievement of Proof of Concept of a Licensed Compound or Licensed Product, EPIZYME shall continue to have the sole right to prepare, file and maintain all regulatory filings (including pricing and reimbursement approvals) and Regulatory Approvals necessary for the Development,

Manufacture or Commercialization of such Licensed Compounds, Licensed Products and related Diagnostic Products in the Field in the EPIZYME Territory. EPIZYME shall own all such regulatory filings and Regulatory Approvals in the EPIZYME Territory.

(iii) Access. Each Party shall have access to all data contained or referenced in such regulatory filings and submissions or applications for Regulatory Approvals necessary for the research, Development, Manufacture or Commercialization of Licensed Compounds, Licensed Products and related Diagnostic Products, including all reports, correspondence and conversation logs in a timely manner, in each case as may be reasonably necessary to enable (A) CELGENE to Develop, Manufacture and Commercialize the Licensed Compound, Licensed Product and related Diagnostic Product in the Field in the CELGENE Territory and (B) EPIZYME to Develop, Manufacture and Commercialize the Licensed Compound, Licensed Product and related Diagnostic Product in the Field in the EPIZYME Territory. Each Party shall provide appropriate notification of such right of the other Party to the Regulatory Authorities.

(b) Regulatory Meetings.

(i) CELGENE Territory. Subject to CELGENE’s reasonable discretion, EPIZYME will have the right to fully participate in all material meetings and other material contact with Regulatory Authorities pertaining to the Development, Manufacture and Commercialization of the Licensed Products and related Diagnostic Products or Regulatory Approvals in the EMA and in the Major EU Countries, Canada, China, India, Japan and Mexico (such countries being referred to hereinafter as “Major License Countries”) upon prior reasonable written request, and in all other countries of the CELGENE Territory upon mutual agreement of the Parties, in each case, on a Licensed Product-by-Licensed Product basis, from and after Achievement of Proof of Concept of such Licensed Product. CELGENE shall provide EPIZYME with reasonable advance written notice of all such meetings and other contact and advance copies of all material related documents and other material relevant information relating to such meetings or such other contact. CELGENE and EPIZYME shall discuss any material documents or other material correspondence that CELGENE is planning to submit in connection with Regulatory Approvals from the Major License Countries including the proposed labeling for the Licensed Products and related Diagnostic Products. Upon EPIZYME’s reasonable written request therefor, CELGENE shall provide EPIZYME with drafts of such documents or correspondence sufficiently in advance of submission so that EPIZYME may review and comment on such documents and such other correspondence and have a reasonable opportunity to influence the substance of such submissions in a manner consistent with the goal of obtaining optimal Regulatory Approvals as quickly as reasonably practicable, which comments shall be considered in good faith by CELGENE. EPIZYME shall not have the right to approve the proposed labeling or any other regulatory filings or submissions for the Licensed Products and related Diagnostic Products in the CELGENE Territory. CELGENE shall promptly provide to EPIZYME copies of any material documents or other material correspondence pertaining to the Licensed Product or related Diagnostic Product in the EMA or the Major License Countries and shall promptly provide to EPIZYME all proposed labeling, in each case received from the Regulatory Authorities in the Major License Countries. Upon EPIZYME’s reasonable written request, CELGENE shall provide EPIZYME with any English translations of the documents and correspondence described in this Section 2.7.3(b)(i) that are produced for its own use.

(ii) EPIZYME Territory. Subject to EPIZYME’s reasonable discretion, CELGENE will have the right to fully participate in all material meetings and other material contact with Regulatory Authorities pertaining to the Development, Manufacture and Commercialization of the Licensed Products and related Diagnostic Products or Regulatory Approvals worldwide (prior to Achievement of Proof of Concept) and in the EPIZYME Territory (after Achievement of Proof of Concept) upon prior reasonable written request, in each case, on a Licensed Product-by-Licensed Product basis. EPIZYME shall provide CELGENE with reasonable advance written notice of all such meetings and other contact and advance copies of all material related documents and other material relevant information relating to such meetings or such other contact. EPIZYME and CELGENE shall discuss any material documents or other material correspondence that EPIZYME is planning to submit in connection with Regulatory Approvals worldwide (prior to Achievement of Proof of Concept) or in the EPIZYME Territory (after Achievement of Proof of Concept), including the proposed labeling for the Licensed Products and related Diagnostic Products. Upon CELGENE’s reasonable written request therefor, EPIZYME shall provide CELGENE with drafts of such documents or correspondence sufficiently in advance of submission so that CELGENE may review and comment on such documents and such other correspondence and have a reasonable opportunity to influence the substance of such submissions in a manner consistent with the goal of obtaining optimal Regulatory Approvals as quickly as reasonably practicable, which comments shall be considered in good faith by EPIZYME. CELGENE shall not have the right to approve the proposed labeling or any other regulatory filings or submissions for the Licensed Products and related Diagnostic Products worldwide (prior to Achievement of Proof of Concept) or in the EPIZYME Territory (after Achievement of Proof of Concept). EPIZYME shall promptly provide to CELGENE copies of any material documents or other material correspondence pertaining to the Licensed Product or related Diagnostic Product worldwide (prior to Achievement of Proof of Concept) or in the EPIZYME Territory (after Achievement of Proof of Concept) and shall promptly provide to CELGENE all proposed labeling, in each case received from the Regulatory Authorities worldwide (prior to Achievement of Proof of Concept) or in the EPIZYME Territory (after Achievement of Proof of Concept). Upon CELGENE’s reasonable written request, EPIZYME shall provide CELGENE with any English translations of the documents and correspondence described in this Section 2.7.3(b)(ii) that are produced for its own use.

(c) INDs. Unless otherwise agreed by the Parties or as may be required by applicable Regulatory Authorities, on a Licensed Product-by-Licensed Product basis, following Achievement of Proof of Concept for the applicable Licensed Compound, each Party shall own all INDs filed by it for purposes of performing its Development responsibilities with respect to Licensed Products; provided that (i) EPIZYME shall transfer and assign to CELGENE all INDs in the CELGENE Territory that relate to Licensed Compounds and Licensed Products upon Achievement of Proof of Concept of such Licensed Compounds and Licensed Products in accordance with Section 2.7.3(a)(ii)(1) or Section 3.3.1 and (ii) CELGENE shall have the right to review and comment on any and all INDs filed in the CELGENE Territory by EPIZYME at least [**] days prior to such filing, which comments shall be considered in good faith by EPIZYME.

Subject to Section 6.6, each Party shall have the right to cross-reference and make any other use of the other Party’s INDs and the data referred to in Section 2.7.3(a)(iii) for the Licensed Products that it would have if it were the owner, including access to all data contained or referenced in such INDs, in each case as may be reasonably necessary to enable EPIZYME or CELGENE to research, Develop, Manufacture or Commercialize the Licensed Products in the EPIZYME Territory or the CELGENE Territory, respectively. In addition, subject to Section 6.6, each Party shall have the right to cross-reference the other Party’s Drug Master File(s) (if any) in connection with the performance of its obligations under this Agreement.

(d) Pricing and Reimbursement Approval Proceedings.

(i) CELGENE Territory. CELGENE and its Affiliates shall take the lead in all pricing and reimbursement approval proceedings relating to the Licensed Products in the CELGENE Territory. CELGENE shall consult with EPIZYME through the JCC with respect to pricing and reimbursement approvals in the CELGENE Territory.

(ii) EPIZYME Territory. EPIZYME and its Affiliates shall take the lead in all pricing and reimbursement approval proceedings relating to the Licensed Products in the EPIZYME Territory. EPIZYME shall consult with CELGENE through the JCC with respect to pricing and reimbursement approvals in the EPIZYME Territory.

2.7.4 Adverse Event Reporting; Global Safety Database. CELGENE shall be solely responsible for reporting all adverse drug experiences associated with Licensed Compounds and Licensed Products in the Field in the CELGENE Territory. EPIZYME shall be solely responsible for reporting all adverse drug experiences associated with Licensed Compounds and Licensed Products in the Field in the EPIZYME Territory, and for establishing, holding and maintaining the global safety database for Licensed Compounds and Licensed Products in the Field. Each Party shall provide the other Party with all Licensed Compound, Licensed Product and Diagnostic Product complaints, adverse event information and safety data from clinical studies, in its possession and control, necessary or desirable for the other Party to comply with all applicable Law with respect to the Licensed Compound, Licensed Product and Diagnostic Product. Further, the Parties shall commence good faith discussion with respect to entering into a separate pharmacovigilance agreement, as and when required by the JDC.

2.7.5 Material Transfer.

(a) Either Party (referred to in this Section 2.7.5 as the “Transferring Party”) may, at its sole discretion and as approved by the JRC, provide to the other Party (referred to in this Section 2.7.5 as the “Material Receiving Party”) certain biological materials or compounds, including assays and research tools in the possession of and controlled by the Transferring Party (such materials or compounds provided hereunder are referred to, collectively, as “Materials”) for use by the Material Receiving Party in furtherance of its rights and the conduct of its obligations under this Agreement (the “Purpose”). All transfers of such Materials by the Transferring Party to the Material Receiving Party shall be documented in writing (the “Transfer Record”) that sets forth the type and name of the Material transferred, the amount of the Material transferred, the date of the transfer of such Material and the Purpose.

(b) Except as otherwise provided under this Agreement, all such Materials delivered by the Transferring Party to the Material Receiving Party shall remain the sole property of the Transferring Party, shall only be used by the Material Receiving Party in furtherance of the Purpose, and shall be returned to the Transferring Party or destroyed upon the termination of this Agreement or upon the discontinuation of the use of such Materials (whichever occurs first). The Material Receiving Party shall not cause the Materials to be used by or delivered to or for the benefit of any Third Party without the prior written consent of the Transferring Party unless such Third Party is a Third Party subcontractor as set forth in Section 2.6 or a Sublicensee pursuant to Section 5.1.5 or Section 5.2.6.

(c) At the time the Transferring Party provides Materials to the Material Receiving Party as provided herein and to the extent not separately licensed under this Agreement, the Transferring Party hereby grants to the other Party a non-exclusive license under the Patents and Know-How Controlled by it to use such Materials solely for the Purpose, and such license, upon termination of this Agreement, completion of the Purpose, or discontinuation of the use of such Materials (whichever occurs first), shall automatically terminate.

(d) The Parties agree that the exchanged Materials:

(1) shall at all times be Manufactured in accordance with all applicable Laws, rules and regulations, in accordance with the terms of this Agreement and any applicable quality agreement or any further supply arrangements entered into by the Parties, and shall conform to any specifications agreed upon between the Parties;

(2) shall be used in compliance with applicable Law;

(3) shall not be used in animals intended to be kept as domestic pets;

(4) shall not be transferred to a Third Party except if this is provided for and is done in accordance with this Agreement; and

(5) shall not be reverse engineered or chemically analyzed, except if this is provided for in the Research Plan or the applicable Development Plan.

(e) THE MATERIALS SUPPLIED BY THE TRANSFERRING PARTY UNDER THIS SECTION 2.7.5 ARE SUPPLIED “AS IS” AND NOT FOR USE IN HUMANS EXCEPT AS EXPRESSLY AGREED BY THE PARTIES IN WRITING, AND, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE TRANSFERRING PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS DOES NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

(f) The Material Receiving Party assumes all liability for damages that may arise from its use, storage or disposal of the Materials. Except as otherwise set forth in this Agreement, the Transferring Party shall not be liable to the Material Receiving Party for any loss, claim or demand made by the Material Receiving Party, or made against the Material Receiving Party by any Third Party, due to or arising from the use of the Materials, except to the extent such loss, claim or demand is caused by the willful misconduct of the Transferring Party.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 Development Plans. On a Development Program-by-Development Program basis, as soon as possible following the effectiveness of an IND with respect to a Development Candidate Directed to the applicable Selected Target, the Parties (acting through the JDC) shall establish a Development Plan if not previously established pursuant to Section 2.2.5, including a budget pursuant to Section 6.5.2(a), covering the discovery and global Development of Licensed Compounds and Licensed Products Directed to the Selected Target, and related Diagnostic Products. Each Development Plan shall allocate responsibilities for Development activities to the Parties with a guiding principle that each Party shall play a meaningful role in the Development of Licensed Compounds and Licensed Products Directed to the Selected Target and related Diagnostic Products. Subject to Section 4.7, the Parties agree to conduct all of their Development activities with respect to each Development Program in accordance with the applicable Development Plan and budget.

3.2 Development Activities. During the Development Term for a particular Development Program and subject to Section 4.7, each Party shall be responsible for, and shall use Commercially Reasonable Efforts to perform, the Development activities assigned to such Party under the applicable Development Plan. Unless otherwise agreed by the Parties, Pivotal Clinical Trial(s) conducted pursuant to each Development Plan shall be designed so that such Pivotal Clinical Trial(s), to the extent reasonably possible, satisfy regulatory requirements in both the United States and Europe. During the Development Term for a particular Development Program, each Party shall provide written notice to the other Party of each Clinical Trial it will conduct at least [**] days prior to the Initiation of such Clinical Trial, together with a copy of the protocols and other material documentation and information related to such Clinical Trial for review and comment by the other Party, which comments shall be considered in good faith by the Party conducting the Clinical Trial prior to Initiation of such Clinical Trial. Each Party shall have the right to conduct any Development activities in the other Party’s territory, subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, a Party may conduct any Development or Commercialization activities with respect to its territory that the FDA or equivalent Regulatory Authority in such Party’s territory requires such Party to conduct to obtain Regulatory Approval of the applicable Licensed Product or related Diagnostic Products in such country, and the Development Costs related to such Development activities shall be Territory-Specific Development Costs of such Party. Further, in the event a Party desires to clinically Develop a Licensed Compound or Licensed Product for non-oncology Indication(s), the Parties shall mutually agree upon the clinical Development of such Licensed Product for non-oncology Indication(s) prior to the commencement of the first such non-oncology Clinical Trial of such Licensed Product, regardless if such Clinical Trial incurs Global Development Costs or Territory-Specific Development Costs, and regardless of whether a Business Combination occurs with respect to a Party.

3.3 Proof of Concept Determination.

3.3.1 Achievement; Effect. On a Selected Target-by-Selected Target basis, following Initiation of a Clinical Trial designed to achieve Proof of Concept, Proof of Concept shall be deemed to have been achieved upon the occurrence of any of the following (“Achievement of Proof of Concept”): (a) the Parties mutually agree that Proof of Concept has been achieved; or (b) CELGENE unilaterally determines that Proof of Concept has been achieved based on data and results generated pursuant to such Clinical Trial. In the event that [**], the Parties shall [**]. In the event that [**], the Parties shall be deemed to have [**]. Upon Achievement of Proof of Concept in accordance with this Section 3.3.1, [**]; (ii) [**]; (iii) CELGENE shall have final-decision making authority with respect to disputes arising in the JDC with respect to the applicable Development Program as provided in Section 4.4.2(a)(ii); and (iv) subject to Section 6.6, EPIZYME shall assign and transfer to CELGENE all INDs in the CELGENE Territory that relate to Licensed Compounds and Licensed Products Directed to the applicable Selected Target.

3.3.2 Futility Criteria. On a Licensed Compound-by-Licensed Compound basis, prior to Initiation of any Clinical Trial that is prior to or designed to achieve Proof of Concept with respect to such Licensed Compound, the Parties shall promptly (through the JDC) mutually define futility criteria for the termination of such Clinical Trial; provided that such Clinical Trial may not commence until the Parties have mutually agreed upon such criteria, which agreement shall not be unreasonably withheld or delayed. Neither Party may unilaterally modify such futility criteria. Notwithstanding the foregoing, if CELGENE believes that a Clinical Trial that is prior to or designed to achieve Proof of Concept should be discontinued and EPIZYME wants to continue such Clinical Trial for the applicable Development Candidate, EPIZYME may continue such Clinical Trial; provided that, in such event, the subject enrollment for such Clinical Trial shall not exceed [**] subjects unless otherwise agreed by the Parties. For the avoidance of doubt, neither Party may proceed with a Clinical Trial in the event the futility criteria are met.

3.4 Reports. On a Development Program-by-Development Program basis, during the applicable Development Term, each Party shall provide the other Party with written reports summarizing in reasonable detail (to the extent applicable) the material activities of the Party, its Affiliates and Sublicensees with respect to the then-current expected future plans and timetable for Development of Licensed Compounds, Licensed Products and related Diagnostic Products in the Field in the CELGENE Territory or in the EPIZYME Territory, as applicable, for each Licensed Compound and/or Licensed Product in such Development Program, within [**] days after the end of each Calendar Quarter. If the receiving Party has any questions with respect to the information set forth in any report provided to it under this Section 3.4, the receiving Party shall direct such questions to the other Party’s Alliance Manager, who shall make reasonably available to the receiving Party appropriate technical or scientific personnel who are knowledgeable about the Development activities conducted by such other Party to respond to such questions in a timely manner, via teleconference, in person or such other mode of communication as the Parties may mutually agree.

3.5 Commercialization.

3.5.1 Responsibility. On a Development Program-by-Development Program basis, following completion of the applicable Development Term, CELGENE shall have the sole right and responsibility for all Commercialization activities in connection with the Licensed Compounds, Licensed Products and Diagnostic Products of such Development Program in the CELGENE Territory. On a Development Program-by-Development Program basis, following completion of the applicable Development Term, EPIZYME shall have the sole right and responsibility for all Commercialization activities in connection with the Licensed Compounds, Licensed Products and Diagnostic Products of such Development Program in the EPIZYME Territory.

3.5.2 Meetings. Without limiting the generality of any of the foregoing in this Section 3.5, on a Development Program-by-Development Program basis, following completion of the applicable Development Term, the Parties (acting through the JCC) shall meet [**] to discuss the status of, and any updates with respect to, each Party’s efforts to Commercialize Licensed Compounds, Licensed Products and Diagnostic Products of such Development Program.

3.5.3 Reports; Results; Adverse Events.

(a) On a Development Program-by-Development Program basis, following completion of the applicable Development Term, each Party (acting through the JCC) shall provide the other Party with periodic written reports summarizing in reasonable detail (to the extent applicable) the material activities and anticipated plans of such Party, its Affiliates and Sublicensees with respect to the Commercialization of Licensed Compound, Licensed Products and Diagnostic Products of such Development Program in such Party’s respective territory. Such written reports shall be provided to the other Party at least once every [**] months (and reasonably in advance of each [**] meeting of the Parties held in accordance with Section 3.5.2).

(b) On a Development Program-by-Development Program basis, following completion of the applicable Development Term, each Party and its respective Affiliates shall continue to comply with the adverse event reporting obligations contained in Section 2.7.4, provided that the Parties’ costs and expenses of maintaining the global adverse event database shall be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE.

3.6 Diligence. CELGENE shall use Commercially Reasonable Efforts (for purposes of clarity, itself or through an Affiliate or Sublicensee) to Develop, obtain Regulatory Approval for and Commercialize at least [**].

3.7 No Representation. Subject to the foregoing obligations to use Commercially Reasonable Efforts, neither Party provides any representation, warranty or guarantee that the Collaboration will be successful, or that any particular results will be achieved with respect to the Collaboration or any Selected Target, Compound (including Licensed Compound), Licensed Product or Diagnostic Product hereunder.

3.8 EPIZYME Opt-Out.

3.8.1 Notice of Opt-Out. On a Selected Target-by-Selected Target basis, EPIZYME shall have the right, in its sole discretion, to elect to exercise an “EPIZYME Opt-Out”, pursuant to which EPIZYME opts-out of further participation in:

(a) Development with respect to the applicable Development Program, such EPIZYME Opt-Out to be exercised only at any time between [**] days prior to and [**] days prior to either the (i) scheduled Initiation of the first Pivotal Clinical Trial (such period, the “Pre-Pivotal Opt-Out Period”), or (ii) estimated date of filing of the first NDA (such period, the “Pre-NDA Opt-Out Period”; and together with the Pre-Pivotal Opt-Out Period, the “Pre-Regulatory Approval Opt-Out Period”); or

(b) Commercialization at any time after the first Regulatory Approval by the FDA of a Licensed Compound or Licensed Product from the applicable Development Program (the “Post-Regulatory Approval Opt-Out Period”);

in each case by providing written notice to CELGENE of such election. Any such EPIZYME Opt-Out shall, subject to Section 3.8.4, take effect [**] days after the date of such written notice (the “EPIZYME Opt-Out Date”). For purposes of clarity, no rights with respect to the United States shall be transferred by EPIZYME to CELGENE until receipt of all applicable consents and approvals under Antitrust Laws, including the termination or expiration of any applicable waiting periods under the HSR Act pursuant to Section 3.8.5. Subject to Sections 3.8.2(c), 3.8.2(d), 3.8.3(a) and 3.8.3(b), EPIZYME shall not be responsible for Global Development Costs regarding the applicable Development Program incurred after the EPIZYME Opt-Out Date.

3.8.2 Effect of Pre-Regulatory Approval Opt-Out. In the event EPIZYME exercises the EPIZYME Opt-Out during the Pre-Regulatory Approval Opt-Out Period, the following shall apply:

(a) each Party shall provide the other Party with a reasonably detailed accounting of all Global Development Costs incurred by such Party with respect to such Development Program within [**] days after the EPIZYME Opt-Out Date;

(b) EPIZYME and CELGENE shall continue to share Global Development Costs in accordance with the applicable budget under Section 6.5 through the EPIZYME Opt-Out Date, including any Global Development Costs that are incurred through and including the EPIZYME Opt-Out Date, even if payment of such Development Cost is not invoiced or paid until after the EPIZYME Opt-Out Date;

(c) with respect to any ongoing Clinical Trials with respect to such Development Program (i) conducted as part of the Collaboration under the applicable Development Plan and for which Global Development Costs are incurred, or (ii) related solely to the EPIZYME Territory, for which CELGENE has not notified EPIZYME prior to the EPIZYME Opt-Out Date that it wishes to assume responsibility, EPIZYME shall continue to conduct any ongoing Clinical Trials, subject to Section 2.7.1, with respect to such Development Program only with regard to those patients enrolled at the date of the EPIZYME Opt-Out Date and may otherwise cease enrollment and cancel all cancelable expenses relating to such Clinical Trials in accordance with applicable Laws, and, in the case of (i), all Development Costs incurred in the conduct of such Clinical Trials shall constitute Global Development Costs to be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE, even if payment of such Development Cost is not invoiced or paid until after the EPIZYME Opt-Out Date, and in the case of (ii), all Development Costs incurred in the conduct of such Clinical Trials shall be borne [**] percent ([**]%) by EPIZYME; it being understood and agreed that following an EPIZYME Opt-Out, in the event of a data lock in such Clinical Trial, upon CELGENE’s request, EPIZYME will cooperate with CELGENE as may be reasonably necessary to enable CELGENE to prepare and complete any and all databases, files and reports in the form required for submission to the Regulatory Authorities;

(d) with respect to any ongoing Clinical Trials with respect to such Development Program (i) conducted as part of the Collaboration under the applicable Development Plan and for which Global Development Costs are incurred, or (ii) related solely to the EPIZYME Territory, for which CELGENE has notified EPIZYME prior to the EPIZYME Opt-Out Date that it wishes to assume responsibility, in each case, (1) each Party shall cooperate with the other Party to facilitate the orderly transfer to CELGENE of the conduct of such Clinical Trials as soon as reasonably practicable after the EPIZYME Opt-Out Date, or, in the event CELGENE is not able to obtain all applicable consents and approvals under Antitrust Laws, to wind down such Clinical Trial, (2) until such time as the conduct of such Clinical Trials has been successfully transferred to CELGENE or completely wound down, EPIZYME shall continue to conduct such Clinical Trials, subject to Section 2.7.1, or to wind down such Clinical Trial, (3) between the EPIZYME Opt-Out Date and the date on which the conduct of such Clinical Trials has been successfully transferred to CELGENE or on which such Clinical Trial has been successfully wound down, all Development Costs incurred in the conduct or winding-down of such Clinical Trials shall constitute Global Development Costs to be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE, even if payment of such Development Cost is not invoiced or paid until after the EPIZYME Opt-Out Date; it being understood and agreed that following an EPIZYME Opt-Out, in the event of a data lock in such Clinical Trial, upon CELGENE’s request, EPIZYME will cooperate with CELGENE as may be reasonably necessary to enable CELGENE to prepare and complete any and all databases, files and reports in the form required for submission to the Regulatory Authorities;

(e) EPIZYME shall provide to CELGENE a summary report of the status and results of its (and its Affiliates’ and Sublicensees’) material research, Development, Manufacturing and Commercialization activities in connection with such Development Program prior to the EPIZYME Opt-Out Date within [**] days after the EPIZYME Opt-Out Date;

(f) without limiting the generality of the remainder of this Section 3.8.2, EPIZYME shall use its Commercially Reasonable Efforts, at no cost to CELGENE, to effect a seamless, timely transition to CELGENE of all research, Development, Manufacturing and Commercialization activities and responsibilities with respect to such Development Program in accordance with a transition plan to be mutually agreed by the Parties;

(g) subject to Section 3.8.5(c), the sales milestone payment of Section 6.7.3 and the royalty provisions of Sections 6.8.1(a)(ii) and 6.8.1(b)(ii) shall apply to the Licensed Products within such Development Program, without any retroactive application of such provisions; and [**] shall immediately and automatically [**];

(h) the licenses granted by CELGENE to EPIZYME under Sections 5.2.2, 5.2.3(a), and 5.2.4 with respect to Licensed Compounds, Licensed Products and related Diagnostic Products, as applicable, within such Development Program shall terminate as of the EPIZYME Opt-Out Date;

(i) subject to Section 3.8.5(c), EPIZYME shall and hereby does grant to CELGENE commencing upon the EPIZYME Opt-Out Date and continuing during the remainder of the Term, an exclusive right and license (even as to EPIZYME and its Affiliates) in the Field in the EPIZYME Territory, with the right to grant sublicenses (subject to Section 5.1.5), under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP, to research, Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Licensed Compounds, Licensed Products and related Diagnostic Products within such Development Program;

(j) subject to Section 3.8.5(c), the CELGENE Territory with respect to such Development Program shall expand to include the EPIZYME Territory (including the United States);

(k) CELGENE shall have sole responsibility and decision-making authority over all research, Development, Manufacturing and Commercialization activities in connection with the applicable Development Program, which shall no longer be within the purview of the JDC (and in the event EPIZYME has opted-out of all Development Programs, the JDC shall be disbanded);

(l) notwithstanding anything to the contrary in this Agreement, CELGENE shall not be required to use Commercially Reasonable Efforts with respect to the research, Development, Manufacturing and Commercialization of the applicable Selected Target, Licensed Compounds and Licensed Products in the EPIZYME Territory;

(m) the Parties’ exclusivity obligations with respect to such Selected Target under Section 7.1 shall survive; and

(n) subject to Section 3.8.5(c), EPIZYME shall grant CELGENE the rights and fulfill the obligations set forth in Sections 12.6.1(f) - 12.6.1(m), inclusive, with respect to the Selected Target, Licensed Compounds, Licensed Products and related Diagnostic Products in such Development Program. Subject to Section 3.8.5(c), EPIZYME shall reasonably cooperate with CELGENE with respect to the foregoing activities set forth in this Section 3.8.2; and in Sections 12.6.1(f) – 12.6.1(m), inclusive, with all references in such Sections to “CELGENE” replaced by “EPIZYME,” all references in such Sections to “EPIZYME” replaced by “CELGENE,” all references in such Sections to “Terminated Products” replaced by “Licensed Compounds,” “Licensed Products,” and/or “related Diagnostic Products,” as applicable, and all references in such Sections to “Terminated Country(ies)” replaced by “EPIZYME Territory,” and any other changes as the context requires.

For purposes of clarity, except as provided in Sections 3.8.2(c) and (d) above, after the EPIZYME Opt-Out Date, CELGENE shall be responsible for all Development Costs for such Development Program and the applicable Selected Target and EPIZYME shall not be entitled to perform any Development, Manufacturing or Commercialization activities with respect to such Development Program and Selected Target, and EPIZYME shall not have any option or right to buy-back the license and rights granted to CELGENE in Section 3.8.2, which shall continue for the remainder of the Term.

3.8.3 Effect of Post-Regulatory Approval Opt-Out. In the event EPIZYME exercises the EPIZYME Opt-Out during the Post-Regulatory Approval Opt-Out Period to CELGENE, the following shall apply:

(a) with respect to any ongoing Clinical Trials of the applicable Licensed Products (i) conducted as part of the Collaboration under the applicable Development Plan and for which Global Development Costs are incurred, or (ii) related solely to the EPIZYME Territory, for which CELGENE has not notified EPIZYME prior to the EPIZYME Opt-Out Date that it wishes to assume responsibility, EPIZYME shall continue to conduct any ongoing Clinical Trials, subject to Section 2.7.1, with respect to such Licensed Products only with regard to those patients enrolled at the date of the EPIZYME Opt-Out Date and may otherwise cease enrollment and cancel all cancelable expenses relating to such Clinical Trials in accordance with applicable Laws, and, in the case of (i), all Development Costs incurred in the conduct of such Clinical Trials shall constitute Global Development Costs to be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE, even if payment of such Development Cost is not invoiced or paid until after the EPIZYME Opt-Out Date, and in the case of (ii), all Development Costs incurred in the conduct of such Clinical Trials shall be borne [**] percent ([**]%) by EPIZYME; it being understood and agreed that following an EPIZYME Opt-Out, in the event of a data lock in such Clinical Trial, upon CELGENE’s request, EPIZYME will cooperate with CELGENE as may be reasonably necessary to enable CELGENE to prepare and complete any and all databases, files and reports in the form required for submission to the Regulatory Authorities;

(b) with respect to any ongoing Clinical Trials of the applicable Licensed Products (i) conducted as part of the Collaboration under the applicable Development Plan and for which Global Development Costs are incurred, or (ii) related solely to the EPIZYME Territory, for which CELGENE has notified EPIZYME prior to the EPIZYME Opt-Out Date that it wishes to assume responsibility, in each case, (1) each Party shall cooperate with the other Party to facilitate the orderly transfer to CELGENE of the conduct of such Clinical Trials as soon as reasonably practicable after the EPIZYME Opt-Out Date, or, in the event CELGENE is not able to obtain all applicable consents and approvals under Antitrust Laws, to wind down such Clinical Trial, (2) until such time as the conduct of such Clinical Trials has been successfully transferred to CELGENE or completely wound down, EPIZYME shall continue to conduct such Clinical Trials, subject to Section 2.7.1, or to wind down such Clinical Trial, (3) between the EPIZYME Opt-Out Date and the date on which the conduct or winding-down of such Clinical Trials has been successfully transferred to CELGENE or on which such Clinical Trial has been successfully wound down, all costs incurred in the conduct of such Clinical Trials shall be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE, even if payment of such cost is not invoiced or paid until after the EPIZYME Opt-Out Date; it being understood and agreed that following an EPIZYME Opt-Out, in the event of a data lock in such Clinical Trial, upon CELGENE’s request, EPIZYME will cooperate with CELGENE as may be reasonably necessary to enable CELGENE to prepare and complete any and all databases, files and reports in the form required for submission to the Regulatory Authorities;

(c) EPIZYME shall provide to CELGENE a summary report of the status and results of its (and its Affiliates’ and Sublicensees’) material Development, Manufacturing and Commercialization activities in connection with such Licensed Compounds, Licensed Products and related Diagnostic Products prior to the opt-out within [**] days after such opt-out;

(d) without limiting the generality of the remainder of this Section 3.8.3, EPIZYME shall use its Commercially Reasonable Efforts, at no cost to CELGENE, to effect a seamless, timely transition to CELGENE of all Development, Manufacturing and Commercialization activities and responsibilities with respect to such Licensed Compound, Licensed Product and related Diagnostic Products in accordance with a transition plan to be mutually agreed by the Parties;

(e) subject to Section 3.8.5(c), the sales milestone payment of Section 6.7.3 shall not apply to the applicable Licensed Products, but the royalty provisions of Sections 6.8.1(a)(ii) and 6.8.1(b)(ii) shall apply to such Licensed Products; and [**] shall immediately and automatically terminate as of the EPIZYME Opt-Out Date with respect to such Licensed Products and related Diagnostic Products;

(f) the licenses granted by CELGENE to EPIZYME under Sections 5.2.2, 5.2.3(a), and 5.2.4 with respect to the applicable Licensed Compounds, Licensed Products and Diagnostic Products shall terminate as of the EPIZYME Opt-Out Date;

(g) subject to Section 3.8.5(c), EPIZYME shall and hereby does grant to CELGENE commencing upon the EPIZYME Opt-Out Date and continuing during the remainder of the Term, an exclusive right and license (even as to EPIZYME and its Affiliates) in the Field in the EPIZYME Territory, with the right to grant sublicenses (subject to Section 5.1.5), under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP, to Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize the applicable Licensed Compounds, Licensed Products and Diagnostic Products;

(h) subject to Section 3.8.5(c), the CELGENE Territory with respect to such Development Program shall expand to include the EPIZYME Territory (including the United States);

(i) CELGENE shall have sole responsibility and decision-making authority over all Development, Manufacturing and Commercialization activities in connection with the applicable Licensed Compounds, Licensed Products and Diagnostic Products;

(j) notwithstanding anything to the contrary in this Agreement, CELGENE shall not be required to use Commercially Reasonable Efforts with respect to the Development, Manufacturing and Commercialization of the applicable Licensed Compounds and Licensed Products in the EPIZYME Territory;

(k) the Parties’ exclusivity obligations with respect to such Selected Target under Section 7.1 shall survive; and

(l) subject to Section 3.8.5(c), EPIZYME shall grant CELGENE the rights and fulfill the obligations set forth in Sections 12.6.1(f) - 12.6.1(m), inclusive, with respect to the Selected Target, Licensed Compounds, Licensed Products and related Diagnostic Products in such Development Program. Subject to Section 3.8.5(c), EPIZYME shall reasonably cooperate with CELGENE with respect to the foregoing activities set forth in this Section 3.8.3; and in Sections 12.6.1(f) – 12.6.1(m), inclusive, with all references in such Sections to “CELGENE” replaced by “EPIZYME,” all references in such Sections to “EPIZYME” replaced by “CELGENE,” all references in such Sections to “Terminated Products” replaced by “Licensed Compounds,” “Licensed Products,” and/or “related Diagnostic Products,” as applicable, and all references in such Sections to “Terminated Country(ies)” replaced by “EPIZYME Territory,” and any other changes as the context requires.

For purposes of clarity, except as provided in Sections 3.8.3(a) and (b), after the EPIZYME Opt-Out Date, CELGENE shall be responsible for all costs and expenses with respect to the Development, Manufacture and Commercialization of the applicable Selected Target, Licensed Compounds, Licensed Products and related Diagnostic Products and EPIZYME shall not be entitled to perform any Development, Manufacturing or Commercialization activities with respect to such Selected Target, Licensed Compound, Licensed Product and Diagnostic Products, and EPIZYME shall not have any option or right to buy-back the license and rights granted to CELGENE in Section 3.8.3, which shall continue for the remainder of the Term.

3.8.4 Termination. Notwithstanding anything in this Section 3.8 to the contrary, EPIZYME’s exercise of its EPIZYME Opt-Out shall not take effect if, prior to the EPIZYME Opt-Out Date, CELGENE provides written notice to EPIZYME of CELGENE’s decision to terminate the Agreement as to the applicable Selected Target pursuant to Section 12.2.2, in which case the provisions of Section 12.6.1 shall apply to such termination.

3.8.5 HSR Approval.

(a) Subject to the terms and conditions of this Agreement (including Section 3.8.4), each of the Parties will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Antitrust Laws to consummate an EPIZYME Opt-Out as soon as practicable after any applicable written notice by EPIZYME of an EPIZYME Opt-Out under Section 3.8, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date of receipt by CELGENE of such written notice, all documentation to effect all necessary applications, notices, petitions, filings, requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, rulings and authorizations necessary to be obtained from any Third Party and/or any applicable governmental authority in order to consummate such EPIZYME Opt-Out, and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, orders, registrations, approvals, permits, rulings and authorizations.

(b) In furtherance and not in limitation of the foregoing but subject to this Section 3.8, each Party hereto agrees (i) to make or cause to be made, in consultation and cooperation with the other Party and as promptly as practicable and advisable, but no later than [**] days, after the date of written notice by EPIZYME of an EPIZYME Opt-Out under Section 3.8, any necessary filing of a Notification and Report Form pursuant to the HSR Act and all other necessary registrations, declarations, notices and filings relating to such EPIZYME Opt-Out with other applicable governmental authorities under Antitrust Laws, (ii) to respond as promptly as practicable to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Antitrust Laws, (iii) to take all other actions, if any, reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws as soon as practicable, and (iv) not to enter into any agreement with any applicable governmental authority to extend any waiting period under the HSR Act or any other Antitrust Laws without the prior written consent of CELGENE.

(c) Notwithstanding anything to the contrary in this Agreement, CELGENE shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to, any operations, divisions, businesses, product lines, customers, assets or relationships of CELGENE or any of its Affiliates. In the event any of the foregoing is required by the applicable governmental authority in order to consummate the EPIZYME Opt-Out, CELGENE shall not be required to engage in such conduct, in which case, (i) the EPIZYME Territory shall no longer include the United States and any Terminated Country(ies), if applicable, (ii) the CELGENE Territory shall not be expanded to include the United States and any Terminated Country(ies), if applicable, (iii) Sections 6.7.3, 6.8.1(a)(ii) and 6.8.1(b)(ii) shall not apply in any event, (iv) subject to Sections 3.8.2(c) and 3.8.3(a), but notwithstanding Sections 3.8.2(d) and 3.8.3(b), EPIZYME shall not be responsible for Global Development Costs regarding the applicable Development Program incurred [**] days after the date of the applicable written notice described in Section 3.8.1, and (v) notwithstanding anything to the contrary, the following provisions shall apply, as applicable: 3.8.2(h), 3.8.2(k), 3.8.2(m), 3.8.3(f), 3.8.3(i), and 3.8.3(k), effective [**] days after the date of the applicable written notice described in Section 3.8.1.

ARTICLE 4

GOVERNANCE

4.1 Joint Research Committee. As soon as possible after the Effective Date, the Parties shall establish a joint research committee (the “JRC”) as more fully described in this Section 4.1. The JRC shall have review, oversight and decision-making responsibilities for all activities performed under the Research Plan, as more specifically provided herein. Each Party agrees to keep the JRC informed of its progress and activities under the Collaboration. The JRC may establish Subcommittees as set forth in Section 4.4.3.

4.1.1 Membership. The JRC shall be comprised of [**] representatives (or such other number of representatives as the Parties may agree) from each of CELGENE and EPIZYME. Each Party may replace any or all of its representatives on the JRC at any time upon written notice to the other Party in accordance with Section 13.8. Each representative of a Party shall have sufficient seniority and expertise in biotechnology and pharmaceutical drug discovery and development to participate on the JRC. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JRC as non-voting participants, subject to the confidentiality obligations of Article 9. [**] shall have the right to designate the chairperson of the JRC.

4.1.2 Meetings. The first scheduled meeting of the JRC shall be held no later than [**] unless otherwise agreed by the Parties. Thereafter, until the later of (a) expiration of the Option Term and (b) the effectiveness of an IND with respect to a Development Candidate Directed to the last Selected Target, the JRC shall meet in person at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. Upon the later of (a) expiration of the Option Term and (b) the effectiveness of an IND with respect to a Development Candidate Directed to the last Selected Target, the JRC shall disband. Meetings of the JRC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree. The members of the JRC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JRC, including all travel and living expenses.

4.1.3 Responsibilities. The JRC shall perform the following functions, subject to the final decision-making authority of EPIZYME as set forth in Section 4.4.2:

(a) review and monitor progress of the Collaboration under the Research Plan;

(b) discuss Target prioritization and inclusion in accordance with Sections 2.3.2 and 2.3.3;

(c) discuss Target validation activities;

(d) determine chemistry strategy;

(e) determine lead optimization strategy, including in vivo pharmacology;

(f) review and approve changes to the Lead Candidate Criteria for each Available Target, provided that any changes must be approved by mutual agreement of the Parties;

(g) determine whether the applicable Lead Candidate Criteria have been achieved by any Compound, subject to Section 2.2.4;

(h) review and approve changes to the Development Candidate Selection Criteria for each Available Target, provided that any changes must be approved by mutual agreement of the Parties;

(i) determine whether the applicable Development Candidate Selection Criteria has been achieved by any Compound, subject to Section 2.2.5, and discuss and develop the Development Plan for a Compound, as set forth in Section 2.2.5;

(j) serve as a forum for exchange of information and to facilitate discussions regarding the conduct of the Collaboration and the identification of Compounds, any substitute, backup or replacement Compounds (including Licensed Compounds), Licensed Products and Diagnostic Products hereunder, provided that each back-up Compound must be mutually agreed upon by the Parties to be a back-up Compound;

(k) discuss and attempt to resolve any deadlocked issues submitted to it in accordance with the procedures established in Section 4.4.2;

(l) develop, review and approve amendments to the Research Plan;

(m) attempt to resolve any dispute in any Subcommittee of the JRC; and

(n) such other responsibilities as may be assigned to the JRC pursuant to this Agreement or as may be mutually agreed by the Parties from time to time.

For purposes of clarity, the JRC shall not have any authority beyond the specific matters set forth in this Section 4.1.3, and in particular shall not have any power to amend, modify or waive the terms of this Agreement, or to alter, increase, expand or waive compliance by a Party with, a Party’s obligations under this Agreement. In any case where a matter within the JRC’s authority arises, the JRC shall convene a meeting and consider such matter within [**] days after the matter is first brought to the JRC’s attention, or, if earlier, at the next regularly-scheduled JRC meeting.

4.2 Joint Development Committee. As soon as possible after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) for DOT1L and, as Development Plans are developed pursuant to Sections 2.2.5 and 3.1, the applicable Targets, as more fully described in this Section 4.2 and subject to Sections 2.2.5 and 3.1. The JDC shall have review, oversight and decision-making responsibilities for all activities performed under the Development Plan for each Development Program during the applicable Development Term, including the overall global Development strategy of Licensed Products and related Diagnostic Products, as more specifically provided herein. Each Party agrees to keep the JDC informed of its progress and activities under the Development Program. The JDC may establish Subcommittees as set forth in Section 4.4.3.

4.2.1 Membership. The JDC shall be comprised of [**] representatives (or such other number of representatives as the Parties may agree) from each of CELGENE and EPIZYME. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party in accordance with Section 13.8. Each representative of a Party shall have sufficient seniority and expertise in biotechnology and pharmaceutical drug discovery and development to participate on the JDC. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JDC as non-voting participants, subject to the confidentiality obligations of Article 9. Prior to the Achievement of Proof of Concept by a Compound (including Licensed Compound) or Licensed Product in a Development Program, [**] shall have the right to designate the chairperson of the JDC for such Development Program. After Achievement of Proof of Concept by a Compound (including Licensed Compound) or Licensed Product in a Development Program, [**] shall have the right to designate the chairperson of the JDC for such Development Program, [**].

4.2.2 Meetings. The first scheduled meeting of the JDC shall be held no later than [**] unless otherwise agreed by the Parties. Thereafter, prior to the expiration of all Development Terms, the JDC shall meet in person at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. After the end of all Development Terms, the JDC shall disband. Meetings of the JDC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JDC, including all travel and living expenses.

4.2.3 Responsibilities. The JDC shall perform the following functions, subject to the final decision-making authority of the Party designated in Section 4.4.2:

(a) develop and annually review strategy for the Development, Manufacture and Commercialization of Licensed Products and related Diagnostic Products on a worldwide basis;

(b) review and monitor progress of the Collaboration under the Development Plans, including any Development Plans for Compounds developed pursuant to Section 2.2.5;

(c) serve as a forum for exchange of information and to facilitate discussions regarding the conduct of the Development Programs, the Development of Licensed Compounds, Licensed Products and Diagnostic Products hereunder and the coordination of regulatory filing and Regulatory Approvals;

(d) review and approve clinical study endpoints, clinical methodology and monitoring requirements for the clinical studies described in the Development Plan with the goal of designing Pivotal Clinical Trials that satisfy regulatory requirements worldwide, and determining whether to suspend or terminate any Clinical Trial if (i) a priori protocol defined stopping rules are met for safety or efficacy, (ii) with respect to any Licensed Product, safety signals are observed by such Party that present an unacceptable risk to patients participating in such Clinical Trial or (c) if applicable, with respect to any Licensed Product, the data and safety monitoring board overseeing such Clinical Trial determines such Licensed Product presents an unacceptable risk to patients participating in such Clinical Trial; provided that any decision of the JDC with respect to suspension or termination of a Clinical Trial for safety reasons will be reviewed in a timely manner with the applicable Regulatory Authorities in accordance with Section 2.7.1;

(e) develop, review and approve amendments to the Development Plans, including the annual budget therefor as described in Section 6.5.2(a) and the futility criteria pursuant to Section 3.3.2, which futility criteria can only be amended by mutual agreement of the Parties;

(f) determine whether Proof of Concept has been achieved by a particular Compound (Licensed Compound) or Licensed Product, subject to Section 3.3;

(g) subject to Section 3.3.2, determine whether to cease Development of a Compound (including Licensed Compound) or Licensed Product, and to instead pursue a substitute, backup or replacement Compound (including Licensed Compound) or Licensed Product;

(h) determine if and when the Parties shall commence good faith discussion with respect to entering into a pharmacovigilance agreement pursuant to Section 2.7.4;

(i) discuss and attempt to resolve any deadlocked issues submitted to it in accordance with the procedures established in Section 4.4.2;

(j) attempt to resolve any dispute in any Subcommittee of the JDC; and

(k) such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed by the Parties from time to time.

For clarity, the JDC shall not have any authority beyond the specific matters set forth in this Section 4.2.3, and in particular shall not have any power to amend, modify or waive the terms of this Agreement, or to alter, increase, expand or waive compliance by a Party with, a Party’s obligations under this Agreement. In any case where a matter within the JDC’s authority arises, the JDC shall convene a meeting and consider such matter within [**] days after the matter is first brought to the JDC’s attention, or, if earlier, at the next regularly-scheduled JDC meeting.

4.3 Joint Commercialization Committee. Within [**] days after Achievement of Proof of Concept with respect to any Licensed Compound or Licensed Product, the Parties shall establish a joint commercialization committee (the “JCC”) as more fully described in this Section 4.3. The purpose of the JCC is to facilitate the discussion and coordination of Commercialization activities by the Parties, as more fully described in this Section 4.3. The JCC shall have decision-making responsibilities and authority as set forth in Sections 4.3.3 and 4.3.4. Each Party agrees to keep the JCC informed of its Commercialization progress and activities under the Collaboration. The JCC may establish Subcommittees as set forth in Section 4.4.3.

4.3.1 Membership. The JCC shall be comprised of [**] representatives (or such other number of representatives as the Parties may agree) from each of CELGENE and EPIZYME. Each Party may replace any or all of its representatives on the JCC at any time upon written notice to the other Party in accordance with Section 13.8. Each representative of a Party shall have sufficient seniority and expertise in biotechnology and pharmaceutical drug discovery and commercialization to participate on the JCC. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JCC as non-voting participants, subject to the confidentiality obligations of Article 9. [**] shall have the right to designate the chairperson of the JCC.

4.3.2 Meetings. The first scheduled meeting of the JCC shall be held within [**] months after the JCC has been established. Thereafter, for the remainder of the Term (or for such shorter period as the Parties may agree), the JCC shall meet in person at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. Upon expiration or termination of this Agreement in its entirety or as otherwise set forth in this Agreement, the JCC shall disband. Meetings of the JCC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree. The members of the JCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JCC, including all travel and living expenses.

4.3.3 Responsibilities. The JCC shall perform the following functions, subject to the final decision-making authority provisions set forth in Section 4.3.4:

(a) advise the JDC on Commercialization strategy for purposes of Pivotal Clinical Trial planning for each Development Program; provided that the JDC shall retain decision-making authority in accordance with Section 4.2 and 4.4 over all such matters;

(b) facilitate discussion and consultation regarding pricing and reimbursement approvals in each Party’s Territory pursuant to Section 2.7.3(d);

(c) discuss each Party’s efforts to Commercialize Licensed Compounds, Licensed Products and related Diagnostic Products pursuant to Section 3.5.2 and facilitate the provision of reports pursuant to Section 3.5.3(a);

(d) discuss and determine strategy for the Manufacture and Commercialization of Licensed Products and related Diagnostic Products on a worldwide basis; and

(e) develop and review [**] plan and long-term plan with respect to strategy for the Commercialization of Licensed Products and related Diagnostic Products on a worldwide basis, including the development, launch, and management of a global brand.

For clarity, the JCC shall not have any authority beyond the specific matters set forth in this Section 4.3.3, and in particular shall not have any power to amend, modify or waive compliance with the terms of this Agreement or to alter, increase, expand or waive compliance by a Party with a Party’s obligations under this Agreement. In any case where a matter within the JCC’s authority arises, the JCC shall convene a meeting and consider such matter within [**] days after the matter is first brought to the JCC’s attention, or, if earlier, at the next scheduled JCC meeting.

4.3.4 Decisions. All decisions of the JCC shall be made by consensus, with each Party having one vote. If the JCC cannot agree on a matter within the JCC’s authority within [**] days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] Business Days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [**] days after the matter is referred to them, then, notwithstanding anything to the contrary in this Agreement, each Party shall have final decision-making authority with respect to its Territory.

4.4 Procedures of the JRC, JDC and JCC.

4.4.1 Minutes. The Alliance Manager from the Party other than the Party of the chairperson of the applicable committee shall be responsible for preparing and circulating minutes of each meeting of the JRC, JDC and JCC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JRC, JDC or JCC, as applicable, and a list of any issues to be resolved by the Executive Officers pursuant to Section 4.4.2. Such minutes shall be effective only after approved by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 4.4.2, definitive minutes of all JRC, JDC or JCC meetings shall be finalized no later than [**] days after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the JRC, JDC or JCC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 4.4.2. The decision resulting from the escalation process shall be recorded by the Alliance Manager in amended finalized minutes for such meeting.

4.4.2 Decisions. Except as otherwise provided herein, all decisions of the JRC, JDC and JCC shall be made by consensus, with each Party having one vote. If the JRC, JDC or JCC cannot agree on a matter within the JRC’s, JDC’s or JCC’s authority, respectively, within [**] days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] Business Days after such matter is referred to them, and shall negotiate in good faith to resolve the matter.

(a) Final Decision Making Authority. If the Executive Officers are unable to resolve the matter within [**] days after the matter is referred to them in accordance with this Section 4.4.2, then:

(i) Prior to Achievement of Proof of Concept. Subject to Sections 2.2.4, 2.2.5, 2.3.3, 2.7.1, 3.2, 3.3, and 4.4.2(b) and (c), [**] shall have final decision-making authority with respect to any matter relating to activities under the Research Plan and any Development Program prior to Achievement of Proof of Concept for a Compound (including Licensed Compound) or Licensed Product in such Development Program. For purposes of clarity, this Section 4.4.2(a)(i)does not apply to the JCC or the Patent Committee.

(ii) After Achievement of Proof of Concept. Subject to Sections 2.2.4, 2.2.5, 2.3.3, 2.7.1, 3.2, 3.3, and 4.4.2(b) and (c), [**] shall have final decision-making authority with respect to any matter relating to any Development Program after Achievement of Proof of Concept for a Licensed Compound or Licensed Product in such Development Program, and, for purposes of clarity, all global activities related to such Licensed Compound shall be included in the applicable Development Program. For purposes of clarity, this Section 4.4.2(a)(ii) does not apply to the JCC or the Patent Committee.

(b) Limitations on Decision-Making Authority. The foregoing provisions of Section 4.4.2 notwithstanding, neither Party shall have the right to exercise its final decision-making authority to unilaterally: (i) determine that it has fulfilled any obligations under this Agreement or that the other Party has breached any obligation under this Agreement; (ii) determine that milestone events required for the payment of milestone payments have or have not occurred; (iii) make a decision that is expressly stated to require the mutual agreement of the Parties; (iv) amend any Development Plan to require the Development of any Compound other than the Development Candidate for which clinical Development was first conducted in such Development Program; (v) change or modify the Hit Criteria, Lead Candidate Criteria or Development Candidate Selection Criteria; (vi) subject to Section 6.6, decide to pursue a Pivotal Clinical Trial that does not satisfy regulatory requirements in both the United States and Europe; (vii) require or restrict the other Party from conducting Development activities specifically related only to such Party’s territory, except as otherwise set forth herein; or (viii) otherwise expand its rights or reduce its obligations under this Agreement.

(c) Business Combination or License Event. Subject to Section 3.2, effective on and after a (i) Business Combination of EPIZYME or (ii) License Event pursuant to which an exclusive license is granted by EPIZYME to a Third Party with respect to all of EPIZYME’s rights to all applicable Licensed Compounds, Licensed Products and related Diagnostic Products in the applicable Development Program in the EPIZYME Territory, in each case, with a Third Party, (1) following exercise by CELGENE of the Celgene Option with respect to a Selected Target, the Parties shall [**] on issues solely related to the applicable Development Program that arise for the applicable Compounds (including Licensed Compounds), Licensed Products and Diagnostic Products in such Development Program, with respect to such Business Combination or License Event, and (2) each Party shall have [**] with respect to any such issues set forth in clause (1) above with respect to its Territory, except as set forth below. In the event that a [**] in accordance with Section 13.2.1; provided that such [**] shall base its decision on the best commercial interests of the Compound, Licensed Compound, Licensed Product or Diagnostic Product, as applicable. For purposes of clarity, this Section 4.4.2(c) does not apply to decisions of the JCC or the Patent Committee.

4.4.3 Subcommittee(s). From time to time, the JRC, JDC or JCC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the

JRC, JDC or JCC, as applicable, determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas such as high-throughput screening, protein generation, non-clinical Development, pharmacology, clinical Development, patents, process sciences, manufacturing, quality, regulatory affairs, product Development or product Commercialization, as applicable to the stage of the project or activity.

(a) Manufacturing Subcommittee. Within [**] days after the Effective Date, the Parties will establish a Subcommittee under the JDC for Manufacturing (including CMC) related matters, which shall initially be with respect to DOT1L (and thereafter, with respect to each Selected Target at the time a Compound Directed to such Selected Target meets the Development Candidate Selection Criteria pursuant to Section 2.2.5) (the “Manufacturing Subcommittee”). Notwithstanding anything to the contrary in this Agreement, on a Licensed Compound-by-Licensed Compound basis, (i) prior to Achievement of Proof of Concept, EPIZYME shall have final decision-making authority with respect to all Manufacturing matters in such CMC Subcommittee and (ii) after Achievement of Proof of Concept, [**] shall have final decision-making authority with respect to all such matters; provided that, nothing in this Section 4.4.3(a) shall [**]. Prior to Achievement of Proof of Concept with respect to the applicable Licensed Compound, in the event CELGENE desires to use or transfer to a Third Party any Manufacturing process selected by EPIZYME on behalf of the Collaboration in connection with an applicable Licensed Compound, Licensed Product or related Diagnostic Product and EPIZYME does not desire to move the related Manufacturing activities, upon CELGENE’s written request, EPIZYME shall provide a technology transfer of the relevant Know-How to a Third Party designated by CELGENE, at CELGENE’s cost and expense, in order to enable CELGENE to establish an alternative Manufacturing capability.

4.5 Patent Committee. Promptly (but no later than [**] days) after the Effective Date, the Parties shall (a) each designate representative(s) to consult with the other Party’s representative(s) with respect to Patent ownership, Prosecution and Maintenance, enforcement and defence matters (the “Patent Liaisons”), and (b) establish a patent committee (the “Patent Committee”), as more fully described in this Section 4.5. The purpose of the Patent Committee is to determine ownership of intellectual property, and facilitate the discussion and coordination of Patent Prosecution and Maintenance, enforcement and defence matters, in accordance with and subject to the terms of Article 8. The Patent Liaisons shall be the primary point of contact for the Parties regarding the foregoing activities and shall facilitate all such activities hereunder, including preparing and finalizing minutes of the Patent Committee and shall be responsible for assisting the Patent Committee in performing its oversight responsibilities. The name and contact information for each Party’s Patent Liaison, as well as any replacement(s) chosen by EPIZYME or CELGENE, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.8.

4.5.1 Membership. The Patent Committee shall be comprised of an equal number of representatives (which may include the Patent Liaisons) from each of CELGENE and EPIZYME. Each Party may replace any or all of its representatives on the Patent Committee at any time upon written notice to the other Party in accordance with Section 13.8. Each representative of a Party shall have sufficient seniority and expertise in patent Prosecution and Maintenance, enforcement and defence to participate on the Patent Committee. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the Patent Committee as non-voting participants, subject to the confidentiality obligations of Article 9. The Parties shall take turns designating a chairperson to oversee the operations of the Patent Committee, each such chairperson to serve a twelve (12) month term, and [**] shall designate the first chairperson.

4.5.2 Meetings. The Patent Committee shall convene at such times, places and frequencies as the Patent Committee determines is necessary. Upon expiration or termination of this Agreement in its entirety or as otherwise set forth in this Agreement, the Patent Committee shall disband. Meetings of the Patent Committee that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree. The members of the Patent Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the Patent Committee, including all travel and living expenses.

4.5.3 Responsibilities. The Patent Committee shall perform the following functions, subject to the final decision-making authority provisions set forth in Section 4.5.5:

(a) determine ownership of Collaboration IP and Joint Collaboration IP in accordance with, and subject to, the terms of Section 8.1;

(b) discuss material issues regarding the Prosecution and Maintenance, enforcement and defence of EPIZYME Patents, CELGENE Collaboration Patents, CELGENE Provided Compound Patents, and Joint Collaboration Patents; and

(c) such other responsibilities as may be assigned to the Patent Committee pursuant to this Agreement or as may be mutually agreed by the Parties from time to time.

For clarity, the Patent Committee shall not have any authority beyond the specific matters set forth in this Section 4.5.3, and in particular shall not have any power to amend, modify or waive compliance with the terms of this Agreement or to alter, increase, expand or waive compliance by a Party with, a Party’s obligations under this Agreement. In any case where a matter within the Patent Committee’s authority arises, the Patent Committee shall convene a meeting and consider such matter within [**] days after the matter is first brought to the Patent Committee’s attention, or, if earlier, at the next scheduled Patent Committee meeting.

4.5.4 Minutes. The Patent Liaison from the Party other than the Party of the chairperson of the Patent Committee shall be responsible for preparing and circulating minutes of each meeting setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Patent Committee, and a list of any issues to be resolved by the Executive Officers pursuant to Section 4.5.5. Such minutes shall be effective only after approved by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 4.5.5, definitive minutes of all meetings shall be finalized no later than [**] days after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 4.5.5. The decision resulting from the escalation process shall be recorded by the Patent Liaison in amended finalized minutes for such meeting.

4.5.5 Decisions. All decisions of the Patent Committee shall be made by consensus, with each Party having one vote. If the Patent Committee cannot agree on a matter within the Patent Committee’s authority within [**] days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] Business Days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [**] days after the matter is referred to them, then the decision shall be resolved as set forth below:

(a) IP Ownership. The Patent Committee shall determine ownership of Collaboration IP and Joint Collaboration IP in accordance with and subject to the terms of Section 8.1; provided that the Patent Committee may allocate ownership of a particular item of intellectual property to improve the prospects of obtaining patent protection with respect to such item of intellectual property, even if such allocation is not in accordance with the terms of Section 8.1, so long as the Parties mutually agree to such allocation. In the event the Patent Committee cannot agree on a matter regarding ownership of an item of intellectual property, and the Executive Officers are unable to resolve such matter, then such dispute shall be resolved by a Third Party patent counsel selected by the Patent Committee who (and whose firm) is not, and was not at any time during the [**] years prior to such dispute, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party. Such patent counsel shall determine ownership of such intellectual property (i) if such intellectual property is Chemistry IP, in accordance with Section 8.1 and (ii) if such intellectual property is Collaboration IP or Joint Collaboration IP other than Chemistry IP, in accordance with U.S. patent law. Expenses of the patent counsel shall be shared equally by the Parties.

(b) Patent Prosecution. The Patent Committee shall discuss material issues and provide input to each other regarding the Prosecution and Maintenance, enforcement and defence of EPIZYME Patents, CELGENE Collaboration Patents, CELGENE Provided Compound Patents and Joint Collaboration Patents. The Patent Liaisons shall be responsible for coordinating the implementation of each Party’s strategies for the protection of the foregoing intellectual property rights related to Licensed Compounds, Licensed Products and Diagnostic Products; provided that such strategy for both Parties shall require the filing and prosecution of divisional Patent applications as set forth in Section 8.2.4(b) (the foregoing referred to herein as the “Patent Strategy”). All final decisions related to the Prosecution and Maintenance, enforcement or defence of any EPIZYME Patent, CELGENE Collaboration Patent, CELGENE Provided Compound Patent and Joint Collaboration Patent shall be made by the Party with the right to control such Prosecution and Maintenance, enforcement or defence, as applicable, as set forth in Article 8.

4.6 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder, including preparing and finalizing minutes of the JRC and JDC meetings. The Alliance Managers shall attend all meetings of the JRC and JDC and shall be responsible for assisting the JRC and JDC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by EPIZYME or CELGENE, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.8.

4.7 Assigned Activities. Notwithstanding anything to the contrary in this Agreement and any assignment or decision by the JRC or JDC, as applicable, with respect to the following, at any time during the Term, (a) CELGENE may accept or reject any activities assigned or allocated to it in any Research Plan in its sole discretion; (b) CELGENE may accept or reject any activities assigned or allocated to it on any Development Plan, in its sole discretion, prior to Achievement of Proof of Concept for a Compound (including Licensed Compound) or Licensed Product in the applicable Development Program; and (c) either Party may accept or reject any activities assigned or allocated to it on any Development Plan, in its sole discretion, after Achievement of Proof of Concept for a Compound (including Licensed Compound) or Licensed Product in the applicable Development Program; provided that, such rejecting Party may not refuse to (y) conduct any activities it previously agreed to conduct in the applicable Development Plan, and (z) pay its share of the Development Costs as otherwise provided in this Agreement.

ARTICLE 5

LICENSE GRANTS

5.1 License Grants To CELGENE. Subject to the terms and conditions of this Agreement:

5.1.1 Research Grant to CELGENE. During the Option Term and, with respect to each Selected Target, upon expiration of the Option Term until the effectiveness of an IND with respect to a Development Candidate Directed to the applicable Selected Target, if such effectiveness is not achieved prior to expiration of the Option Term, EPIZYME hereby grants to CELGENE the co-exclusive (with EPIZYME and its Affiliates), worldwide, royalty-free right and license in the Field, with the right to grant sublicenses (subject to Section 5.1.5), under EPIZYME IP and EPIZYME’s interest in Joint Collaboration IP solely to permit CELGENE to conduct its activities with respect to Available Targets and Selected Targets, as applicable, and Compounds Directed to such Available Targets and Selected Targets, and related Diagnostic Products, as contemplated under the Research Plan as part of the Collaboration in accordance with the terms of this Agreement.

5.1.2 Licensed Products in the CELGENE Territory. Commencing upon each Target becoming a Selected Target and continuing during the remainder of the Term (and until such later time as provided in Article 12, if applicable), EPIZYME hereby grants to CELGENE an exclusive right and license (even as to EPIZYME and its Affiliates, except as provided in

Section 5.2.4 and Section 5.4) in the Field in the CELGENE Territory, with the right to grant sublicenses (subject to Section 5.1.5), under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP, solely to the extent necessary to research, Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize any and all Licensed Compounds and Licensed Products, in each case Directed to such Selected Target, and related Diagnostic Products.

5.1.3 Licensed Product Development and Manufacturing in the EPIZYME Territory. Commencing upon each Target becoming a Selected Target and continuing during the remainder of the Term (and until such later time as provided in Article 12, if applicable), EPIZYME hereby grants to CELGENE a co-exclusive (with EPIZYME and its Affiliates) right and license in the Field in the EPIZYME Territory, with the right to grant sublicenses (subject to Section 5.1.5), under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP and CELGENE retains a co-exclusive (with EPIZYME and its Affiliates) right and license in the Field in the EPIZYME Territory under the CELGENE IP and CELGENE’s interest in the Joint Collaboration IP, to (i) conduct activities with respect to Selected Targets as contemplated under the Development Plans, and (ii) Develop, Manufacture, have Manufactured and import, in the case of the foregoing clauses (i) and (ii), solely to support Development and Commercialization in the CELGENE Territory, any and all Licensed Compounds and Licensed Products, in each case Directed to such Selected Targets, and related Diagnostic Products.

5.1.4 Lapsed Targets and Terminated Targets. Subject to Section 7.1, on a Lapsed Target-by-Lapsed Target and Terminated Target-by-Terminated Target basis, EPIZYME hereby grants to CELGENE a royalty-free, worldwide, perpetual, non-exclusive right and license, with the right to grant sublicenses (subject to Section 5.1.5), under (a) the EPIZYME Collaboration IP that is not Chemistry IP and (b) EPIZYME’s interest in the Joint Collaboration Non-Chemistry IP, solely to the extent necessary to research, Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Compounds Directed to such Lapsed Target or Terminated Target, as applicable, and related Diagnostic Products.

5.1.5 CELGENE’s Sublicensing Rights. Subject to Section 7.1, CELGENE shall have the right to grant sublicenses under the rights granted to it under Sections 5.1.1 through 5.1.4 inclusive, without the prior written consent of EPIZYME to any of CELGENE’s Affiliates and to Third Party subcontractors engaged by CELGENE in the ordinary course of business. CELGENE shall also have the right to grant sublicenses under the rights granted to it under Sections 5.1.1 through 5.1.4 inclusive, without the prior written consent of EPIZYME, to any CELGENE Affiliate or Third Party; provided however that CELGENE shall provide EPIZYME with (a) [**] days written notice prior to executing any such sublicense agreement with a Third Party in any or all of the Major License Countries and (b) a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof. Each sublicense granted by CELGENE under this Section 5.1.5 shall be subject to and consistent with the terms and conditions of this Agreement. CELGENE shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.1.5.

5.1.6 UNC Agreement.

(a) The license grants by EPIZYME to CELGENE set forth in this Section 5.1 include, as applicable to Available Targets, Selected Targets and Compounds (including Licensed Compounds) and Licensed Products Directed to such Targets, the sublicense of certain rights licensed to EPIZYME under the UNC Agreement. CELGENE’s rights and licenses under, or with respect to, such sublicense rights are subject to the restrictions, limitations and obligations imposed on or applicable to EPIZYME’s sublicensees set forth in Articles 6 (excluding Sections 6.2 and 6.3) and 11 and Sections 2.4, 2.5, 2.6, 2.7, 2.8, 4.2, 4.3, 9.2, 9.3, 9.4, 12.1.1, 12.1.3, 12.4, 12.5 and 12.7 of the UNC Agreement. Further, CELGENE acknowledges the disclaimer of warranty and limitation of liability set forth in Article 10 of the UNC Agreement.

(b) Any obligations required by the UNC Agreement to be included in a sublicense thereunder as set forth in Section 5.1.6(a) above, shall, with respect to the applicable Available Targets, Selected Targets and Compounds (including Licensed Compounds) and Licensed Products Directed to such Targets, be deemed to be included in this Agreement and shall be further included by CELGENE in any sublicense granted by CELGENE under this Agreement with respect to such Available Targets, Selected Targets and Compounds (including Licensed Compounds) and Licensed Products Directed to such Targets.

(c) Without limiting Section 11.1 of this Agreement, in no event will CELGENE, its Affiliates or Sublicensees be responsible or liable for any payment or indemnification obligations for which EPIZYME is responsible or liable pursuant to the UNC Agreement.

5.2 License Grants to EPIZYME. Subject to the terms and conditions of this Agreement:

5.2.1 Research Grant to EPIZYME. During the Option Term and, with respect to each Selected Target, upon expiration of the Option Term until the effectiveness of an IND with respect to a Development Candidate Directed to the applicable Selected Target, if such effectiveness is not achieved prior to expiration of the Option Term, CELGENE hereby grants to EPIZYME the co-exclusive (with CELGENE and its Affiliates), worldwide, royalty-free right and license in the Field, with the right to grant sublicenses (subject to Section 5.2.6), under CELGENE IP and CELGENE’s interest in the Joint Collaboration IP solely to permit EPIZYME to conduct its activities with respect to Available Targets and Selected Targets, as applicable, and Compounds Directed to such Available Targets and Selected Targets, and related Diagnostic Products, as contemplated under the Research Plan as part of the Collaboration in accordance with the terms of this Agreement.

5.2.2 Licensed Products in the EPIZYME Territory. Commencing upon each Target becoming a Selected Target and continuing during the remainder of the Term (and until such later time as provided in Article 12, if applicable), CELGENE hereby grants to EPIZYME a royalty-free, exclusive right and license (even as to CELGENE and its Affiliates, except as provided in Section 5.1.3 and Section 5.4) in the Field in the EPIZYME Territory, with the right to grant sublicenses (subject to Section 5.2.6), under the CELGENE IP that is not Chemistry IP and CELGENE’s interest in the Joint Collaboration IP, solely to the extent necessary to research, Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Licensed Compounds and Licensed Products, in each case Directed to such Selected Target, and related Diagnostic Products.

5.2.3 CELGENE Provided Compounds.

(a) Directed to Selected Targets.

(i) Products in the EPIZYME Territory. Commencing upon the date that a Compound is a CELGENE Development Candidate and continuing during the remainder of the Term (and until such later time as provided in Article 12, if applicable), CELGENE hereby grants to EPIZYME a royalty-free right and license in the Field in the EPIZYME Territory, with the right to grant sublicenses (subject to Section 5.2.6), under the CELGENE Provided Compound IP, (A) on an exclusive basis (even as to CELGENE and its Affiliates, except as provided in Section 5.1.3 and Section 5.4), solely to the extent necessary to Develop, use, offer for sale, sell, import and otherwise Commercialize (in each case, other than to Manufacture and have Manufactured), and (B) on a non-exclusive basis, solely to the extent necessary to Manufacture and have Manufactured, in each case, such CELGENE Development Candidate and products comprising such CELGENE Development Candidate, in each case Directed to the applicable Selected Target, and related Diagnostic Products.

(ii) Product Development and Manufacturing in the CELGENE Territory. Commencing upon the date that a Compound is a CELGENE Development Candidate and continuing during the remainder of the Term (and until such later time as provided in Article 12, if applicable), CELGENE hereby grants to EPIZYME a royalty-free, co-exclusive (with CELGENE and its Affiliates) right and license in the Field in the CELGENE Territory, with the right to grant sublicenses (subject to Section 5.2.6), under the CELGENE Provided Compound IP, to (i) conduct activities with respect to Selected Targets as contemplated under the Development Plans, and (ii) Develop, Manufacture, have Manufactured and import, in the case of the foregoing clauses (i) and (ii), solely to support Development and Commercialization in the EPIZYME Territory, such CELGENE Development Candidate and products comprising such CELGENE Development Candidate, in each case Directed to the applicable Selected Target, and related Diagnostic Products; provided that any such license under CELGENE Provided Compound IP to Manufacture and have Manufactured such CELGENE Development Candidate and products comprising such CELGENE Development Candidate and related Diagnostic Products shall be non-exclusive rather than co-exclusive and shall be limited solely to the extent necessary to Manufacture and have Manufactured such CELGENE Development Candidate and products comprising such CELGENE Development Candidate and related Diagnostic Products.

(b) Directed to Lapsed Targets and Terminated Targets. On a Lapsed Target-by-Lapsed Target and Terminated Target-by-Terminated Target basis, CELGENE hereby grants to EPIZYME a royalty-free, worldwide, perpetual, right and license in the Field, with the right to grant sublicenses (subject to Section 5.2.6), under the CELGENE Provided Compound IP existing as of, and to the extent used at, the time such Target becomes a Lapsed Target or Terminated Target, as applicable, (A) on an exclusive basis (even as to CELGENE and its

Affiliates, except as provided in Section 5.1.3 and Section 5.4), solely to the extent necessary to Develop, use, offer for sale, sell, import and otherwise Commercialize (in each case, other than to Manufacture and have Manufactured), and (B) on a non-exclusive basis, solely to the extent necessary to Manufacture and have Manufactured, in each case, the applicable CELGENE Development Candidate(s) and products comprising such CELGENE Development Candidate(s), in each case Directed to the applicable Lapsed Target or Terminated Target, and related Diagnostic Products.

5.2.4 Licensed Products Development and Manufacturing in the CELGENE Territory. Commencing upon each Target becoming a Selected Target and continuing during the remainder of the Term (and until such later time as provided in Article 12, if applicable), CELGENE hereby grants to EPIZYME a royalty-free, co-exclusive (with CELGENE and its Affiliates) right and license in the Field in the CELGENE Territory, with the right to grant sublicenses (subject to Section 5.2.6), under the CELGENE IP that is not Chemistry IP and CELGENE’s interest in the Joint Collaboration IP and EPIZYME retains a co-exclusive (with CELGENE and its Affiliates) right and license in the Field in the CELGENE Territory under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP, to (i) conduct activities with respect to Selected Targets as contemplated under the Development Plans, and (ii) Develop, Manufacture, have Manufactured and import, in the case of the foregoing clauses (i) and (ii), solely to support Development and Commercialization in the EPIZYME Territory, any and all Licensed Compounds and Licensed Products, in each case Directed to the applicable Selected Target, and related Diagnostic Products.

5.2.5 Lapsed Targets and Terminated Targets. On a Lapsed Target-by-Lapsed Target and Terminated Target-by-Terminated Target basis, CELGENE hereby grants to EPIZYME a royalty-free, worldwide, perpetual, non-exclusive right and license, with the right to grant sublicenses (subject to Section 5.2.6), under (a) the CELGENE Collaboration IP that is not Chemistry IP and (b) CELGENE’s interest in the Joint Collaboration Non-Chemistry IP, solely to the extent necessary to research, Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Compounds Directed to such Lapsed Target or Terminated Target, as applicable, and related Diagnostic Products.

5.2.6 EPIZYME’s Sublicensing Rights. Subject to Section 7.1, EPIZYME shall have the right to grant sublicenses under the rights granted to it under Sections 5.2.1 through 5.2.5 inclusive, without the prior written consent of CELGENE to any of EPIZYME’s Affiliates and to Third Party subcontractors engaged by EPIZYME in the ordinary course of business. EPIZYME shall also have the right to grant sublicenses under the rights granted to it under Sections 5.2.1 through 5.2.5 inclusive, without the prior written consent of CELGENE, to any EPIZYME Affiliate or Third Party; provided however that EPIZYME shall provide CELGENE with (a) [**] days written notice prior to executing any such sublicense agreement with a Third Party in any country in the EPIZYME Territory and (b) a fully executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof. Each sublicense granted by EPIZYME under this Section 5.2.6 shall be subject to and consistent with the terms and conditions of this Agreement. EPIZYME shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.2.6.

5.3 Licenses to CELGENE Lead Candidates. On a CELGENE Development Candidate-by-CELGENE Development Candidate basis, in the event CELGENE exercises the applicable Celgene Option, then within [**] days after the expiration of the applicable Selection Term, CELGENE shall determine whether to continue to research and Develop within the Collaboration any Compound(s) other than the CELGENE Development Candidate that (a) are based upon or derived from the CELGENE Provided Compound from which such CELGENE Development Candidate is based upon or derived, (b) are Directed to the same Selected Target to which the CELGENE Development Candidate is Directed, and (c) as of the date of expiration of the applicable Selection Term, met the Lead Candidate Criteria pursuant to Section 2.2.4, but did not meet the Development Candidate Selection Criteria pursuant to Section 2.2.5. In the event CELGENE determines to include any such Compound(s) in the applicable Development Program, CELGENE shall provide written notice to EPIZYME, which shall list the identity(ies) and chemical structure(s) of such Compound(s); it being understood and agreed that no information or data relating to such Compound other than its identity and chemical structure is required to be disclosed or provided by CELGENE under this Agreement. As of the date of such notice, (w) such Compound shall be deemed a “CELGENE Lead Candidate”, (x) such CELGENE Lead Candidate shall be available for further research and Development under the Research Plan or applicable Development Plan for the applicable Selected Target, (y) each Party shall grant and hereby does grant the other Party a co-exclusive (with the other Party and its Affiliates), worldwide, royalty-free right and license in the Field, with the right to grant sublicenses (subject to Section 5.1.5 or 5.2.6, as applicable) under the EPIZYME IP and EPIZYME’s interest in Joint Collaboration IP or the CELGENE IP and CELGENE’s interest in Joint Collaboration IP, as applicable, solely to permit the other Party to conduct its activities with respect to such CELGENE Lead Candidate as contemplated under the Research Plan or applicable Development Plan as part of the Collaboration in accordance with the terms of this Agreement; and (z) the licenses set forth in Section 5.2.3 shall become effective on the date a Compound based upon or derived from such CELGENE Lead Candidate, which is identified, synthesized or otherwise discovered during the conduct of the Collaboration, satisfies the applicable Development Candidate Selection Criteria or is otherwise deemed to be a Development Candidate pursuant to Section 2.2.5 and shall continue for the remainder of the Term (and until such later time as provided in Article 12, if applicable) and, following such date on which such Compound satisfies the applicable Development Candidate Selection Criteria or is otherwise deemed to be a Development Candidate pursuant to Section 2.2.5, such Compound shall be deemed to be a CELGENE Development Candidate and a Development Candidate and shall no longer be a CELGENE Lead Candidate, and therefore shall not be eligible for the Lead Candidate Product milestones set forth in Section 6.7.4. For the avoidance of doubt, any Compound (1) based upon or derived from a CELGENE Lead Candidate, (2) identified, synthesized or otherwise discovered during the conduct of the applicable Development Program after the applicable Selection Term, and (3) that is determined to satisfy the Lead Candidate Criteria pursuant to Section 2.2.4 during the conduct of the applicable Development Program after the applicable Selection Term, shall be deemed a “CELGENE Lead Candidate” as of the date of such determination for purposes of subclauses (x), (y) and (z) in the preceding sentence and subclause (z) of Section 1.74.

5.4 Rights Retained by the Parties. For purposes of clarity, each Party retains the right under Know-How and Patents Controlled by such Party to the extent necessary to exercise its rights and perform its obligations under this Agreement, and any rights of EPIZYME or CELGENE, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, [**] under this Agreement. In addition, subject to the exclusivity obligations set forth in Section 7.1, EPIZYME retains the right, under Patents and Know-How Controlled by EPIZYME, including its interest in Joint Collaboration IP, to perform ongoing platform discovery activities.

5.5 Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to any section of this Agreement are, and shall be deemed to be, rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code and of any similar provisions of applicable Laws under any other jurisdiction (the “Bankruptcy Code”)). Each Party agrees that the other Party, as a licensee of rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such Party and all embodiments of such intellectual property, which, if not already in such Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such Party’s written request therefor, unless the Party in the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Party in the bankruptcy proceeding upon written request therefor by the other Party.

5.6 Technical Transfer and Disclosure of Know-How. EPIZYME promptly shall provide to CELGENE access to, and copies of all documents and materials containing the EPIZYME Know-How and EPIZYME Collaboration Know-How as shall be reasonably requested by CELGENE as necessary or reasonably useful to exercise its rights under the license grants in Section 5.1: (a) in order to undertake mutually agreed activities assigned to CELGENE under the Research Plan and Development Plan(s) or (b) to conduct clinical Development of Licensed Compounds and Licensed Products. Any Development Costs of materials transferred to CELGENE pursuant to this Section 5.6 shall be borne by the Parties in accordance with Section 6.5 or Section 6.6, as applicable.

ARTICLE 6

FINANCIAL TERMS

6.1 Upfront Fee. In partial consideration for the licenses granted to CELGENE hereunder, CELGENE shall pay EPIZYME a payment of Sixty-Five Million Dollars ($65,000,000) on the Effective Date. Such payment shall be payable by wire transfer of immediately available funds in accordance with Section 6.11.

6.2 Purchase of Shares. On the Effective Date, EPIZYME shall sell to CELGENE EUROPE and CELGENE EUROPE shall purchase from EPIZYME 9,803,922 shares of Series C Preferred Stock, par value $0.0001 per share, of EPIZYME at a purchase price of $2.55 per share, having an aggregate purchase price of Twenty Five Million Dollars ($25,000,000) pursuant to the Stock Purchase Agreement.

6.3 Celgene Option Extension Fee. If CELGENE elects to extend the Option Term for one (1) additional year pursuant to Section 2.4.4, CELGENE shall upon such election, pay EPIZYME a payment of [**] Dollars ($[**]) (the “Extension Fee”). The Extension Fee shall be payable by wire transfer of immediately available funds in accordance with Section 6.11.

6.4 Research Funding During the Selection Term. Subject to Section 6.5.1, on an Available Target-by-Available Target basis, during the applicable Selection Term, (a) EPIZYME shall be solely responsible for all costs incurred by EPIZYME and its Affiliates in performing activities pursuant to the Research Plan and (b) CELGENE shall be solely responsible for all costs incurred by CELGENE and its Affiliates in performing activities pursuant to the Research Plan.

6.5 Development Funding.

6.5.1 Overview. On a Development Program-by-Development Program basis, except for any Territory-Specific Development Costs to be paid by the applicable Party pursuant to Section 6.6 and subject to Section 3.8, during the applicable Development Term, (a) EPIZYME shall pay all DOT1L Phase 1 Costs incurred by EPIZYME in performing activities related to DOT1L pursuant to the applicable Development Plan; and (b) all other Global Development Costs incurred by the Parties shall be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE (the “Development Cost Share”); provided that, notwithstanding anything to the contrary in this Agreement, all costs incurred by EPIZYME through the effectiveness of the first IND with respect to an applicable Compound in the United States or Europe (y) during and after expiration of the Option Term shall be borne by EPIZYME, except as set forth in Section 6.5.1(z), and (z) after the later of the expiration of the Option Term or the effectiveness of the first IND with respect to the applicable Compound in the U.S. or Europe, shall be borne fifty percent (50%) by EPIZYME and fifty percent (50%) by CELGENE, solely with respect to any back-up Compound mutually agreed upon by the Parties for the applicable Selected Target. Global Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 6.5.2(d).

6.5.2 Annual Budgets; Payment and Reconciliation of Global Development Costs.

(a) On a Development Program-by-Development Program basis, subject to Section 3.8, no later than [**] days following the beginning of the Development Term and by December 31st of each Calendar Year thereafter, the Parties (acting through the JDC) shall mutually agree to an appropriate budget (or an appropriate amendment or update to the then-current budget) under the Development Plan for such Development Program to cover Global Development Costs expected to be incurred by EPIZYME and CELGENE in the performance of Development activities under such Development Plan during the upcoming

Calendar Year (or pro rata portion thereof, as applicable) during the applicable Development Term, provided that with respect to any Clinical Trial(s) or other material Development activities which may take longer than one year to complete, the budget shall cover all Global Development Costs expected to be incurred until the anticipated completion of such Clinical Trial(s) or other material Development activities (collectively, the “Budgeted Costs”).

(b) Each Party shall calculate and maintain records of Global Development Costs incurred by it in accordance with procedures to be established by the JDC.

(c) Within [**] days following the end of each Calendar Quarter, each Party shall provide the other Party a report, on a Development Program-by-Development Program basis, of actual Global Development Costs incurred by such Party during such Calendar Quarter in accordance with the applicable Development Plans, in a manner that allocates such Global Development Costs to the extent possible to a specific activity in the applicable budget, together with reasonable supporting evidence of such Global Development Costs.

(d) Reimbursement of Global Development Costs. The Party that incurs less than its share of the total actual Global Development Costs shall pay to the other Party a payment amount calculated so that each of the Parties bears its Development Cost Share after giving effect to such payment for such Calendar Quarter.

6.6 Territory-Specific Development Costs. Territory-Specific Development Costs relating solely to the CELGENE Territory shall be borne one hundred percent (100%) by CELGENE. Territory-Specific Development Costs relating solely to the EPIZYME Territory shall be borne [**] percent ([**]%) by EPIZYME. In the event the Parties do not agree as to whether a Development Cost is a Territory-Specific Development Cost or a Global Development Cost, then the Party that desires to conduct the relevant Development activity shall pay [**] percent ([**]%) of such Development Cost. [**] following the commencement of, and until the completion of, the applicable Development activity, the Party not conducting such Development activity may request that the Party conducting such Development activity provide a summary of the current status of such Development activity, the Development Costs incurred to date, any significant milestones achieved and any topline initial results of such Development activity. If a Party (the “Non-Paying Party”) wishes to use the results of such Development activity paid for, as between the Parties, solely by the other Party (the “Sole Paying Party”) as part of a data package submitted by the Non-Paying Party to obtain approval for the same or a similar use of the applicable Licensed Compound or Licensed Product for which the Sole Paying Party conducted such Development activity (a “Registrational Use”), the Non-Paying Party shall provide written notice thereof and promptly thereafter the Sole Paying Party shall provide the Non-Paying Party with an invoice for [**] percent ([**]%) of the Development Costs incurred by the Sole Paying Party in the generation of such results as of the date of the Non-Paying Party’s written notice and the Non-Paying Party shall pay such invoice within [**] days. Thereafter, the Non-Paying Party and Sole Paying Party shall each pay fifty percent (50%) of any additional Development Costs directly arising from such Development activity. For purposes of clarity, merely referencing the existence of the Sole Paying Party’s Development activities or providing data from such activities to meet safety reporting obligations with respect to the applicable Licensed Compound or Licensed Product by the Non-Paying Party shall not constitute use pursuant to this Section 6.6, but the incorporation or inclusion of any results of such Development activities by the Non-Paying Party for a Registrational Use shall constitute use for purposes of this Section 6.6.

6.7 Milestones.

6.7.1 Non-DOT1L Selected Targets. CELGENE shall make the Development milestone payments to EPIZYME that are set forth below upon the first achievement by EPIZYME, CELGENE, or their respective Affiliates or Sublicensees of the Development milestone events set forth below with respect to each Selected Target except DOT1L, on a Selected Target-by-Selected Target basis.

Milestone Event (For each Selected Target)	Milestone Payments (in $ [**])
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

6.7.2 DOT1L. CELGENE shall make the Development milestone payments to EPIZYME that are set forth below upon the first achievement by EPIZYME, CELGENE, or their respective Affiliates or Sublicensees of the Development milestone events set forth below with respect to DOT1L.

Milestone Event (For each Selected Target)	Milestone Payments (in $ millions)
Achievement of Proof of Concept of a Licensed Compound Directed to the applicable Selected Target	25
[**]	[**]
[**]	[**]

Milestone Event (For each Selected Target)	Milestone Payments (in $ [**])
[**]	[**]
[**]	[**]
[**]	[**]

[**].

6.7.3 Sales Milestone for EPIZYME Opt-Out During the Pre-Regulatory Approval Opt-Out Period. CELGENE shall make the sales milestone payment to EPIZYME that is set forth below upon the first achievement by CELGENE or its Affiliates or Sublicensees of the milestone event set forth below, with respect to each Selected Target for which EPIZYME has exercised its EPIZYME Opt-Out during the Pre-Regulatory Approval Opt-Out Period pursuant to Section 3.8, subsequent to the EPIZYME Opt-Out Date:

Milestone Event (For each Selected Target)	Milestone Payments (in $ [**]) if EPIZYME opted-out during the Pre- Pivotal Opt-Out Period with respect to such Development Program	Milestone Payments (in $ [**]) if EPIZYME opted-out during the Pre-NDA Opt-Out Period with respect to such Development Program
Annual Net Sales in the United States exceed [**] ($[**])	[**]	[**]

6.7.4 Development and Sales Milestones for Lead Candidate Products. CELGENE shall make the Development milestone payment and sales milestone payment to EPIZYME that are set forth below upon the first achievement by CELGENE or its Affiliates or Sublicensees of the Development milestone event and sales milestone event set forth below with respect to any Lead Candidate Product.

Milestone Event (For each Lead Candidate Product)	Milestone Payments (in $ [**])
[**]	[**]
Annual Net Sales (for such purposes, substituting Lead Candidate Product for Licensed Product in the definition of Net Sales) worldwide exceed [**] ($[**])	[**]

[**].

6.7.5 If, upon achievement of a particular milestone event set forth in the table in Section 6.7.1 or Section 6.7.2 as applicable, any of the applicable previous milestone payments for milestone events (1) through (6) set forth in the tables in Section 6.7.1 and Section 6.7.2, has not been paid for such Selected Target (including DOT1L), then such milestone payment(s) shall be payable concurrently with the payment for such subsequent achievement.

6.7.6 If CELGENE ceases all Development of a particular Licensed Product (“Discontinued Product”) after having made one or more milestone payments on the achievement of one or more milestone events by such Licensed Product, there shall be no payment due upon the accomplishment of the same milestone event(s) for which such milestone payments were previously made with any substitute, backup or replacement Licensed Product Directed to the same Selected Target as the Discontinued Product.

6.7.7 Upon achievement by or on behalf of EPIZYME, its Affiliates or Sublicensees of a milestone event set forth in this Section 6.7, CELGENE shall pay EPIZYME the corresponding milestone payment within [**] days after receipt of notice of such achievement from EPIZYME. Upon achievement by or on behalf of CELGENE, its Affiliates or Sublicensees of a milestone event set forth in this Section 6.7, CELGENE shall promptly (but in no event more than [**] Business Days after achievement thereof) notify EPIZYME of such achievement, and CELGENE shall pay EPIZYME the corresponding milestone payment within [**] days after such achievement. For purposes of clarity, CELGENE only shall be obligated to make a milestone payment corresponding to each of the foregoing events only once for each Selected Target under this Section 6.7, regardless of the number of Compounds (including Licensed Compounds) and Licensed Products (or, as applicable, Lead Candidate Products) that achieve such milestone event or the number of times such milestone event occurs for any specific Compound (including Licensed Compound) or Licensed Product (or, as applicable, Lead Candidate Product).

6.8 Royalties.

6.8.1 Royalties in the CELGENE Territory.

(a) Licensed Products not Directed to DOT1L.

(i) CELGENE shall pay EPIZYME royalties on Annual Net Sales by CELGENE, its Affiliates and Sublicensees in the CELGENE Territory (provided that on a Selected Target-by-Selected Target basis, if EPIZYME has exercised its EPIZYME Opt-Out as to such Selected Target, for purposes of this Section 6.8.1(a)(i), the CELGENE Territory shall not include the United States notwithstanding any expansion of the CELGENE Territory resulting from the EPIZYME Opt-Out), on a Licensed Product-by-Licensed Product basis, for all Licensed Products Directed to a Selected Target other than DOT1L, at the royalty rates set forth in the table below:

Annual Net Sales in the CELGENE Territory	Incremental Royalty Rates
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees up to but not including $[**]	[**]	%
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**] up to but not including $[**]	[**]	%
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**]	[**]	%

(ii) In the event EPIZYME has exercised its EPIZYME Opt-Out pursuant to Section 3.8, in addition to the royalties set forth above (which shall apply to the CELGENE Territory, excluding the United States), if as a result of such EPIZYME Opt-Out the CELGENE Territory expands to include the United States, CELGENE shall pay EPIZYME royalties on Annual Net Sales by CELGENE, its Affiliates and Sublicensees in the United States, on a Licensed Product-by-Licensed Product basis, for all Licensed Products Directed to a Selected Target other than DOT1L, at the royalty rates set forth in the table below:

Annual Net Sales in the United States	Incremental Royalty Rates
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees up to but not including $[**]	[**]	%

Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**] up to but not including $[**]	[**]	%

Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**]	[**]	%

(b) Licensed Products Directed to DOT1L.

(i) CELGENE shall pay EPIZYME royalties on Annual Net Sales by CELGENE, its Affiliates and Sublicensees in the CELGENE Territory (provided that if EPIZYME has exercised its EPIZYME Opt-Out as to DOT1L, for purposes of this Section 6.8.1(b)(i), the CELGENE Territory shall not include the United States notwithstanding any expansion of the CELGENE Territory resulting from such EPIZYME Opt-Out), on a Licensed Product-by-Licensed Product basis, for all Licensed Products Directed to DOT1L, at the royalty rates set forth in the table below:

Annual Net Sales in the CELGENE Territory	Incremental Royalty Rates
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees up to but not including $[**]	[**]	%
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**] up to but not including $[**]	[**]	%
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**]	[**]	%

For example, if Annual Net Sales by CELGENE, its Affiliates and Sublicensees in the CELGENE Territory of a Licensed Product that is Directed to a Selected Target other than DOT1L were $[**], the royalties payable with respect to such Annual Net Sales, subject to adjustment as set forth in this Section 6.8 below, would be [**].

(ii) In the event EPIZYME has exercised its EPIZYME Opt-Out pursuant to Section 3.8, in addition to the royalties set forth above (which shall apply to the CELGENE Territory, excluding the United States), if as a result of such EPIZYME Opt-Out the CELGENE Territory expands to include the United States, CELGENE shall pay EPIZYME royalties on Annual Net Sales by CELGENE, its Affiliates and Sublicensees in the United States, on a Licensed Product-by-Licensed Product basis, for all Licensed Products Directed to DOT1L, at the royalty rates set forth in the table below:

Annual Net Sales in the United States	Incremental Royalty Rates
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees up to but not including $[**]	[**]	%
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**] up to but not including $[**]	[**]	%
Portion of Annual Net Sales by CELGENE, its Affiliates and Sublicensees equal to or greater than $[**]	[**]	%

6.8.2 Royalty Term and Adjustments.

(a) CELGENE’s royalty obligations to EPIZYME under this Section 6.8 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the date of First Commercial Sale by CELGENE, its Affiliates or Sublicensees to a Third Party of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis upon the later of the following (the “Royalty Term” for each Licensed Product), as applicable:

(i) the expiration of Legal Exclusivity with respect to such Licensed Product in such country; or

(ii) the fifteenth (15th) anniversary of the First Commercial Sale of such Licensed Product in such country by CELGENE, its Affiliates or Sublicensees.

(b) The foregoing provisions of this Section 6.8 notwithstanding, the royalty amounts payable with respect to Net Sales of Licensed Products shall be reduced, on a country-by-country and Licensed Product-by-Licensed Product basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 6.8.1 or 6.8.2 during any portion of the Royalty Term when Legal Exclusivity does not apply to such Licensed Product in such country (hereinafter, the “Know-How Royalty”).

6.8.3 Royalty Reduction for Comparable Third Party Product Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, Comparable Third Party Product Competition is present with respect to such Licensed Product in such country during such Calendar Quarter, then the royalties payable with respect to Net Sales of such Licensed Product pursuant to Section 6.8.1 or Section 6.8.2 in such country during such Calendar Quarter shall be reduced by either (a) [**] percent ([**]%) in the event market share is reduced as set forth in Section 1.27(b)(i) or (b) [**] percent ([**]%) in the event market share is reduced as set forth in Section 1.27(b)(ii), in each case, of the royalties otherwise payable pursuant to Sections 6.8.1 and 6.8.2.

6.8.4 Third Party Payments.

(a) CELGENE shall be entitled to credit against the royalties due to EPIZYME upon Net Sales of a Licensed Product in a country an amount equal to [**] percent ([**]%) of the total royalties for Net Sales of such Licensed Product that are paid by CELGENE to Third Parties with respect to license rights to Third Party Patents that Cover the Manufacture, use, offer for sale, sale or importation of such Licensed Product in such country; provided however that, all such credits pursuant to this Section 6.8.4 shall not reduce the royalties payable to EPIZYME with respect to any Licensed Product in any country to less than [**] percent ([**]%) of the royalties otherwise due to EPIZYME pursuant to Section 6.8.1 or Section 6.8.2; and provided further that, CELGENE shall have the right to carry forward for application against royalties payable to EPIZYME with respect to Net Sales of such Licensed Product in such country in future periods any amount that is not so credited due to the limitation in the immediately preceding proviso.

(b) In the event EPIZYME or any of its Affiliates enters into a Patent or Know-How license with a Third Party that is necessary or useful for the Manufacture, use, offer for sale, sale or importation of a Licensed Product in a country in the CELGENE Territory after the Effective Date, (it being understood that, except for the UNC Agreement, neither EPIZYME nor any of its Affiliates is a party to any such relevant Third Party licenses as of the Effective Date), under which EPIZYME or its Affiliate, as applicable, is entitled to grant a sublicense to CELGENE, CELGENE will have the right to obtain such sublicense from EPIZYME or its Affiliates, as applicable; provided however that, subject to Sections 6.8.4(d) and 10.4(f), (i) if CELGENE elects to obtain such sublicense, CELGENE would pay [**] percent

([**]%) of the amounts payable to the Third Party on account of such sublicense (either directly to the Third Party licensor or to EPIZYME or its Affiliate, as applicable, as the Parties shall reasonably agree with the goal of ensuring timely payment to the Third Party) and CELGENE shall be entitled to credit against the royalties due to EPIZYME upon Net Sales of such Licensed Product in such country an amount equal to [**] percent ([**]%) of the amounts paid by CELGENE (either directly or indirectly through EPIZYME) to such Third Party with respect to such license rights for such Licensed Product in such country, subject to the same limitations described in the provisos at the end of the immediately preceding subsection (a), and (ii) if CELGENE does not pay [**] percent ([**]%) of the amounts payable to such Third Party on account of such sublicense to CELGENE, such Third Party Patent or Know-How shall be excluded from the licenses granted to CELGENE hereunder (i.e., if CELGENE does not pay such amounts with respect to sublicenses that would otherwise be granted to CELGENE under Third Party license(s) entered into by EPIZYME or its Affiliate, as applicable, the corresponding license rights shall not be sublicensed to CELGENE and EPIZYME shall be deemed not to Control such licensed intellectual property for purposes of the licenses and other rights granted to CELGENE hereunder).

(c) In the event CELGENE or any of its Affiliates enters into a Patent or Know-How license with a Third Party that is necessary or useful for the Manufacture, use, offer for sale, sale or importation of a Licensed Product in the EPIZYME Territory after the Effective Date, (it being understood that neither CELGENE nor any of its Affiliates is a party to any such relevant Third Party licenses as of the Effective Date), under which CELGENE or its Affiliate, as applicable, is entitled to grant a sublicense to EPIZYME, EPIZYME will have the right to obtain such sublicense from CELGENE or its Affiliates, as applicable; provided however that, (i) if EPIZYME elects to obtain such sublicense, EPIZYME would pay [**] percent ([**]%) of the amounts payable to the Third Party on account of such sublicense (either directly to the Third Party licensor or to CELGENE or its Affiliate, as applicable, as the Parties shall reasonably agree with the goal of ensuring timely payment to the Third Party), and (ii) if EPIZYME does not pay [**] percent ([**]%) of the amounts payable to such Third Party on account of such sublicense to EPIZYME, such Third Party Patent or Know-How shall be excluded from the licenses granted to EPIZYME hereunder (i.e., if EPIZYME does not pay such amounts with respect to sublicenses that would otherwise be granted to EPIZYME under Third Party license(s) entered into by CELGENE or its Affiliate, as applicable, the corresponding license rights shall not be sublicensed to EPIZYME and CELGENE shall be deemed not to Control such licensed intellectual property for purposes of the licenses and other rights granted to EPIZYME hereunder).

(d) Notwithstanding anything to the contrary in this Agreement, in the event EPIZYME enters into a Patent or Know-How license with a Third Party with respect to U.S. Patent No. [**] or any U.S. or foreign family members of such Patent, after the Effective Date, EPIZYME shall, at EPIZYME’s sole cost and expense, ensure that such Third Party license shall permit EPIZYME to grant a sublicense to CELGENE, and any intellectual property licensed under such Third Party license shall automatically be deemed to be EPIZYME IP and within the Control of EPIZYME as of the effective date of such Third Party license. For the avoidance of doubt, Sections 6.8.4(a) - (c), inclusive, including the payment provisions therein, shall not apply with respect to such Third Party license.

6.8.5 Aggregate Limitation on Deductions. Notwithstanding anything to the contrary herein, under no circumstances shall the combined effect of all reductions to the royalties payable to EPIZYME under Sections 6.8.2(b), 6.8.3 and 6.8.4, on a country-by-country and Licensed Product-by-Licensed Product basis, reduce the effective royalties payable by CELGENE to EPIZYME pursuant to this Agreement for any Calendar Quarter below [**] percent ([**]%) of the otherwise applicable royalties payable pursuant to Section 6.8.1.

6.9 [**] EPIZYME’s [**], the Parties shall [**] and [**].

6.10 Reports; Royalty Payments.

6.10.1 Until the expiration of all applicable Royalty Terms under this Article 6, CELGENE agrees to make written reports to EPIZYME within [**] days after the end of each Calendar Quarter covering Net Sales of Licensed Products, on a Licensed Product-by-Licensed Product and country-by-country basis in the CELGENE Territory by CELGENE, its Affiliates and Sublicensees during such Calendar Quarter. The information contained in each report under this Section 6.10 shall be considered Confidential Information of CELGENE.

6.10.2 Each such written report shall provide Net Sales by country and by Licensed Product for the period in question, adjustments (if any) made pursuant to Sections 6.8.2(b), 6.8.3, 6.8.4 and 6.8.5 and a calculation of royalties due.

6.10.3 Concurrent with the delivery of each such report, CELGENE shall make the royalty payment, if any, due to EPIZYME under Article 6 for the Calendar Quarter covered by such report.

6.11 Methods of Payments; Payments Non-Refundable and Non-Creditable.

6.11.1 All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.

6.11.2 The payments due from CELGENE to EPIZYME under Sections 6.1, 6.3 and 6.7 shall be non-refundable and non-creditable (except as permitted under Section 12.7.3 or as agreed by the Parties in an agreement entered into pursuant to Section 6.9); provided that nothing in this Section 6.11.2 shall limit any legal or equitable remedies that CELGENE may have to seek or recover damages in the event of a breach of this Agreement by EPIZYME.

6.12 Accounting.

6.12.1 Payor agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to Payee hereunder to be determined.

6.12.2 Payor further agrees, upon not less than [**] days prior written notice, to permit, and to require its Affiliates and Sublicensees to permit, the books and records relating to such Licensed Product to be examined by an independent accounting firm selected by Payee and reasonably acceptable to Payor for the purpose of verifying reports provided by Payor under this Article 6. Such audit shall not be performed more frequently than [**] in any twelve (12)-month period and the sales of a particular Licensed Product in a particular period may not be audited more than [**], and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. If the independent accounting firm is of the view that there is an error in the determination of any payments, the firm shall give Payor reasonable opportunity to confirm the error and if Payor is able to show to the satisfaction of the firm that no error occurred within [**] days of the firm’s completion of the audit, the firm shall correct its determination. Subject to the above, the firm shall only disclose the results of that audit to Payor and Payee, and shall disclose no other details. All books and records made available for audit shall be deemed to be Confidential Information of Payor.

6.12.3 Such audit examination is to be made at the expense of Payee, except if the results of the audit reveal an underpayment of royalties or milestone payments under this Agreement of [**] percent ([**]%) or more in any Calendar Year, in which case reasonable audit fees for such audit examination shall be paid by Payor.

6.12.4 When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by Payor for consolidation purposes. The Payor shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a Licensed Product-by-Licensed Product and country-by-country basis as part of its report of Net Sales for the period covered under the applicable report.

6.13 Taxes. If laws or regulations require that taxes be withheld with respect to any payments by Payor to Payee under this Agreement, Payor will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Payee on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss and cooperate regarding applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Law. In addition, the Parties shall cooperate in accordance with applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement. Notwithstanding the foregoing provisions of this Section 6.13, if CELGENE is required by any taxing authority outside of the United States to withhold taxes from any amount payable by CELGENE hereunder, then CELGENE shall give notice to EPIZYME of such requirement and shall pay to EPIZYME such additional amount as may be necessary so that EPIZYME shall receive, after deduction of such withholding tax, the amount which EPIZYME would have received in the absence of such withholding tax, provided, however that CELGENE shall have no obligation to pay any additional amount to the extent that the withholding tax would not have been imposed but for (i) the failure by EPIZYME to qualify for an exemption from or reduction in the rate of withholding tax under any applicable income tax convention between the United States and Switzerland, (ii) the assignment by EPIZYME of its rights under this Agreement or any redomiciliation of EPIZYME outside of the United States, or (iii) the assertion by a taxing authority in a jurisdiction other than the United States or Switzerland that a payment by CELGENE to EPIZYME hereunder is derived from sources within such other jurisdiction and therefore is subject to withholding tax in such other jurisdiction. In addition, If CELGENE assigns its rights and obligations hereunder to an Affiliate or Third Party outside the United States or Switzerland pursuant to Section 13.5, and if such Affiliate or Third Party shall be required by applicable Law to withhold any additional taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement shall be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings, EPIZYME receives an amount equal to the sum it would have received had no such assignment been made.

6.14 Late Payments. Any undisputed amount owed by Payor to Payee under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal, eastern U.S. edition, on the first Business Day after such payment is due, plus [**]percent ([**]%), or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken Payee actions (e.g., if a payment is late as a result of Payee providing an incorrect account for receipt of payment). In addition, the Payor shall reimburse the Payee for all reasonable costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments; provided however that the foregoing shall not apply to payments disputed in good faith by the Payor unless the Payee is successful in such dispute or the Payor ceases to dispute such payments.

6.15 Diagnostic Products. If CELGENE or any of its Affiliates or sublicensees Commercializes a Diagnostic Product under the license granted to CELGENE pursuant to Section 5.1.2, the Parties shall negotiate in good faith a reasonable royalty to be paid by CELGENE to EPIZYME, taking into account the facts and circumstances at such time, including profitability of such Diagnostic Product.

ARTICLE 7

EXCLUSIVITY; RIGHT OF FIRST NEGOTIATION

7.1 Selected Target Exclusivity.

7.1.1 During the Option Term. Except pursuant to this Agreement, during the Option Term, neither Party nor any of its respective Affiliates shall, except as otherwise permitted in Section 7.1.3, either (a) alone or with or for any Third Party, research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Compound Directed to any Target, or (b) grant a license or sublicense to research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Compound Directed to any Target; provided that this Section 7.1.1 shall not prevent either Party from conducting any Development activities that incur Territory-Specific Development Costs pursuant to Section 6.6 or engaging Third-Party subcontractors in accordance with Section 2.6. Notwithstanding anything to the contrary in this Section 7.1.1, in the event during the Option Term (y) either Party terminates this Agreement in its entirety, this Section 7.1.1 shall not apply to either Party; or (z) CELGENE terminates this Agreement as to a Selected Target on a Selected Target-by-Selected Target basis, then with respect to the applicable Terminated Target, this Section 7.1.1 shall apply to CELGENE and its Affiliates, but shall not apply to EPIZYME and its Affiliates solely with respect to such Terminated Target. In addition, during the Option Term, neither EPIZYME nor any of its Affiliates shall consummate, or attempt to consummate, a License Event with respect to any Available Target or Selected Target.

7.1.2 After the Option Term. Except pursuant to this Agreement, after the Option Term and during the Term, neither Party nor any of its respective Affiliates shall, except as otherwise permitted in Section 7.1.3, either (a) alone or with or for any Third Party, research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Compound Directed to a Selected Target, or (b) grant a license or sublicense to research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Compound Directed to a Selected Target or (c) alone or with or for any Third Party, or grant a license or sublicense to, research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Licensed Compound that is Directed to a Selected Target for any Target other than the applicable Selected Target; provided that this Section 7.1.2 shall not prevent either Party from conducting any Development activities that incur Territory-Specific Development Costs pursuant to Section 6.6 or engaging Third-Party subcontractors in accordance with Section 2.6. For purposes of clarity, the foregoing sentence shall apply only to Selected Targets and shall not apply to any Target that is not a Selected Target and any Compound Directed to such Target, including Lapsed Targets, EPIZYME Reserved Targets, and Terminated Targets, and any Compound Directed to any of the foregoing, and, after the Option Term, nothing shall limit either Party’s or its Affiliates’ right to research (including screen), Develop, Manufacture, or Commercialize in the Field any Compound Directed to a Target that is not a Selected Target, whether alone or with or for any Third Party, or to grant a license or sublicense in connection with any of the foregoing. Notwithstanding anything to the contrary in this Section 7.1.2 and for the avoidance of doubt, after the Option Term and during the Term, each Party may engage Sublicensees in accordance with Article 5.

7.1.3 Exceptions.

(a) Business Acquisitions. Notwithstanding Sections 7.1.1 and 7.1.2, if (i) a Business Combination occurs with respect to either Party with a Third Party that has a material pharmaceutical program other than programs directed to Targets or (ii) a Party acquires a Third Party that has a material pharmaceutical program other than programs directed to Targets (including by a merger or consolidation) so that such Third Party becomes an Affiliate over which the acquiring Party has control (as defined in Section 1.2), or (iii) a Party acquires all or substantially all of the assets of a Third Party (including any Subsidiaries or divisions thereof) that has a material pharmaceutical program other than programs directed to Targets (each of (i),

(ii) and (iii), a “Business Acquisition”; such Party, the “Business Party”), and, in each case, the Third Party (or any of such Third Party’s then-existing Affiliates) already has, or the acquired assets contain, as applicable, a program that existed prior to, or was planned prior to and is demonstrably to be implemented shortly after, the Business Acquisition that would otherwise violate Section 7.1.1 or Section 7.1.2 at the time of such Business Acquisition (a “Business Program”), then such Third Party (or such Third Party’s Affiliate) or the Business Party, as applicable, shall be permitted to continue such Business Program after such Business Acquisition and such continuation shall not constitute a violation of Section 7.1.1 or Section 7.1.2 above; provided however that (A) none of the EPIZYME IP, CELGENE IP, Joint Collaboration IP, or other Patents or Know-How Controlled by the other Party and, in each case, licensed to the Business Party shall be used in the Business Program, and (B) the research or Development activities required under this Agreement shall be conducted separately from any research or Development activities directed to such Business Program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and separate personnel working on each of the activities under this Agreement and the activities covered under such Business Program. The Business Party shall adopt reasonable procedures to limit the dissemination of Sensitive Information to only those personnel having a need to know such Sensitive Information in order for such Business Party and/or the Third Party, as applicable, to perform its obligations or to exercise its rights under this Agreement, including, in furtherance of the foregoing goal, adoption of reasonable procedures to prohibit and limit the use and disclosure of Sensitive Information for competitive reasons against the other Party and its Affiliates, including the use of Sensitive Information for the research, Development, Manufacture or Commercialization of Compounds, and to prohibit or limit Sensitive Information from being disclosed to or used by any person who is also working on or making scientific, intellectual property or commercial decisions regarding Compounds at the time of receipt or use of any Sensitive Information, or within [**] years following receipt or use of any Sensitive Information. For the purpose of this Section 7.1.3(a), “Sensitive Information” means all Confidential Information of either Party with respect to: the Research Plan or Development Plans; reports or data provided pursuant to Section 2.5; reports or timelines provided pursuant to Section 3.4; invoice details, royalty related reports or other commercially-sensitive information of the Parties; information related to prosecution efforts of the Parties or the status of enforcement efforts of the Parties; information related to research, Development, Manufacturing and Commercialization activities in connection with Compounds (including Licensed Compounds) and Licensed Products Directed to any Target or Selected Target, as applicable. [**].

(b) [**]. In the event [**], (i) nothing in this Agreement [**] under this Agreement with respect to the [**].

(c) Lapsed Targets; EPIZYME Reserved Targets and GSK Agreement Research. Nothing in this Section 7.1 shall limit EPIZYME’s or its Affiliates’ right to, either (i) at any time anywhere in the world, alone or with or for any Third Party, research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Compounds (other than Licensed Compounds Directed to Selected Targets) Directed to Lapsed Targets or EPIZYME Reserved Targets; (ii) at any time anywhere in the world grant a license or sublicense to any Third Party, to research (including screen), Develop, Manufacture (for research, Development or Commercialization), or Commercialize in the Field any Compounds (other than Licensed Compounds Directed to Selected Targets) Directed to Lapsed Targets or EPIZYME Reserved Targets; (iii) at any time anywhere in the world, perform ongoing platform discovery activities; or (iv) prior to [**], alone or with [**], research (including screen), Develop, Manufacture (for research or Development), in the Field any Compounds (other than Licensed Compounds Directed to Selected Targets) Directed to Targets in accordance with the GSK Agreement.

7.2 Right of First Negotiation. EPIZYME hereby grants to CELGENE, on the terms set forth in this Section 7.2, a right of first negotiation with respect to a Business Combination of EPIZYME (the “ROFN Right”) during the Option Term. If, during the Option Term, EPIZYME desires, directly or indirectly (including through any parent or holding corporation or entity or group of controlling stockholders acting together) to pursue a Business Combination (a “Proposed Transaction”), then prior to negotiating the terms of an agreement for the Proposed Transaction with one or more Third Parties, EPIZYME shall notify CELGENE in writing of EPIZYME’s desire to pursue a Proposed Transaction and, during the period beginning on the date on which EPIZYME so notifies CELGENE and ending upon the ROFN Expiration (as defined below), none of EPIZYME, its Affiliates, and its and their respective officers, directors, employees, agents, attorneys, accountants, financial advisers, and representatives shall, directly or indirectly, solicit, initiate or encourage proposals from, discuss or negotiate with, or provide any information to, any Third Party related to the Proposed Transaction. CELGENE shall, within [**] days after receipt of such notice, indicate to EPIZYME in writing whether it wishes to enter into the Proposed Transaction and, if CELGENE indicates that it wishes to enter into the Proposed Transaction, the Parties shall negotiate in good faith to enter into mutually agreeable terms pursuant to which CELGENE would enter into such Proposed Transaction with EPIZYME, it being understood and agreed that the foregoing negotiation obligation shall not require EPIZYME to accept any offer made by CELGENE or to enter into the Proposed Transaction. If either (a) CELGENE indicates it does not wish to pursue a Proposed Transaction, (b) CELGENE fails to indicate its interest within such [**] day period or (c) CELGENE indicates it wishes to enter into such Proposed Transaction but the Parties fail to reach agreement on the terms of a Proposed Transaction or to execute a definitive agreement with respect to such Proposed Transaction prior to the earlier of [**] days after the date of CELGENE’s indication of interest or the expiration of the Option Term, then the ROFN Right shall expire (the “ROFN Expiration”) and EPIZYME shall be free, without any further obligation to CELGENE under this Agreement with respect thereto, to enter into the Proposed Transaction with a Third Party; provided that, in the event clause (c) of this sentence is applicable, if EPIZYME proposes to enter into a Proposed Transaction with a Third Party during the Option Term on terms that (i) include an upfront purchase price payment (inclusive of amounts placed into an escrow account concurrently with such upfront purchase price payment) that is less than or equal to the upfront purchase price payment (inclusive of amounts placed into an escrow account concurrently with such upfront purchase price payment) last offered by CELGENE in writing to EPIZYME or (ii) taken as a whole, are materially less favorable to EPIZYME and/or its shareholders, as applicable, than the terms last offered in writing to EPIZYME by CELGENE (such condition, the “Lower Value Third Party Offer Condition”), then (A) EPIZYME shall, prior to entering into the Proposed Transaction with such Third Party, offer such terms (and in the case of the foregoing clause (i), including the lower upfront purchase price) to CELGENE

(and, if CELGENE accepts such offer, CELGENE shall have the right to substitute an equivalent amount of cash for any non-cash consideration in the Third Party offer), (B) CELGENE shall have [**] days after the date of receipt of such offer from EPIZYME to notify EPIZYME in writing of its acceptance of such offer and (C) (1) if CELGENE so accepts, the Parties shall promptly enter into a definitive agreement for the Proposed Transaction on such terms, or (2) if CELGENE does not accept, then EPIZYME shall be free, without any further obligation to CELGENE under this Agreement with respect thereto, to enter into the Proposed Transaction with a Third Party; provided further that if EPIZYME does not enter into a definitive agreement for a Proposed Transaction with a Third Party within two hundred and twenty five (225) days after the expiration of CELGENE’s ROFN Right as described above, and at such time the Option Term has not yet expired, CELGENE’s ROFN Right shall be reinstated, the ROFN Expiration shall be deemed not to have previously occurred, and the Parties shall again comply with this Section 7.2 as if the Proposed Transaction were a new transaction. For the avoidance of doubt, preliminary discussions that precede a formal offer or term sheet shall not be restricted by this Section 7.2. This Section 7.2 and the ROFN Right shall terminate immediately upon the earlier to occur of the termination of the Option Term or consummation of a Business Combination by EPIZYME.

Any notice provided by either Party hereunder, as well as the fact that this section might be applicable, that a notice has been provided hereunder or that EPIZYME has considered/is considering a Proposed Transaction, shall be “Confidential Information” of both Parties and expressly subject to Article 9, including Section 9.1, hereof.

ARTICLE 8

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership.

8.1.1 Pre-Existing Patents and Know-How; Intellectual Property Arising Outside of the Collaboration. EPIZYME shall retain all of its right, title and interest in, to and under the EPIZYME IP existing prior to the Effective Date or arising outside of the Collaboration during the Term, and CELGENE shall retain all of its rights, title and interest in, to and under the CELGENE IP existing prior to the Effective Date or arising outside of the Collaboration during the Term, except, in each case, to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

8.1.2 Intellectual Property Arising Under This Agreement.

(a) Except as otherwise provided in Section 8.1.3(a), CELGENE shall be the sole owner of any Patents and Know-How discovered, developed, invented, conceived or reduced to practice solely by or on behalf of CELGENE under this Agreement (it being understood that any activities carried out by or on behalf of EPIZYME under this Agreement shall not be construed or interpreted to be carried out by or on behalf of CELGENE for purposes hereof), and CELGENE shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by CELGENE to EPIZYME under this Agreement.

(b) Except as otherwise provided in Section 8.1.3(b), EPIZYME shall be the sole owner of any Patents and Know-How discovered, developed, invented, conceived or reduced to practice solely by or on behalf of EPIZYME under this Agreement (it being understood that any activities carried out by or on behalf of CELGENE under this Agreement shall not be construed or interpreted to be carried out by or on behalf of EPIZYME for purposes hereof), and EPIZYME shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by EPIZYME to CELGENE under this Agreement.

(c) Any Joint Collaboration Patents and Joint Collaboration Know-How shall be owned jointly by CELGENE and EPIZYME, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any rights expressly licensed by one Party to the other Party under this Agreement. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein (including in Section 7.1), each Party shall be entitled to practice and license the Joint Collaboration Patents and Joint Collaboration Know-How without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to, the other Party, and each Party hereby waives any right it may have under applicable Laws to require any such consent or accounting.

8.1.3 Assignment of Improvements and Novel Chemistry IP.

(a) EPIZYME Background Chemistry IP Improvements; Chemistry IP Inventions. CELGENE shall and hereby does assign and shall cause its Affiliates to assign, to EPIZYME all of its and their right, title and interest in and to all Chemistry IP discovered, developed, invented, conceived or reduced to practice by or on behalf of CELGENE or its Affiliates or Sublicensees (whether solely or jointly with EPIZYME or its Affiliates or Sublicensees) solely pursuant to the conduct of activities under the Collaboration that is solely (i) an improvement or modification to, or derivative of, EPIZYME Background Chemistry IP, or (ii) new and novel Chemistry IP that does not consist of an improvement or modification to, or derivative of, (A) CELGENE Provided Compound IP or (B) of any Compound based upon or derived from any CELGENE Provided Compound, which is identified, synthesized or discovered during the conduct of the Collaboration, Directed towards the applicable Available Target or Selected Target, as applicable.

(b) CELGENE Provided Compound IP Improvements. EPIZYME shall and hereby does assign and shall cause its Affiliates to assign, to CELGENE all of its and their right, title and interest in and to all Chemistry IP discovered, developed, invented, conceived or reduced to practice by or on behalf of EPIZYME or its Affiliates or Sublicensees (whether solely or jointly with CELGENE or its Affiliates or Sublicensees) solely pursuant to the conduct of activities under the Collaboration that is solely an improvement or modification to, or derivative of, (A) CELGENE Provided Compound IP or (B) of any Compound based upon or derived from any CELGENE Provided Compound, which is identified, synthesized or discovered during the conduct of the Collaboration, Directed towards the applicable Available Target or Selected Target, as applicable.

8.2 Prosecution and Maintenance of Patents. The Parties will perform their respective activities under this Section 8.2 in accordance with the Patent Strategy to the extent reasonably practicable and legally permissible.

8.2.1 EPIZYME Patents.

(a) Subject to Sections 8.2.3 and 8.2.4, as between the Parties, EPIZYME shall have the first right (but not the obligation) to Prosecute and Maintain the EPIZYME Patents. EPIZYME shall keep CELGENE informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that EPIZYME receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) EPIZYME shall also provide CELGENE with a reasonable opportunity to substantively comment on Prosecution and Maintenance of EPIZYME Patents that Cover the Development, Manufacture or Commercialization of any Compound Directed to a Selected Target (including any Licensed Compound, Lead Candidate or Development Candidate), Licensed Product or Diagnostic Product, prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by CELGENE. CELGENE shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided however that CELGENE does so promptly and consistent with any applicable filing deadlines.

8.2.2 CELGENE Provided Compound Patents; CELGENE Collaboration Patents; Joint Collaboration Patents.

(a) Subject to Sections 8.2.3 and 8.2.4, as between the Parties, CELGENE shall have the first right (but not the obligation) to Prosecute and Maintain the CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents. CELGENE shall keep EPIZYME informed as to material developments with respect to the Prosecution and Maintenance of such CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents, including by providing copies of all substantive office actions or any other substantive documents that CELGENE receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) CELGENE shall also provide EPIZYME with a reasonable opportunity to substantively comment on the Prosecution and Maintenance of the CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents that Cover the Development, Manufacture or Commercialization of any Compound Directed to a Selected Target (including any Licensed Compound, Lead Candidate or Development Candidate), Licensed Product or Diagnostic Product, prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by EPIZYME. EPIZYME shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents; provided however that EPIZYME does so promptly and consistent with any applicable filing deadlines.

8.2.3 Filing Decision or Prosecution Lapse. If, during the Term, the Party with the first right, pursuant to Section 8.2.1 or 8.2.2, to Prosecute and Maintain an EPIZYME Patent, CELGENE Provided Compound Patent, CELGENE Collaboration Patent or Joint Collaboration Patent, as applicable, in any country decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute, the prosecuting or maintaining Party shall notify and consult with the other Party of such decision or intention at least [**] days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at its own expense with counsel of its own choice. Notwithstanding the foregoing, (a) CELGENE shall not have the right pursuant to this Section 8.2.3 to assume the Prosecution and Maintenance of any EPIZYME Patent that is not related to any Selected Target, Compound Directed to a Selected Target (including any Licensed Compound, Lead Candidate or Development Candidate), Licensed Product or Diagnostic Product and (b) EPIZYME shall not have the right pursuant to this Section 8.2.3 to assume the Prosecution and Maintenance of any CELGENE Patent that is not related to any Selected Target, Compound Directed to a Selected Target (including any Licensed Compound, Lead Candidate or Development Candidate), Licensed Product or Diagnostic Product.

8.2.4 Cooperation.

(a) Generally. Each Party agrees to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the Party responsible for the Prosecution and Maintenance of a Patent in accordance with this Section 8.2 to undertake such Prosecution and Maintenance, and shall assist in any license registration processes with applicable governmental authorities that may be available in the other Party’s territory for the protection of a Party’s interests in this Agreement. In the event of any termination of a Party’s license rights hereunder, the Party with a license registration related to such terminated license rights shall promptly cooperate with any request by the other Party to terminate any such registration relating to the terminated license rights.

(b) Regarding the Filing and Prosecution of Divisional Patent Applications. The Parties shall cooperate with one another, through the Patent Committee and their respective Patent Liaisons, to file and prosecute the CELGENE Provided Compound Patents, CELGENE Collaboration Patents, EPIZYME Patents and Joint Collaboration Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 8.2, including in the furtherance of the Patent Strategy. At either Party’s request, the Parties shall cooperate with one another to file and prosecute divisional Patent applications with respect to EPIZYME Patents, CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents, in each case that are primarily applicable to a Selected Target, Compound Directed to a Selected Target (including any Licensed Compound, Lead Candidate or Development Candidate), Licensed Product or Diagnostic Product, if practicable and if necessary or desirable to divide subject matter relating to the Development, Manufacture or Commercialization of Licensed Compounds, Licensed Products or Diagnostic Products from other subject matter.

8.3 Patent Costs. Each Party shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under Section 8.2.

8.4 Defense of Claims Brought by Third Parties. If a Party becomes aware of any claim that the research, Development, Manufacture or Commercialization of a Compound (including a Licensed Compound), Licensed Product or Diagnostic Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith regarding the best response to such notice, subject to Article 11.

8.5 Enforcement of EPIZYME Patents and CELGENE Patents.

8.5.1 Duty to Notify of Infringement. If any Party learns of an infringement or threatened infringement by a Third Party with respect to any CELGENE Patent, EPIZYME Patent or Joint Collaboration Patent, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be competitive with a Licensed Compound, Licensed Product or Diagnostic Product (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

8.5.2 Enforcement of EPIZYME Patents, CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents in the EPIZYME Territory. EPIZYME shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Competitive Infringement of EPIZYME Patents, CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents in the EPIZYME Territory, by counsel of its own choice, and CELGENE shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If EPIZYME fails to bring an action or proceeding with respect to a CELGENE Provided Compound Patent, CELGENE Collaboration Patent or Joint Collaboration Patent within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act), CELGENE shall have the right to bring and control such an action with respect to such CELGENE Provided Compound Patent, CELGENE Collaboration Patent or Joint Collaboration Patent by counsel of its own choice, and EPIZYME shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.3 Enforcement of CELGENE Patents, EPIZYME Patents and Joint Collaboration Patents in the CELGENE Territory. CELGENE shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Competitive Infringement of CELGENE Patents, EPIZYME Patents and Joint Collaboration Patents in the CELGENE Territory, by counsel of its own choice, and EPIZYME shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If CELGENE fails to bring an action or proceeding with respect to an EPIZYME Patent or Joint

Collaboration Patent within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act (with respect to any Competitive Infringement related to a Licensed Product for which EPIZYME has exercised its EPIZYME Opt-Out pursuant to Section 3.8) or any ex-U.S. equivalent of the Hatch-Waxman Act), EPIZYME shall have the right to bring and control such an action with respect to such EPIZYME Patent or Joint Collaboration Patent by counsel of its own choice, and CELGENE shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.4 Other Actions. For purposes of clarity, (a) EPIZYME shall have the sole right, at its own expense, to institute, prosecute, and control any action or proceeding with respect to any infringement of the EPIZYME Patents outside of the CELGENE Territory that Cover Licensed Compounds, Licensed Products or Diagnostic Products and worldwide that do not Cover Licensed Compounds, Licensed Products or Diagnostic Products, by counsel of its own choice; and (b) CELGENE shall have the sole right, at its own expense, to institute, prosecute, and control any action or proceeding with respect to any infringement of the CELGENE Patents in the CELGENE Territory that Cover Licensed Compounds, Licensed Products or Diagnostic Products and worldwide that do not Cover Licensed Compounds, Licensed Products or Diagnostic Products, by counsel of its own choice.

8.5.5 Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.5 may be entered into without the consent of the Party not bringing suit; provided however that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 8 shall not, without the consent of the Party not bringing suit, (a) impose any liability or obligation on such Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the exclusive licenses granted to such Party under this Agreement, or (c) conflict with or reduce the scope of the subject matter claimed in any Patent owned (solely or jointly) by the Party not bringing suit.

8.5.6 Cooperation. If one Party brings any such action or proceeding in accordance with this Section 8.5 or where legally required to initiate or maintain suit or collect damages, the other Party agrees to be joined as a party plaintiff, and to give the first Party reasonable assistance and authority to file and prosecute the suit, all at the first Party’s cost and expense.

8.5.7 Costs and Recoveries. The costs and expenses of the Party bringing suit under this Section 8.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows:

(a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs incurred by each Party in connection with such action; and

(b) any remaining proceeds shall, in the case of suits with respect to Competitive Infringement relating to a Licensed Compound, Licensed Product or Diagnostic Product, be allocated between the Parties such that the Party bringing suit under this Section 8.5 retains [**] and the other Party retains [**] of such amount.

8.6 Regulatory Data Protection. To the extent required or permitted by applicable Law, CELGENE will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities in the CELGENE Territory during the Term, all applicable Patents for any Licensed Product or related Diagnostic Product that CELGENE intends to, or has begun to, Commercialize (including with respect to any Licensed Product for which EPIZYME has exercised its EPIZYME Opt-Out pursuant to Section 3.8), such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act, all so called “Patent Register” listings as required in Canada and all similar listings in any other relevant countries. Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, CELGENE will retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product or related Diagnostic Product, regardless of which Party owns such Patent. To the extent required or permitted by applicable Law, CELGENE will use Commercially Reasonable Efforts to promptly request or apply for any other available Regulatory-Based Exclusivity for any Licensed Product or related Diagnostic Product that CELGENE intends to, or has begun to, Commercialize (including with respect to any Licensed Product for which EPIZYME has exercised its EPIZYME Opt-Out pursuant to Section 3.8). To the extent required or permitted by applicable Law, EPIZYME will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities in the EPIZYME Territory during the Term, all applicable Patents for any Licensed Product or related Diagnostic Product that EPIZYME intends to, or has begun to, Commercialize in the EPIZYME Territory (except with respect to any Licensed Product for which EPIZYME has exercised its EPIZYME Opt-Out pursuant Section 3.8) and that have become the subject of an application for Regulatory Approval submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act. Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, EPIZYME will retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product and related Diagnostic Product in the EPIZYME Territory, regardless of which Party owns such Patent.

8.7 Patent Term Extensions. EPIZYME and CELGENE shall discuss and seek to reach mutual agreement for which, if any, of the Patents within the EPIZYME Patents, CELGENE Patents or Joint Collaboration Patents, in each case that Cover Licensed Compounds, Licensed Products or Diagnostic Products, the Parties shall apply to obtain patent term extensions, adjustments, restorations, or supplementary protection certificates under applicable Laws, based on the best commercial interests of the Licensed Products or Diagnostic Products Covered by such Patents; it being understood and agreed that, (a) if CELGENE seeks a patent term extension, then EPIZYME agrees to negotiate in good faith with respect to any measures required by applicable Law for CELGENE to obtain such extension, which in no event will involve any reduction in payments to be made to EPIZYME by CELGENE and (b) if EPIZYME seeks a patent term extension, then CELGENE agrees to negotiate in good faith with respect to any measures required by applicable Law for EPIZYME to obtain such extension, which in no event will involve any reduction in payments to be made to EPIZYME by CELGENE. If the

Parties are unable to reach mutual agreement, EPIZYME shall have the right to make the final decision with respect to EPIZYME Patents, CELGENE Provided Compound Patents, CELGENE Collaboration Patents and Joint Collaboration Patents that Cover Licensed Products (other than Licensed Products for which EPIZYME has exercised its EPIZYME Opt-Out pursuant to Section 3.8) in the EPIZYME Territory and EPIZYME Patents and Joint Collaboration Patents that do not Cover Licensed Products, and CELGENE shall have the right to make the final decision with respect to EPIZYME Patents, CELGENE Patents and Joint Collaboration Patents that Cover Licensed Products in the CELGENE Territory.

8.8 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to Section 4.5 or Article 8 by one Party to the other Party regarding Prosecution and Maintenance of EPIZYME IP or CELGENE IP, or enforcement of intellectual property and/or technology by or against Third Parties, EPIZYME and CELGENE agree that they have a common legal interest in determining the ownership, scope, validity and/or enforcement of EPIZYME IP and CELGENE IP, and whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Development and Commercialization of any Compound (including Licensed Compound), Licensed Product or Diagnostic Product, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Development, Manufacturing, or Commercialization of any Compound (including Licensed Compound), Licensed Product or Diagnostic Product. Accordingly, the Parties agree that all such information and materials obtained by the Parties from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All such information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How, Materials or other confidential and proprietary information and materials (whether patentable or otherwise and in any form (written, oral, photographic, electronic, magnetic, or otherwise)) of the other Party (the “Disclosing Party”) which is disclosed to it by the Disclosing Party, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and research or Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to the Receiving Party, or was otherwise developed independently by or for the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who, to the knowledge of the Receiving Party, had no obligation to the Disclosing Party not to disclose such information to others.

Notwithstanding anything to the contrary in this Agreement, a Receiving Party may use any learning, skills, ideas, concepts, techniques, know-how and information, including general chemistry methodologies and general SAR (structure-activity relationship) concepts, but excluding specific chemical entities synthesized or invented in the conduct of the Collaboration (unless, as to such chemical entities, such use is otherwise permitted by an exception in the foregoing clauses (a), (b), (c) and (d)), retained in intangible form in the unaided memory of the Receiving Party’s directors, employees, contractors, advisors, agents and other personnel of the Receiving Party who had access to the Disclosing Party’s Confidential Information (collectively, “Residual Information”) for any purpose, provided that this right to use Residual Information does not represent a license to any Patents Controlled by the Disclosing Party. For purposes of clarity, nothing contained in the preceding sentence gives the Receiving Party the right to publish or otherwise disclose or use the tangible source of any Residual Information for any purpose other than as provided for in this Agreement. A personnel’s memory will be considered unaided only if such personnel has not intentionally memorized the information for the purpose of retaining and/or subsequently recording, publishing, disclosing or using it.

9.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a) to any Affiliate, Sublicensee or Third Party subcontractor, under appropriate confidentiality provisions at least as protective as those contained in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to research, Develop and Commercialize Licensed Products and Diagnostic Products and to grant licenses and sublicenses hereunder);

(b) to the extent such disclosure is reasonably necessary in filing or Prosecuting or Maintaining Patent applications, prosecuting or defending litigation related to Patents in accordance with this Agreement, complying with applicable governmental regulations, seeking and obtaining Regulatory Approval, conducting non-clinical activities or Clinical Trials, preparing and submitting INDs to Regulatory Authorities, or is otherwise required by applicable

Law; provided however that if a Receiving Party is required by applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, reasonably cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed;

(c) in communication with the following Third Parties, in each case on a need to know basis under appropriate confidentiality provisions at least as protective as those contained in this Agreement:

(i) actual or potential investors or lenders; provided that reasonably in advance of any disclosure by a Party of the identity(ies) of any Selected Target(s), such Party shall notify the other Party in writing of such proposed disclosure;

(ii) actual acquirors and merger partners and bona fide potential acquirors and merger partners with whom a Party is in active negotiations; provided that reasonably in advance of any disclosure by such Party of the identity(ies) of any Selected Target(s) to such bona fide potential acquirors and merger partners, such Party shall notify the other Party in writing of such proposed disclosure, but such Party shall not be required to provide the identity of such actual or potential acquirer or merger partner;

(iii) actual or potential consultants, legal counsel and accountants; provided that (A) Confidential Information of a Party shall be disclosed by the other Party solely with respect to those Target(s) that are the subject of such Third Party’s activities and solely to the extent necessary for such Third Party to perform such activities and (B) the Research Plan will not be shared in its entirety with any such Third Party; and

(iv) actual and bona fide potential licensees, sublicensees and collaborators with whom a Party is in active negotiations with respect to Selected Target(s); provided that (A) Confidential Information of the other Party shall be disclosed solely with respect to the Selected Target(s) that are the subject of such negotiations and (B) the Research Plan will not be shared in its entirety with any such Third Party; or

(d) to the extent mutually agreed in writing by the Parties.

9.3 Press Release; Disclosure of Agreement.

9.3.1 Press Release. The Parties shall issue a press release, in the form attached as Exhibit D, on April 26, 2012 to announce the execution of this Agreement. Thereafter, except as otherwise set forth in Section 9.3.3, neither Party shall issue any subsequent press release or other public disclosure regarding this Agreement or the subject matter hereof, including the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior written consent, which shall not be unreasonably withheld or delayed, or (b) for any disclosure that is reasonably necessary to comply with applicable securities exchange listing requirements or other applicable Laws; provided however that with respect to clause (b), the announcing Party shall determine, in consultation with legal counsel, whether such disclosure is required under such securities exchange listing requirements or other applicable Laws, and if so required, shall take reasonable steps to minimize such disclosure while remaining in compliance with such requirements and/or applicable Laws, in addition to its obligations under Sections 9.2(b) and 9.3.3(a) and (d).

9.3.2 Intended Disclosures. Subject to Section 9.3.1(a) and in accordance with the remainder of this Section 9.3.2, the Parties intend to issue press releases or make other public disclosures with respect to the following matters in their respective Territory:

(a) the completion of Clinical Trials and top-line results thereof in the applicable Party’s territory;

(b) commencement of patient enrollments for Clinical Trials in the applicable Party’s territory;

(c) filings for Regulatory Approval in the applicable Party’s territory;

(d) Regulatory Approvals in the applicable Party’s territory;

(e) milestone achievements (but not amounts) under this Agreement solely for (i) the clinical and regulatory events set forth in Sections 9.3.2(a) - (d) above, inclusive, (ii) the exercise of the Celgene Option by CELGENE with respect to a Selected Target, and (iii) Achievement of Proof of Concept of a Licensed Compound Directed to the applicable Selected Target, provided that such milestone achievement shall be described as meeting a “predefined clinical milestone”; and

(f) election by CELGENE to extend the Option Term and the amount of the Extension Fee.

Prior to making any such disclosure, the Party proposing such disclosure (the “Proposing Party”) shall provide the other Party (the “Non-Proposing Party”) with a draft of such proposed disclosure for the Non-Proposing Party’s review. Within [**] Business Days after the Non-Proposing Party’s receipt of such proposed disclosure, the Parties shall discuss any comments the Non-Proposing Party has to such proposed disclosure and whether such proposed disclosure shall be issued as a joint announcement, and the Parties shall use good faith efforts to agree on the content of such proposed disclosure. Notwithstanding the foregoing, the Proposing Party shall remove any Confidential Information of the Non-Proposing Party that the Non-Proposing Party identifies and reasonably requests be removed from such proposed disclosure. For the avoidance of doubt and without limiting Section 9.3.1(b), such proposed disclosure may not be issued by the Proposing Party without the Non-Proposing Party’s prior written consent, which shall not be unreasonably withheld or delayed, and in no event shall the Non-Proposing Party be required to jointly or solely issue such proposed disclosure.

9.3.3 Disclosure of Agreement Terms.

(a) Each Party agrees to provide to the other Party with a copy of any public announcement regarding this Agreement or the subject matter hereof, as practicable under the circumstances, reasonably prior to its scheduled release, but in no event less than [**] Business Days. Each Party shall have the right to expeditiously review and recommend changes to any such announcement by the other Party, and, except as otherwise required by securities exchange listing requirements or applicable Law, the disclosing Party shall remove any Confidential Information of the other Party that the other Party reasonably deems to be inappropriate for disclosure.

(b) Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party; provided however that such subsequent disclosure does not materially alter the original meaning of the information disclosed.

(c) Each Party shall also be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions at least as protective as those contained in this Agreement, to any bona fide actual or potential investors, lenders, acquirors, merger partners, consultants, legal counsel and accountants, licensees, sublicensees or collaborators on a need to know basis; provided that:

(i) subject to Section 9.3.3(c)(ii) and (iii), with respect to any of the Third Parties listed in Section 9.3.3(c), each Party may only disclose to such Third Party a summary of the material terms of this Agreement relevant to the proposed transaction, the form and substance of such summary to be mutually agreed upon by the Parties;

(ii) with respect to any bona fide actual or potential investors, lenders, acquirors, merger partners, licensees, sublicensees or collaborators, (A) each Party may provide a redacted version of this Agreement, the form and substance of which shall be sufficient for purposes of reasonable and customary due diligence by such Third Party for the proposed transaction and mutually agreed upon by the Parties within [**] days of the Effective Date, that will be (1) with respect to investors, lenders, acquirors and merger partners, attached hereto as Exhibit E and (2) with respect to licensees, sublicensees and collaborators, attached hereto as Exhibit F, in each case, or as amended upon the mutual agreement of the Parties, not to be unreasonably withheld or delayed; and (B) only after negotiations with such Third Party have progressed so that such Party reasonably and in good faith believes it will execute a definitive agreement with such Third Party with respect to the proposed transaction within the following [**] Business Days may a Party provide an unredacted version of this Agreement to such Third Party without the other Party’s prior consent; provided that with respect to licensees, sublicensees and collaborators, only the redacted form of this Agreement agreed pursuant to subsection (A)(2), and not an unredacted version of this Agreement, may be disclosed; and further provided that with respect to [**], this Agreement may not be disclosed in any form to [**], each in its capacity as an existing licensee and collaborator of EPIZYME; and

(iii) with respect to a Party’s legal counsel and accountants, each Party may provide an unredacted version of this Agreement to such Third Party.

(d) Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the U.S.) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

9.4 Prior Disclosures of Confidential Information. Any and all Confidential Information (as that term is defined in the Existing Confidentiality Agreement), in any form, which may have been exchanged between EPIZYME, CELGENE and PARENT prior to the Effective Date, under the Mutual Confidentiality Agreement between EPIZYME and PARENT dated August 23, 2011 (the “Existing Confidentiality Agreement”), shall be deemed Confidential Information of the applicable Party hereunder and shall be subject to the terms of this Article 9. This Agreement supersedes and replaces the Existing Confidentiality Agreement.

9.5 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

9.6 Publications.

9.6.1 Restrictions on Publication. Neither Party nor its Affiliates nor its Sublicensees shall publish or publicly disclose the results generated during the course of performing the Research Plan or Development Plans, or otherwise in the Development or Commercialization activities directed to any Available Target, Selected Target, Lapsed Target or Terminated Target conducted by either Party under this Agreement without the prior written consent of the other Party, except as otherwise expressly permitted in this Article 9, including the remainder of this Section 9.6 and Section 9.7, but in all cases subject to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 9.6.

9.6.2 Submission; Review. The Party seeking to publish or publicly disclose results hereunder (the “Publishing Party”) shall provide the other Party (the “Reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than [**] days ([**] days in the case of abstracts) prior to its intended submission for publication or public disclosure. The Reviewing Party shall respond in writing promptly and in no event later than [**] days ([**] days in the case of abstracts or presentations) after receipt of the proposed material, with one or more of the following:

(a) comments on the proposed material, which the Publishing Party shall consider in good faith;

(b) a specific statement of concern, based upon the need to seek patent protection or to block publication or public disclosure if the Reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any research or Development activities conducted under this Agreement; or

(c) an identification of the Reviewing Party’s Confidential Information that is contained in the material reviewed.

Any Confidential Information of the Reviewing Party shall, if requested by the Reviewing Party, be removed.

9.6.3 Patent and Trade Secret Protection. In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the Publishing Party agrees not to submit such publication or to make such presentation that contains such information until the Reviewing Party is given a reasonable period of time, and in no event less than [**] days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues or to abandon such proposed publication or presentation if the Reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority.

9.6.4 Review of Third Party Materials. With respect to any proposed abstracts, manuscripts or presentations by investigators or other Third Parties conducting activities under the Research Plan or Development Plans with or on behalf of a Party hereunder and who have a right to seek to publish results or information hereunder to the same extent that CELGENE or EPIZYME (as the case may be) has the right to do so, such materials shall be subject to review by the other Party under this Section 9.6 to the same extent that CELGENE or EPIZYME (as the case may be) has the right to do so.

9.6.5 Available Targets Prior to Selection. Subject to Sections 9.6.6(a) and (b), EPIZYME shall have the right, with the prior written consent of CELGENE not to be unreasonably withheld or delayed, to publish or publicly disclose results (but not Confidential Information of CELGENE generated outside of the Collaboration) related to any Available Targets that are not Selected Targets, subject to the submission and review procedure set forth in this Section 9.6, including Section 9.6.2.

9.6.6 Exceptions.

(a) Epizyme Opt-Out. In the event EPIZYME exercises its EPIZYME Opt-Out pursuant to Section 3.8, the provisions of this Section 9.6 shall not apply to CELGENE, its Affiliates or Sublicensees, with respect to the applicable Selected Target.

(b) Lapsed Targets and Terminated Targets. Subject to Section 9.7, as between EPIZYME and CELGENE, only EPIZYME shall have the right, without the consent of CELGENE, to publish or publicly disclose results (but not Confidential Information of CELGENE generated outside of the Collaboration) related to any Lapsed Targets and Terminated Targets, and EPIZYME shall have the right to do so (a) in the case of Lapsed Targets as to which EPIZYME is in possession of Confidential Information of CELGENE that CELGENE generated outside the Collaboration, subject to the submission and review procedure set forth in this Section 9.6 and (b) otherwise, without being subject to the submission and review procedure set forth in this Section 9.6.

(c) General Review Articles on Targets. Subject to Sections 9.6.6(a) and (b), EPIZYME shall have the right, without the prior written consent of CELGENE, to publish scientific articles generally reviewing Targets (but not Confidential Information of CELGENE generated outside of the Collaboration), subject to the submission and review procedure set forth in this Section 9.6.

9.7 Clinical Trial Register. Notwithstanding anything to the contrary in this Article 9, each of CELGENE and EPIZYME shall have the right to publish registry information and summaries of data and results from any human Clinical Trials conducted by the applicable Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The Parties shall reasonably cooperate if needed in order to ensure the publication of any such registry information or summaries of data and results from such human Clinical Trials as required on the clinical trial registry of each Party and any government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org. In the event both Parties conducted the applicable human Clinical Trial, the JDC shall determine which Party shall perform such publication.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d) The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Law of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(e) No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals; and

(f) To its knowledge, it has not (i) employed or used and has not used a contractor or consultant that has employed or used, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States), or, (ii) employed any individual who or entity that is the subject of an FDA debarment or disqualification investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in the conduct of any pre-clinical activities or clinical studies of Compounds.

10.2 Representations and Warranties of EPIZYME. EPIZYME hereby represents and warrants to CELGENE, as of the Effective Date, that:

(a) Schedule 10.2(a) sets forth a complete and accurate list of all EPIZYME Patents Controlled by EPIZYME and/or its Affiliates, indicating the owner, licensor and/or co-owner(s), if applicable. Except as set forth on Schedule 10.2(a), EPIZYME and its Affiliates do not own, or have a license to, any Patent that Covers any Compound or Diagnostic Product, or that otherwise are necessary or useful to research, Develop, Manufacture or Commercialize any Compound or Diagnostic Product;

(b) Schedule 10.2(b) sets forth a complete and accurate list of all agreements relating to the licensing, sublicensing or other granting of rights with respect to the EPIZYME IP, any Compound or any Diagnostic Product to which EPIZYME or any of its Affiliates is a party, and EPIZYME has provided complete and accurate copies of all such agreements (other than the GSK Agreement and the Collaboration and License Agreement, by and between Eisai Co., Ltd. and EPIZYME, dated April 1, 2011) to CELGENE (the “EPIZYME Agreements”). Except under the EPIZYME Agreements, EPIZYME and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement. EPIZYME and its Affiliates are not in material breach of any EPIZYME Agreement pursuant to which EPIZYME and/or its Affiliates receive a license or sublicense to EPIZYME IP (the “EPIZYME In-Licenses”). As between the Parties, EPIZYME shall be solely responsible for any payment obligations to Third Parties pursuant to any EPIZYME Agreement, which if applicable shall constitute a fully paid-up Additional Payment and therefore EPIZYME is deemed to Control any corresponding licensed intellectual property;

(c) EPIZYME has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to CELGENE with respect to the EPIZYME IP under this Agreement;

(d) Neither EPIZYME nor any of its Affiliates has granted any right or license to any Third Party relating to any of the EPIZYME IP that would conflict with or limit the scope of any of the rights or licenses granted to CELGENE hereunder;

(e) Neither EPIZYME nor any of its Affiliates has granted any liens or security interests on the EPIZYME IP and the EPIZYME IP is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind;

(f) Neither EPIZYME nor its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the research, Development, Manufacture, or Commercialization of Compounds Directed to any Target (including Licensed Compounds), Licensed Products or Diagnostic Products by CELGENE, its Affiliates or Sublicensees as contemplated by this Agreement;

(g) There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to EPIZYME’s knowledge, threatened against EPIZYME which would be reasonably expected to materially affect or restrict the ability of EPIZYME to consummate the transactions contemplated under this Agreement and to perform its material obligations under this Agreement, or which would affect in a material manner the EPIZYME IP, any Compound or any Diagnostic Product;

(h) To its knowledge, the EPIZYME IP is not being infringed or misappropriated by any Third Party;

(i) To its knowledge, other than U.S. Patent No. [**], there are no Patents or Know-How owned by a Third Party and not included in the EPIZYME IP that are necessary for the Development, Manufacture or Commercialization of any Compound (including Licensed Compound) or Licensed Product that is Directed to any Target other than an EPIZYME Reserved Target, or any related Diagnostic Product;

(j) After [**] may no longer select or replace any Target pursuant to the [**] Agreement; and

(k) Any payments to be made to [**] pursuant to the [**] Agreement and [**] pursuant to the [**] Agreement, and any milestone payments to be made to [**] pursuant to the [**] Agreement, that shall be paid by EPIZYME as a result of receiving the upfront fee from CELGENE as provided in Section 6.1, shall not exceed [**] Dollars ($[**]) in the aggregate.

10.3 Representations and Warranties of CELGENE. CELGENE hereby represents and warrants to EPIZYME, as of the Effective Date, that:

(a) CELGENE has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to EPIZYME with respect to the CELGENE IP under this Agreement;

(b) Neither CELGENE nor any of its Affiliates has granted any right or license to any Third Party relating to any of the CELGENE IP that would conflict with or limit the scope of any of the rights or licenses granted to EPIZYME hereunder;

(c) Neither CELGENE nor any of its Affiliates has granted any liens or security interests on the CELGENE IP and the CELGENE IP is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind;

(d) Neither CELGENE nor its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the research, Development, Manufacture, or Commercialization of Compounds Directed to an Available Target or Selected Target (including Licensed Compounds), Licensed Products or Diagnostic Products by CELGENE, its Affiliates or Sublicensees as contemplated by this Agreement;

(e) There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to CELGENE’s knowledge, threatened against CELGENE which would be reasonably expected to materially affect or restrict the ability of CELGENE to consummate the transactions contemplated under this Agreement and to perform its material obligations under this Agreement, or which would affect in a material manner the CELGENE IP;

(f) To its knowledge, the CELGENE IP is not being infringed or misappropriated by any Third Party; and

(g) To the knowledge of [**].

10.4 Mutual Covenants. Except as otherwise set forth below, each Party hereby covenants to the other Party that:

(a) All employees of such Party or its Affiliates or Sublicensees or Third Party subcontractors working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b) To its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or, (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement;

(c) Neither Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder;

(d) EPIZYME shall maintain the EPIZYME In-Licenses, and shall not amend or terminate such agreements, and will not breach such agreements, if such modification, termination or breach would materially adversely affect CELGENE’s rights under this Agreement;

(e) EPIZYME shall, upon CELGENE’s request, (i) designate those countries in the CELGENE Territory, if any, in which CELGENE desires patent application(s) to be filed pursuant to Section 8.2 of the UNC Agreement, and (ii) notify CELGENE and permit CELGENE to elect to continue rights in non-designated countries in the CELGENE Territory for which UNC has filed patent applications, if any, pursuant to Section 8.4 of the UNC Agreement; and

(f) EPIZYME shall be solely responsible for and shall pay all amounts payable to UNC pursuant to the UNC Agreement, LLS pursuant to the LLS Agreement, and MMRF pursuant to the MMRF Agreement, which payments, at the time of such payment, shall constitute a fully paid-up Additional Payment and therefore EPIZYME is deemed at the time of such payment to Control the corresponding intellectual property licensed to EPIZYME under the UNC Agreement, if any.

10.5 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification by CELGENE. CELGENE shall indemnify, defend and hold harmless EPIZYME and its Affiliates, and its and their respective directors, officers, employees and agents (collectively, the “EPIZYME Indemnitees”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Party advisors and experts (collectively, “Losses”), arising out of or resulting from any and all suits, claims, actions, proceedings or demands brought by a Third Party (“Claims”) based upon:

(a) the willful misconduct of CELGENE or its Affiliates and its or their respective directors, officers, employees and agents, in connection with CELGENE’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or express covenant made by CELGENE under Article 10 or any other provision under this Agreement; or

(c) the research that is conducted by or on behalf of CELGENE (excluding any research carried out by or on behalf of EPIZYME, its Affiliate or Sublicensee hereunder in accordance with the Research Plans), the handling and storage by or on behalf of CELGENE of any chemical agents or other compounds for the purpose of conducting research by or on behalf of CELGENE, and the Development, Manufacture, and Commercialization by CELGENE, its Affiliate or Sublicensee of any Licensed Compound, Licensed Product or Diagnostic Product, including (i) any Product Liability claims in the CELGENE Territory, or personal injury, property damage or other damage, and (ii) infringement of any Patent or other intellectual property rights of any Third Party in the CELGENE Territory, in each case resulting from any of the foregoing activities described in this Section 11.1(c);

in each case, provided however that, such indemnity shall not apply to the extent EPIZYME has an indemnification obligation pursuant to Section 11.2 for such Loss.

Any Losses as to which CELGENE is required to indemnify EPIZYME pursuant to the foregoing clause (c)(ii) shall be deemed to be royalties paid by CELGENE to Third Parties with respect to license rights to Third Party Patents or Know-How necessary for the Manufacture, use, offer for sale, sale or importation of the applicable Licensed Product or Diagnostic Product in the applicable country, and for which the provisions of Section 6.8.4(a) shall apply.

11.2 Indemnification by EPIZYME. EPIZYME shall indemnify, defend and hold harmless CELGENE and its Affiliates, and its and their respective directors, officers, employees and agents (collectively, the “CELGENE Indemnitees”), from and against any and all Losses, arising out of or resulting from any and all Claims based upon:

(a) the willful misconduct of EPIZYME or its Affiliates or its or their respective directors, officers, employees and agents, in connection with EPIZYME’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or express covenant made by EPIZYME under Article 10 or any other provision under this Agreement;

(c) the research that is conducted by or on behalf of EPIZYME (excluding any research carried out by or on behalf of CELGENE or its Affiliate or Sublicensee hereunder in accordance with the Research Plan; provided however that the research which is to be carried out by or on behalf of EPIZYME under the Research Plans hereunder shall not be considered or interpreted to be research carried out by or on behalf of CELGENE or its Affiliate or Sublicensee), the handling and storage by or on behalf of EPIZYME of any chemical agents or other compounds for the purpose of conducting research by or on behalf of EPIZYME, and the Development, Manufacture, and Commercialization by EPIZYME, its Affiliate or Sublicensee of any Licensed Compound, Licensed Product or Diagnostic Product, including (i) any Product Liability claims in the EPIZYME Territory, personal injury, property damage or other damage, and (ii) infringement of any Patent or other intellectual property rights of any Third Party in the EPIZYME Territory, in each case resulting from any of the foregoing activities described in this Section 11.2(c); or

(d) infringement of U.S. Patent No. [**] or any U.S. or foreign family members of such Patent in connection with the research, Development, Manufacture and Commercialization of any compounds (including Compounds and Licensed Compounds) and products comprising such compound (including Licensed Products) Directed to DOT1L in connection with this Agreement;

in each of (a), (b) and (c), provided however that, such indemnity shall not apply to the extent CELGENE has an indemnification obligation pursuant to Section 11.1 for such Loss.

11.3 Procedure and Conditions to Indemnification.

11.3.1 Notice of Claim. All indemnification claims in respect of any Indemnitee seeking indemnity under this Article 11 will be made solely by the corresponding Party seeking indemnity hereunder (the “Indemnified Party”). The Indemnified Party shall give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or 11.2, as applicable, and in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with the Claim.

11.3.2 Assumption of Defense. At its option, the Indemnifying Party may assume the defense of any Claim subject to indemnification as provided for in this Article 11 by giving written notice to the Indemnified Party within [**] days (or until such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than [**] days; provided that the Indemnified Party makes all reasonable efforts to obtain any such extension) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided however that (i) the Claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Claim in full and is able to reasonably demonstrate that it has sufficient financial resources (the matters described in (i) and (ii), the “Litigation Conditions”). Upon assuming the defense of a Claim in accordance with this Section 11.3.2, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the Claim. Should the Indemnifying Party assume the defense of a Claim, except as otherwise set forth in this Section 11.3.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Claim. The Indemnified Party may, at any time, assume the defense of a Claim if at any time the Litigation Conditions are not satisfied with respect to such Claim.

11.3.3 Participation. Without limiting Section 11.3.2, any Indemnified Party will be entitled to participate in, but not control, the defense of a Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided however that such employment will be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with Section 11.3.2 (in which case the Indemnified Party will control the defense), or (c) the Indemnifying Party no longer satisfies the Litigation Conditions.

11.3.4 Consent. With respect to any Losses relating solely to the payment of money damages in connection with a Claim that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, and subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Claim in accordance with Section 11.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnified Party (but in no event to include any court judgment or judicial or administrative order or disposition) that is reached without the written consent of such Indemnifying Party for such Claim, and no Indemnified Party will admit any liability with respect to, or settle, compromise or discharge, any Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Claim in accordance with Section 11.3.2.

11.3.5 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses incurred in connection with such cooperation.

11.3.6 Costs. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.3.7 Multiple Claims. For the avoidance of doubt, a single suit, action, proceeding or demand may include multiple Claims. In the event any such suit, action, proceeding or demand requires the defense of both (i) an indemnified Claim for which the Indemnifying Party has assumed the defense in accordance with Section 11.3.2 and (ii) (A) an indemnified Claim for which the Indemnified Party controls the defense settlement; (B) Claims for which each Party is required to indemnify the other Party; and/or (C) a Claim not subject to indemnification under Section 11.1 or Section 11.2, as applicable, for which a Party retains the right to control the defense, then (1) the Parties shall reasonably cooperate in the defense and settlement of such Claims (except to the extent where such cooperation would present a conflict of interest), including as required under Section 11.3.5 and (2) the Indemnifying Party shall only be required to indemnify the Indemnified Party for the Claim(s) that are subject to Indemnification in accordance with Section 11.1 or Section 11.2, as applicable. For purposes of clarity, a Party shall not be required to seek the consent of the other Party in the settlement of any non-indemnified claim.

11.4 Insurance.

11.4.1 EPIZYME’s Insurance Obligations. EPIZYME shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, the Commercialization of any Licensed Products by EPIZYME and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for a company such as EPIZYME for the activities to be conducted by it under this Agreement; provided that if a Business Combination with respect to EPIZYME has occurred in which EPIZYME is acquired by a pharmaceutical company of comparable or greater size than CELGENE based on the net sales of such company or CELGENE, as applicable, EPIZYME shall thereafter have the right to self insure against such liability and other risks and shall not be required to furnish to CELGENE evidence of such self-insurance. Subject to the immediately preceding sentence, EPIZYME shall furnish to CELGENE evidence of such insurance and/or self insurance upon request.

11.4.2 CELGENE’s Insurance Obligations. CELGENE shall maintain, at its cost, a program of insurance and/or self insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, the Commercialization of any Licensed Products by CELGENE and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for a company such as CELGENE for the activities to be conducted by it under this Agreement.

11.5 LIMITATION OF LIABILITY. EXCEPT (A) FOR A BREACH OF ARTICLE 7 OR ARTICLE 9 OR (B) FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11 OR (C) FOR DAMAGES DUE TO THE WILLFUL MISCONDUCT OF THE LIABLE PARTY, NEITHER EPIZYME NOR CELGENE, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

TERM AND TERMINATION

12.1	Term; Expiration.

12.1.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect until it expires (the “Term”) as follows:

(a) On a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement shall expire on the date of the expiration of all applicable Royalty Terms with respect to such Licensed Product in such country; and

(b) This Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the CELGENE Territory.

12.1.2 Effect of Expiration. After the expiration of the Term pursuant to Section 12.1.1 above, the following terms shall apply:

(a) After expiration of the Term (but not after early termination) with respect to any Licensed Product in a country in the CELGENE Territory pursuant to Section 12.1.1(a), CELGENE shall have a fully-paid, royalty-free right and license, with the right to grant sublicenses, under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP, in each case existing as of, and to the extent used at, the time of such expiration, to (i) on an exclusive basis, use, sell, offer to sell and import (in each case, other than to Manufacture and have Manufactured), and (ii) on a non-exclusive basis, Manufacture and have Manufactured, in each case, such Licensed Product and related Diagnostic Products (if any) in the Field in such country in the CELGENE Territory, for so long as it continues to do so.

(b) After expiration of the Term (but not after early termination) with respect to any Licensed Product in a country in the EPIZYME Territory pursuant to Section 12.1.1(a), EPIZYME shall have a fully-paid, royalty-free right and license, with the right to grant sublicenses, under CELGENE IP and CELGENE’s interest in the Joint Collaboration IP, in each case existing as of, and to the extent licensed and used at, the time of such expiration, to continue to (i) on an exclusive basis, use, offer to sell, sell and import (in each case, other than to Manufacture and have Manufactured), and (ii) on a non-exclusive basis, Manufacture and have Manufactured, in each case, such Licensed Product and related Diagnostic Products (if any) in the Field in such country in the EPIZYME Territory, for so long as it continues to do so.

(c) After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 12.1.1(b), CELGENE shall have an exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under the EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP, in each case existing as of, and to the extent used at, the time of such expiration, to (i) use, offer to sell, sell and import (in each case, other than to Manufacture and have Manufactured), and (ii) on a non-exclusive basis, Manufacture and have Manufactured, in each case, Licensed Products and related Diagnostic Products (if any) in the Field in the CELGENE Territory, for so long as it continues to do so.

(d) After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 12.1.1(b), EPIZYME shall have a fully-paid, royalty-free right and license, with the right to grant sublicenses, under CELGENE IP and CELGENE’s interest in the Joint Collaboration IP, in each case existing as of, and to the extent licensed and used at, the time of such expiration, to continue to (i) on an exclusive basis, use, offer to sell, sell and import (in each case, other than to Manufacture and have Manufactured), and (ii) on a non-exclusive basis, Manufacture and have Manufactured, in each case, Licensed Products and related Diagnostic Products (if any) in the Field in the EPIZYME Territory, for so long as it continues to do so.

12.2 Unilateral Termination by CELGENE.

12.2.1 Termination of Agreement During Option Term. CELGENE shall have the right, at its sole discretion, exercisable at any time during the Option Term to terminate this Agreement in its entirety upon sixty (60) days prior written notice to EPIZYME hereunder.

12.2.2 Termination During the Term. CELGENE shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement with respect to one or more Selected Target(s), or in its entirety upon one hundred twenty (120) days prior written notice to EPIZYME hereunder.

12.3 Termination for Cause.

12.3.1 Termination for Material Breach.

(a) Either Party (the “Non-Breaching Party”) may terminate this Agreement (y) in its entirety if during the Option Term (and with respect to CELGENE, at any time during the Term), or (z) on a Selected Target-by-Selected Target basis if after the Option Term, the other Party (the “Breaching Party”) shall have (A) materially breached or defaulted in the performance of its obligations in a manner that fundamentally frustrates the transactions contemplated by this Agreement hereunder during the Option Term, or (B) materially breached or defaulted in the performance of its obligations hereunder with respect to a Selected Target or

Licensed Compounds or Licensed Products Directed to a Selected Target or related Diagnostic Products in a manner that fundamentally frustrates the transactions contemplated by this Agreement with respect to such Selected Target, Licensed Compounds or Licensed Products after the Option Term (each of (A) and (B), a “Material Breach”), and such Material Breach shall have continued for [**] days (or, in the case of a Material Breach with respect to payment, [**] days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged Material Breach. Subject to Section 12.3.2, any such termination of this Agreement under this Section 12.3.1 shall become effective at the end of such [**] day (or [**] day, as applicable) cure period, unless, to the extent such Material Breach is curable:

(i) the Breaching Party has cured such Material Breach prior to the expiration of such cure period; or

(ii) such Material Breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, in which event the Non-Breaching Party’s right to termination shall be suspended only if and for so long as (A) the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, (B) such plan is reasonably acceptable to the Non-Breaching Party, and (C) the Breaching Party commits to and does carry out such plan; provided however that, unless otherwise mutually agreed by the Parties in such plan or as set forth in Section 12.3.2(b) or (c), in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond [**] days after the original cure period.

(b) The right of either Party to terminate this Agreement in its entirety, or on a Selected Target basis, as provided in this Section 12.3.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous Material Breach.

Notwithstanding the foregoing provisions of this Section 12.3.1, if the applicable Material Breach is a breach by either Party of its obligation to use Commercially Reasonable Efforts to perform the activities assigned to such Party under the Development Plan pursuant to Section 3.2 with respect to the applicable Selected Target, the Non-Breaching Party’s termination right pursuant to this Section 12.3.1 with respect to such Material Breach shall be limited to a termination of this Agreement with respect to such Selected Target. Further, with respect to any Material Breach by CELGENE of its obligations under this Agreement, EPIZYME’s termination right pursuant to this Section 12.3.1 with respect to such Material Breach shall be limited to a termination of this Agreement with respect to the applicable Selected Target, only in the country(ies) in which such Material Breach was uncured by CELGENE with respect to the obligations of CELGENE under this Agreement; provided that if such Material Breach by CELGENE is a Material Breach as to the EU taken as a whole, EPIZYME may terminate this Agreement with respect to the entire EU with respect to the applicable Selected Target.

12.3.2 Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a Material Breach, the Party that seeks to dispute that there has been a Material Breach may contest the allegation in accordance with Section 13.1. The cure period for any allegation made in good faith as to a Material Breach under this Agreement will, subject to

Section 12.3.1, run from the date that written notice was first received by the Breaching Party from the Non-Breaching Party, provided that if:

(a) such Material Breach (i) solely relates to the payment of amounts owed under this Agreement or (ii) is not a breach of CELGENE’s obligation to use Commercially Reasonable Efforts pursuant to Section 2.2.2(b), 3.2 or 3.6 or EPIZYME’s obligation to use Commercially Reasonable Efforts pursuant to Section 2.2.2(a) or 3.2, and the Breaching Party disputes that there has been a Material Breach, then the Breaching Party shall provide written notice to the Non-Breaching Party that it disputes such claim of Material Breach, and from the date of receipt of such notice by the Non-Breaching Party until such time as the dispute has become finally settled, the running of the time periods as to which the Breaching Party must cure such Material Breach shall be suspended as to such breach that is the subject matter of the dispute;

(b) such Material Breach solely relates to a breach of CELGENE’s obligation to use Commercially Reasonable Efforts pursuant to Section 2.2.2(b), 3.2 or 3.6, and CELGENE disputes that there has been a Material Breach, then EPIZYME shall have the right to terminate this Agreement as set forth in Section 12.3.1; provided that:

(i) this Agreement shall not terminate unless (A) CELGENE is given [**] days prior written notice by EPIZYME, labeled as a “notice of material breach for failure to use commercially reasonable efforts”, of EPIZYME’s intent to terminate, stating the reasons and justification for such termination and recommending steps which EPIZYME believes CELGENE should take to cure such alleged Material Breach, and (B) CELGENE, or its Affiliates or Sublicensees, have not (1) during the [**] day period following such notice, provided EPIZYME with a plan for the Development and/or Commercialization of the applicable Licensed Compounds, Licensed Products and related Diagnostic Products in the applicable country(ies) using Commercially Reasonable Efforts and (2) during the [**] day period following such notice carried out such plan and cured such alleged Material Breach by using Commercially Reasonable Efforts to Develop and/or Commercialize such Licensed Compounds, Licensed Products and related Diagnostic Products in such country(ies);

(ii) if CELGENE disputes in good faith the existence or materiality of an alleged Material Breach specified in a notice provided by EPIZYME pursuant to Section 12.3.2(b)(i), and if CELGENE provides notice to EPIZYME of such dispute within the [**] days following such notice provided by EPIZYME, EPIZYME shall not have the right to terminate this Agreement unless and until the existence of such Material Breach has been determined in accordance with Section 13.1. Except as set forth in Section 12.3.2(b)(iii), it is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; and

(iii) no milestone payments by CELGENE will be due on milestones achieved, with respect to the applicable country(ies) for which termination is sought, during the period between the notice of termination under this Section 12.3.2(b) and the effective date of termination; provided however, if CELGENE provides notice of a dispute pursuant to

Section 12.3.2(b)(ii) and such dispute is resolved in a manner in which no termination of this Agreement with respect to such country(ies) occurs, then upon such resolution CELGENE will promptly pay to EPIZYME the applicable milestone payment for each milestone achieved during the period between the notice of termination under this Section 12.3.2(b) and the resolution of such dispute and interest (in accordance with Section 6.14) from the date such milestone would have been due in accordance with Section 6.7 but for this Section 12.3.2(b)(iii); and

(c) such Material Breach solely relates to a breach of EPIZYME’s obligation to use Commercially Reasonable Efforts pursuant to Sections 2.2.2(a) or 3.2, and EPIZYME disputes that there has been a Material Breach, then CELGENE shall have the right to terminate this Agreement as set forth in Section 12.3.1; provided that:

(i) this Agreement shall not terminate unless (A) EPIZYME is given [**] days prior written notice by CELGENE, labeled as a “notice of material breach for failure to use commercially reasonable efforts”, of CELGENE’s intent to terminate, stating the reasons and justification for such termination and recommending steps which CELGENE believes EPIZYME should take to cure such alleged Material Breach, and (B) EPIZYME, or its Affiliates or Sublicensees, have not (1) during the [**] day period following such notice, provided CELGENE with a plan for the Development of the applicable Licensed Compounds, Licensed Products and related Diagnostic Products using Commercially Reasonable Efforts and (2) during the [**] day period following such notice carried out such plan and cured such alleged Material Breach by using Commercially Reasonable Efforts to Develop such Licensed Compounds, Licensed Products and related Diagnostic Products; and

(ii) if EPIZYME disputes in good faith the existence or materiality of an alleged Material Breach specified in a notice provided by CELGENE pursuant to Section 12.3.2(c)(i), and if EPIZYME provides notice to CELGENE of such dispute within the [**] days following such notice provided by CELGENE, CELGENE shall not have the right to terminate this Agreement unless and until the existence of such Material Breach has been determined in accordance with Section 13.1. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.4 Termination for Patent Challenges.

12.4.1 By CELGENE. If CELGENE or any of its Affiliates or Sublicensees:

(a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any EPIZYME Patent or Joint Collaboration Patent, in each case that is exclusively licensed to CELGENE hereunder, or any claim of any of the foregoing; or

(b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents, in each case that are licensed exclusively to CELGENE hereunder, or any claim thereof (each activity under the foregoing clause (a) or (b), a “CELGENE Patent Challenge”);

then EPIZYME shall have the right to terminate this Agreement with respect to the Selected Target(s), Lapsed Target(s) or Terminated Target(s), as applicable, to which the CELGENE Patent Challenge relates, upon thirty (30) days’ written notice to CELGENE; provided however that, EPIZYME’s right to terminate this Agreement under this Section 12.4 shall not apply to any Affiliate of CELGENE that first becomes an Affiliate of CELGENE after the Effective Date of this Agreement in connection with a Business Acquisition, where such Affiliate of CELGENE was undertaking activities in connection with a CELGENE Patent Challenge prior to such Business Acquisition; provided however that CELGENE causes such CELGENE Patent Challenge to terminate within [**] days after such Business Acquisition. For the avoidance of doubt, an action by CELGENE in accordance with Article 8 to amend claims within a pending patent application of EPIZYME during the course of CELGENE’s Prosecution of such pending patent application or in defense of a Third Party opposition shall not constitute a challenge under this Section 12.4.

12.4.2 By EPIZYME. If EPIZYME or any of its Affiliates or Sublicensees:

(a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any CELGENE Patent or Joint Collaboration Patent, in each case that is exclusively licensed to EPIZYME hereunder, or any claim of any of the foregoing; or

(b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents, in each case that are licensed exclusively to EPIZYME hereunder, or any claim thereof (each activity under the foregoing clause (a) or (b), an “EPIZYME Patent Challenge”);

then CELGENE shall have the right to terminate this Agreement with respect to the Selected Target(s), Lapsed Target(s) or Terminated Target(s), as applicable, to which the EPIZYME Patent Challenge relates, upon thirty (30) days’ written notice to EPIZYME; provided however that, CELGENE’s right to terminate this Agreement under this Section 12.4 shall not apply to any Affiliate of EPIZYME that first becomes an Affiliate of EPIZYME after the Effective Date of this Agreement in connection with a Business Acquisition, where such Affiliate of EPIZYME was undertaking activities in connection with an EPIZYME Patent Challenge prior to such Business Acquisition; provided however that EPIZYME causes such EPIZYME Patent Challenge to terminate within [**] days after such Business Acquisition. For the avoidance of doubt, an action by EPIZYME in defense of a Third Party opposition shall not constitute a challenge under this Section 12.4.

12.5 Termination for Bankruptcy.

12.5.1 EPIZYME Bankruptcy. If EPIZYME makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within ninety (90) days after the filing thereof, CELGENE may terminate this Agreement in its entirety effective immediately upon written notice to EPIZYME. In connection therewith, the provisions of Section 5.5 shall apply.

12.5.2 CELGENE Bankruptcy. If CELGENE makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within ninety (90) days after the filing thereof, EPIZYME may terminate this Agreement in its entirety effective immediately upon written notice to CELGENE. In connection therewith, the provisions of Section 5.5 shall apply.

12.6 Effects of Termination. If this Agreement is terminated by either Party, in its entirety or with respect to one or more Selected Target(s), Lapsed Target(s) or Terminated Target(s), as applicable, the following shall apply:

12.6.1 Termination by CELGENE pursuant to Section 12.2 or by EPIZYME Pursuant to Section 12.3 or Section 12.5. In the event of termination by CELGENE pursuant to Section 12.2 or by EPIZYME pursuant to Section 12.3 or Section 12.5, whether in its entirety or with respect to one or more Selected Target(s), (w) such termination of a Selected Target shall be effective with respect to the entire Development Program for such Selected Target; (x) the applicable Available Target (if the entire Agreement is terminated during the Option Term) or Selected Target shall be deemed a “Terminated Target” and all Licensed Compounds and Licensed Products Directed to such Terminated Target, and related Diagnostic Products, shall be deemed “Terminated Products,” (y) each country in the CELGENE Territory terminated by EPIZYME pursuant to Section 12.3 shall be deemed a “Terminated Country” for such Terminated Target or if this Agreement is terminated in its entirety or with respect to a Selected Target (whether by EPIZYME or CELGENE), all countries in the CELGENE Territory shall be deemed “Terminated Countries” for the applicable Terminated Target(s) and the EPIZYME Territory shall include such Terminated Country(ies) with respect to such Terminated Target(s), and (z) the following shall apply:

(a) License Termination. Except as necessary for CELGENE to comply with Sections 12.6.1(b), (c), (j) and (k), all licenses granted to CELGENE under Sections 5.1.1, 5.1.2 and 5.1.3 of this Agreement solely with respect to the Terminated Target(s) and Terminated Products in the Terminated Country(ies) shall be terminated and of no further force and effect.

(b) Summary of Activities. Within [**] days after such termination, CELGENE shall provide to EPIZYME a reasonably accurate summary report of the status and results of its (and its Affiliates’ and Sublicensees’) material research, Development, Manufacturing and Commercialization activities directed to the Terminated Target(s) prior to the effective date of termination in the Field in the Terminated Country(ies).

(c) Transition Assistance. Without limiting the generality of the remainder of this Section 12.6.1, CELGENE shall use its Commercially Reasonable Efforts, at no cost to EPIZYME, to effect a seamless, timely transition to EPIZYME of all research, Development, Manufacturing and Commercialization activities and responsibilities with respect to the Terminated Products in the Terminated Country(ies) in accordance with a transition plan to be mutually agreed by the Parties.

(d) License Survival. The licenses granted to EPIZYME pursuant to Sections 5.2.3(b) and 5.2.5 shall, with respect to such Terminated Product(s) and Terminated Target(s) in the Terminated Country(ies) (i) become perpetual, irrevocable and fully paid-up, (ii) solely with respect to the licenses granted to EPIZYME pursuant to Section 5.2.5 and in the event this Agreement is terminated with respect to one or more Selected Target(s) (but not in its entirety) and a Phase 1 Clinical Trial for such Terminated Product(s) has been Initiated, shall be expanded to include CELGENE IP that is not Chemistry IP (for such purpose substituting “CELGENE IP” for “CELGENE Collaboration IP” in Section 5.2.5(a)) to the extent existing as of, and licensed and used at, the time of termination, (iii) be solely under the applicable CELGENE IP and CELGENE’s interest in the Joint Collaboration IP (if applicable), in each case existing as of, and to the extent licensed and used at, the time of termination, and (iv) survive any such termination.

(e) Clinical Development Activities.

(i) With respect to any ongoing Clinical Trials with respect to the Terminated Country(ies) of Terminated Products for which EPIZYME has not notified CELGENE prior to the effective date of termination that it wishes to assume responsibility, CELGENE shall, at CELGENE’s cost and expense, complete such Clinical Trials, subject to Section 2.7.1, only with regard to those patients enrolled at the date of termination and may otherwise cease enrollment and cancel all cancelable expenses relating to such Clinical Trials; and

(ii) With respect to any ongoing Clinical Trials with respect to the Terminated Country(ies) of Terminated Products for which EPIZYME has notified CELGENE prior to the effective date of termination that it wishes to assume responsibility, (A) each Party shall cooperate with the other Party to facilitate the orderly transfer to EPIZYME of the conduct of such Clinical Trials as soon as reasonably practicable after the effective date of termination, (B) until such time as the conduct of such Clinical Trials has been successfully transferred to EPIZYME, CELGENE shall continue to conduct such Clinical Trials, subject to Section 2.7.1, (C) between the effective date of termination and the date on which the conduct of such Clinical Trials has been successfully transferred to EPIZYME, EPIZYME shall be responsible for, and shall reimburse CELGENE with respect to, all costs and expenses reasonably incurred by CELGENE in the conduct of such Clinical Trials during the foregoing transition period, and (D) following the date on which the conduct of such Clinical Trials has been successfully transferred to EPIZYME, EPIZYME shall be solely responsible for all costs and expenses of such ongoing Clinical Trials.

(f) Regulatory Filings. To the extent permitted by applicable Law, CELGENE will promptly assign and transfer to EPIZYME all Regulatory Materials for Terminated Products in the Terminated Country(ies); provided that EPIZYME shall be responsible for the reasonable and documented Out-of-Pocket Costs incurred by CELGENE. If CELGENE is restricted under applicable Law from assigning or transferring ownership of any of the foregoing items to EPIZYME (including in order to continue to conduct any transition activities as contemplated in this Section 12.6.1, including the conduct of clinical Development activities, if applicable, pursuant to Section 12.6.1(e)), CELGENE shall grant EPIZYME (or its designee) a right of reference or use to such item (it being understood that CELGENE shall use Commercially Reasonable Efforts to assign and transfer the same to EPIZYME after the completion of such transition activities). CELGENE shall take all actions reasonably necessary to effect such assignment and transfer or grant of right of reference or use to EPIZYME, including by making such filings as may be required with Regulatory Authorities in the Terminated Country(ies) that may be necessary to record such assignment or effect such transfer and, at EPIZYME’s written request, complete any pending regulatory filings in the Terminated Country(ies) with respect to all applicable Terminated Products.

(g) No Marketing-Related Materials. No promotional materials Controlled by CELGENE as of the Effective Date that are used in the marketing, promotion or sale of Terminated Products shall be required to be transferred by CELGENE to EPIZYME.

(h) Trademarks. If the First Commercial Sale of any Terminated Product(s) has occurred in the Terminated Country(ies) as of the effective date of termination with respect to such Terminated Product(s), at EPIZYME’s written request, CELGENE will assign to EPIZYME any CELGENE trademark(s) used with respect to such Terminated Product(s) (other than CELGENE’s company-specific names, such as “CELGENE”) in such Terminated Country(ies), provided however that such trademark(s) are neither (i) used for any other products in CELGENE’s portfolio nor (ii) in CELGENE’s reasonable opinion confusingly similar to any other trademark used for any other products in CELGENE’s portfolio.

(i) Transfer of Data. Upon EPIZYME’s written request, CELGENE will promptly assign and transfer to EPIZYME its entire right, title, and interest in and to all pharmacological, toxicological and clinical test data and results, research data, reports and batch records, safety data and all other data, including CMC-related information, formulation information, chemistry and biology data, Controlled by CELGENE as of the effective date of termination and generated in the research, Development, Manufacture or Commercialization of the Terminated Product(s), but only to the extent solely pertaining to the Terminated Product(s) in the Terminated Country(ies) and not being used in or having application to the research, Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product Directed to a Selected Target that is not being terminated, or any other proprietary compound or product of CELGENE; provided that EPIZYME shall be responsible for the reasonable and documented Out-of-Pocket Costs incurred by CELGENE.

(j) Contracts. CELGENE shall use Commercially Reasonable Efforts to assign to EPIZYME, to the extent assignable and included in the transition plan to be agreed by the Parties under Section 12.6.1(c), CELGENE’s rights in Third Party agreements for licenses, services or supplies that are solely used in connection with the research, Development, Manufacture or Commercialization of Terminated Products in the Terminated Country(ies), including any Third Party manufacturing agreements and clinical trial agreements (subject to Section 12.6.1(e)), in each case to the extent (if at all) permitted under the terms and conditions of such contracts. To the extent that any such agreement is not assignable by CELGENE, then such agreement will not be assigned, and upon the written request of EPIZYME, CELGENE will cooperate in good faith and use Commercially Reasonable Efforts to allow EPIZYME to obtain and enjoy the benefits of such agreement in the form of a license or other right to the extent held by CELGENE and subject to such Third Party’s rights, in each case to the extent (if at all) permitted under the terms and conditions of such contracts. EPIZYME shall be solely responsible for any and all costs, expenses and liabilities of any kind arising in connection with any such contract assignment or extension of license or other rights to EPIZYME under this Section 12.6.1(j) or EPIZYME’s holding or use of such assigned contracts or rights licensed or otherwise provided to EPIZYME under this Section 12.6.1(j).

(k) Manufacturing. Upon EPIZYME’s written request, CELGENE shall, as part of the transition plan to be mutually agreed by the Parties under Section 12.6.1(c), transfer to EPIZYME (or its designee) a copy of any processes, documents, materials and other Know-How, to the extent the foregoing is Controlled by CELGENE as of the effective date of termination and used in the Manufacture of Terminated Products in the Field in the Terminated Country(ies) as of the effective date of termination; provided however that, CELGENE will, upon EPIZYME’s written request and pursuant to a supply agreement to be negotiated in good faith by the Parties for the Terminated Country(ies) at the transfer price paid by CELGENE for the applicable Terminated Product plus [**] percent ([**]%) if CELGENE sources such Terminated Product from a Third Party, or at CELGENE’s direct manufacturing cost plus [**] percent ([**]%) if CELGENE or any of its Affiliates Manufactures the applicable Terminated Product, continue to supply EPIZYME with clinical and commercial quantities of such Terminated Product in the dosage strength, formulation and presentation under Development or being Commercialized by CELGENE, in either case, as of the effective date of termination, until the earlier of: (a) [**] months after the effective date of termination; or (b) establishment by EPIZYME of an alternative supply for such Terminated Product.

(l) Existing Inventory. In the event this Agreement is terminated in its entirety, at EPIZYME’s election, CELGENE will transfer to EPIZYME such portion of CELGENE’s existing inventory of Terminated Products (including clinical trial materials and synthetic intermediates, if applicable), as applicable, for the Terminated Country(ies) that EPIZYME elects and, with respect to any commercial supply, that is in good and saleable condition, in its original, unopened packaging, at the transfer price paid by CELGENE for such Terminated Product if CELGENE sourced such Terminated Product from a Third Party, plus [**] percent ([**]%) or at CELGENE’s direct manufacturing cost plus [**] percent ([**]%) if CELGENE or any of its Affiliates Manufactured the Terminated Product.

(m) Prosecution and Enforcement. Except for Sections 8.1, 8.5 (to the extent set forth in this Section 12.6.1(m)) and 8.8, the provisions of Article 8 shall be terminated if the Agreement is terminated in its entirety or, if applicable, solely with respect to the Terminated Target and Terminated Products in the Terminated Country(ies). In addition, to the extent that any Patents Controlled by CELGENE are exclusively licensed to EPIZYME pursuant to clause (d) above, as between the Parties, EPIZYME shall have the first right (but not the obligation) to Prosecute and Maintain, enforce and defend pursuant to the principles set forth in Section 8.5 all such exclusively licensed Patents that relate solely to the Terminated Target(s) and Terminated Products in the Terminated Country(ies) and CELGENE shall provide such assistance and cooperation as may be reasonably necessary in connection therewith.

(n) Survival. In the event this Agreement is terminated in its entirety, Section 12.7.2 shall apply. For clarity, the licenses set forth in Sections 5.2.3(b) and 5.2.5 (each, as set forth in Section 12.6.1(d)) and 5.1.4 shall survive any termination of this Agreement by CELGENE pursuant to Section 12.2 or by EPIZYME pursuant to Section 12.3 or Section 12.5, whether terminated in its entirety or on a Selected Target-by-Selected Target basis.

Notwithstanding the foregoing provisions of this Section 12.6.1, if CELGENE terminates this Agreement in its entirety or with respect to one or more but not all Selected Targets in accordance with Section 12.2 as a result of material safety concerns that CELGENE in good faith determines make the further Development or Commercialization of Licensed Compound(s) and Licensed Product(s) Directed to such Selected Target(s) unreasonable from a scientific, regulatory or ethical perspective (without regard to commercial potential), then CELGENE’s licenses under Section 5.1.4 shall terminate with respect to such Terminated Targets and the foregoing Sections 12.6.1(c), 12.6.1(d), 12.6.1(e), 12.6.1(f), 12.6.1(h), 12.6.1(i), 12.6.1(j), 12.6.1(k) and 12.6.1(l) shall not apply to such Licensed Compound(s) and Licensed Product(s) Directed to such Selected Target(s); provided that, CELGENE, for itself and its Affiliates, hereby covenants and agrees not to assert any Patent rights Controlled by CELGENE or its Affiliates against EPIZYME or its Affiliates, or any of their successors, assigns, (sub)licensees, distributors, manufacturers or customer with respect to the Manufacture, use, offer for sale, sale or importation of such Licensed Compound and Licensed Product.

12.6.2 Termination by CELGENE pursuant to Section 12.3 or 12.5. In the event of termination of this Agreement with respect to all or one or more Selected Targets by CELGENE pursuant to Section 12.3 or 12.5, the following shall apply:

(a) License Survival. The licenses granted to CELGENE pursuant to Sections 5.1.2 and 5.1.3, and the licenses granted to EPIZYME pursuant to Sections 5.2.2 through 5.2.4 inclusive (but excluding Section 5.2.3(b)), shall, with respect to such Selected Target(s) and Licensed Compounds and Licensed Products Directed to such Selected Target(s), (i) become irrevocable and non-terminable (except as provided in Section 12.6.3 if, as applicable, CELGENE engages in a CELGENE Patent Challenge or EPIZYME engages in an EPIZYME Patent Challenge); (ii) solely be under the applicable EPIZYME IP and EPIZYME’s interest in the Joint Collaboration IP (if applicable) or the applicable CELGENE IP and CELGENE’s interest in the Joint Collaboration IP (if applicable), respectively, in each case existing as of, and to the extent licensed and used at, the time of termination, and (iii) survive any such termination. For purposes of clarity, any Selected Target that is the subject of such termination shall not be deemed a Terminated Target by virtue of CELGENE exercising its termination right under Section 12.3 or 12.5.

(b) Committees. CELGENE shall have sole responsibility and decision-making authority in the CELGENE Territory over all research, Development, Manufacture and Commercialization of Licensed Compounds and Licensed Products Directed to the Selected Target(s) to which such termination applies. EPIZYME shall have sole responsibility and decision-making authority in the EPIZYME Territory over all research, Development, Manufacture and Commercialization of Licensed Compounds and Licensed Products Directed to the Selected Target(s) to which such termination applies. The applicable Selected Target and related Development Program, if applicable, shall no longer be within the purview of the JRC, JDC or JCC. In the event this Agreement is terminated in its entirety, the JRC, JDC, JCC and Patent Committee shall be disbanded.

(c) All Other Provisions. Subject to Sections 12.6.2(a) and (b), all other provisions of this Agreement shall survive any such termination with respect to such Selected Target except for: Sections 5.1 and 5.2 (except for Sections 5.1.4, 5.1.5, 5.1.6, 5.2.3(b), 5.2.5 and 5.2.6 and except as provided in Section 12.6.2(a)) and 5.3 (provided that for purposes of clarity, any Compound that is a CELGENE Lead Candidate pursuant to Section 5.3 prior to the effective date of termination shall continue to be a CELGENE Lead Candidate for purposes of Section 1.74(z)); 6.4, 6.5 and 6.6 (each, with respect to costs accrued after the effective date of termination); [**]; 7.1 (if (i) CELGENE terminates on a Selected Target-by-Selected Target basis after expiration of the Option Term, with respect to such Selected Target or (ii) this Agreement is terminated in its entirety); and 7.2 (if this Agreement is terminated in its entirety); and Articles 1 (to the extent definitions are not required to interpret the surviving provisions of this Agreement); 2 (except for Sections 2.2.2(a)(iii)(z), 2.2.3, 2.6, 2.7.4, 2.7.5(d)(2) – (5), inclusive, 2.7.5(e), and 2.7.5(f)); 3 (except for Sections 3.3.1 (except for 3.3.1(ii) and (iii)), 3.5.3(b), and 3.7); 4; 8 (except for Sections 8.1, 8.5 (to the extent set forth in this Section 12.6.2(c)) and 8.8, provided that to the extent that any Patents Controlled by one Party are exclusively licensed to the other Party pursuant to Section 12.6.2(a) above, as between the Parties, the licensed Party shall have the first right (but not the obligation) to Prosecute and Maintain, enforce and defend pursuant to the principles set forth in Section 8.5 all such exclusively licensed Patents that relate solely to such Selected Target and the licensing Party shall provide such assistance and cooperation as may be reasonably necessary in connection therewith); 10 (except for Sections 10.4 and 10.5); and 12 (except for Sections 12.2, 12.4, 12.6.1, 12.6.2, 12.6.3, 12.7.1 and 12.7.3). In the event this Agreement is terminated in its entirety, Section 12.7.2 shall apply.

12.6.3 Termination by EPIZYME or CELGENE pursuant to Section 12.4. In the event of termination by EPIZYME or CELGENE pursuant to Section 12.4, (w) termination of a Selected Target shall be effective with respect to the entire Development Program for such Selected Target; (x) the applicable Selected Target shall be deemed a “Terminated Target” and all Licensed Compounds and Licensed Products Directed to such Terminated Target, and related Diagnostic Products, shall be deemed “Terminated Products,” (y) all countries in the CELGENE Territory shall be deemed “Terminated Countries” with respect to the applicable Terminated Target or Lapsed Target and the EPIZYME Territory shall include such Terminated Countries with respect to such Terminated Target or Lapsed Target and (z) the following shall apply:

(a) Termination by EPIZYME. On a Terminated Target-by-Terminated Target or Lapsed Target-by-Lapsed Target basis, as applicable, in the event EPIZYME terminates this Agreement pursuant to Section 12.4.1, (i) the provisions of Section 12.6.1 shall apply solely with respect to such Terminated Target, and (ii) all licenses granted to CELGENE under Section 5.1.4 with respect to such Terminated Target and Terminated Products or Lapsed Target, as applicable, shall be terminated and of no further force and effect.

(b) Termination by CELGENE. On a Terminated Target-by-Terminated Target or Lapsed Target-by-Lapsed Target basis, as applicable, in the event CELGENE terminates this Agreement pursuant to Section 12.4.2, (i) all licenses granted to EPIZYME under Sections 5.2.1 through 5.2.5, inclusive, with respect to the Terminated Target and Terminated Products or Lapsed Target, as applicable, shall be terminated and of no further force and effect; (ii) the licenses granted to CELGENE pursuant to Sections 5.1.2 and 5.1.3 shall become perpetual, irrevocable and fully paid-up with respect to such Terminated Target and Terminated Products and shall survive any such termination, and (iii) all provisions of this Agreement shall terminate except as set forth in Section 12.6.3(b)(ii) and Section 12.7.2 (subject to Section 12.6.3(b)(i)) and shall apply solely with respect to such Terminated Target.

12.7 Accrued Rights; Surviving Provisions; Right to Set-off.

12.7.1 Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under Article 6 hereof, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

12.7.2 Surviving Provisions. The provisions of Sections 2.2.2(a)(iii)(z), 2.2.3, 2.6, 2.7.5(d)(2) – (5), inclusive, 2.7.5(e), and 2.7.5(f); 5.1.4, 5.1.5, 5.1.6, 5.2.3(b), 5.2.5 and 5.2.6 (in the case of each of the foregoing sections, except as otherwise provided in Section 12.6); 5.4; 5.5; 10.5; 12.1.2; 12.6 and 12.7; and Articles 1 (to the extent definitions are required to interpret the surviving provisions of this Agreement); 6 (to the extent due but unpaid as of the effective date of termination and to the extent the provisions of Article 6 relate to payment obligations that otherwise survive pursuant to Section 12.6); 8 (with respect to the provisions related to ongoing activities related to Joint Collaboration Patents, and 8.1 and 8.8); 9; 11 and 13 shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 9 shall survive for a period of [**] years after the effective date of termination of this Agreement.

12.7.3 Right to Set-off. Notwithstanding anything to the contrary in this Agreement, each Party has the right at all times to retain and set off against all amounts due and owing to the other Party as determined in a final judgment any damages recovered by such Party for any Losses incurred by such Party; it being understood and agreed that during the pendency of any failure of EPIZYME to pay its share of Development Costs, CELGENE shall have the right to deduct from any milestones, royalties or other payments to be made to EPIZYME under this Agreement and deposit such amounts into escrow (pursuant to a separate escrow agreement with an escrow agent on terms customary for agreements of this type) for an amount of any and all such Development Cost payment failures in the aggregate exceeding [**] Dollars ($[**]).

ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution. Except for disputes within the responsibilities of the JRC or JDC, JCC or the Patent Committee, with respect to which a Party has final decision-making authority pursuant to Section 4.4.2, 4.3.4, or 4.5.5, respectively, if a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within [**] days after referring such dispute to the Executive Officers, then if either Party seeks to have the dispute formally resolved, it shall do so in the following manner: (a) following an EPIZYME Business Combination or License Event and in accordance with Section 4.4.2(c), either Party may submit any dispute within the purview of the JDC (each an “Arbitration Dispute”) to arbitration pursuant to Section 13.2; and (b) all other disputes shall be resolved by litigation pursuant to Section 13.3.

13.2 Baseball Arbitration. If a Party intends to begin an arbitration to resolve an Arbitration Dispute, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the Arbitration Dispute for resolution. From the date of the Arbitration Request and until such time as the Arbitration Dispute has become finally settled, the running of the time periods as to which the other Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the Arbitration Dispute.

13.2.1 Arbitration Procedure. Any arbitration pursuant to this Section 13.2 will be held in New York, New York, United States unless another location is mutually agreed by the Parties. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law. The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the Arbitration Dispute and acceptable to both Parties; provided however that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators (such single arbitrator or panel, the “Arbitrator”). If the Parties fail to agree on a mutually acceptable Arbitrator within [**] days after the Arbitration Request, then the Arbitrator shall be selected by the New York, New York office of the AAA. The Arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The Arbitrator shall be limited in the scope of his or her authority to resolving only the Arbitration Dispute and shall not have authority to render any decision or award on any other issues. Subject to Section 11.5 and 13.2.2, the Arbitrator shall be authorized to (a) award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement, and (b) grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the Arbitrator shall be the sole and exclusive remedy of the Parties, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the Arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the Arbitrator. Judgment on the award rendered by the Arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13.2.2 Submission of Summaries. Each Party will prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Arbitrator within [**] days of selection of the Arbitrator. Upon receipt of such summaries from both Parties, the Arbitrator will provide copies of the same to the other Party. The Arbitrator will be authorized to solicit briefing or other submissions on particular questions. Within [**] days of the delivery of such summaries by the Arbitrator, each Party will submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary. Oral presentations will not be permitted unless otherwise requested by the Arbitrator. The Arbitrator will make a final decision with respect to the Arbitration Dispute within [**] days following receipt of the last of such rebuttal statements submitted by the Parties and will make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and that complies with the terms of this Agreement and will provide the Parties with a written statement setting forth the basis of the determination in connection therewith. For purposes of clarity, the Arbitrator will only have the right to select a resolution proposed by one of the Parties in its entirety and without modification provided such resolution complies with the terms of this Agreement.

13.2.3 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrator; provided however that the Arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

13.2.4 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the Arbitrator on the ultimate merits of any Arbitration Dispute.

13.2.5 Confidentiality. All proceedings and decisions of the Arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 9.

13.3 Venue; Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in the Southern District of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the federal courts located in the Southern District of New York, and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding the foregoing, a Party shall be entitled to seek enforcement of either an arbitration award issued pursuant to Section 13.2 or a judgment entered pursuant to this Section in any court having competent jurisdiction thereof where enforcement is deemed necessary.

13.4 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided however that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

13.5 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 13.5. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided however that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, subject to the remainder of this Section 13.5, each Party may assign this Agreement, and all of its rights and obligations hereunder, to which this Agreement relates, without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates (an “M&A Event”); provided however that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, no Patent, Know-How or other intellectual property or other proprietary rights not Controlled by a Party or any of its Affiliates prior to a M&A Event or Business Acquisition with respect to a Party will be Controlled for purposes of this Agreement after such M&A Event or Business Acquisition, other than (a) Collaboration IP and Joint Collaboration IP created, conceived or reduced to practice in connection with the activities performed pursuant to this Agreement, no matter when Controlled and (b) any Patent that claims priority, directly or indirectly, to any other Patent first Controlled before the M&A Event or Business Acquisition will be Controlled thereafter no matter when such Patent is filed or issued. The assigning Party shall remain primarily liable for the performance of its obligations under this Agreement by its assignees. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 13.5 shall be null and void ab initio.

13.6 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.7 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event EPIZYME or CELGENE, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time EPIZYME and CELGENE shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.8 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to EPIZYME,

addressed to:	Epizyme, Inc.
325 Vassar Street
Cambridge, Massachusetts 02139 Attention: Chief Business Officer Telephone: (617) 500-0712
Facsimile: (617) 349-0707

with a copy to:	WilmerHale LLP 60 State Street Boston, MA 02109
Attention: David E. Redlick, Esq.
Steven D. Barrett, Esq.
Telephone: (617) 526-6000
Facsimile: (617) 526-5000

If to CELGENE,

addressed to:	Celgene International Sàrl Route de Perreux 12017 Boudry
Switzerland Attention: Chief Operations Officer Telephone: +41 32 729 8500
Facsimile: +41 32 729 8508

with a copy to:	Celgene Legal 86 Morris Avenue Summit, NJ 07901
Attention: General Counsel Telephone: (908) 673-9000 Facsimile: (908) 673-2771

with a copy to:	Dechert LLP 902 Carnegie Center Suite 500
Princeton, NJ 08540
Attention: James J. Marino
David E. Schulman Telephone: (609) 955-3230
Facsimile: (609) 873-9138

or to such other address for such Party as it shall have specified by like notice to the other Party; provided however that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.9 Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

13.10 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.12 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Research Plan and any Development Plans, and the Stock Purchase Agreement set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties with respect to the subject matter of this Agreement. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

13.13 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.14 Non-solicitation of Key Employees. During the Option Term, neither Party nor its Affiliates shall solicit any Key Employee to leave the employment of the other Party and accept employment or work as a consultant with the soliciting Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party’s or its Affiliates’ right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website. For purposes of this Section 13.14, “Key Employee” means any employee who is material to the performance of the Collaboration hereunder, including any members of the JRC, JDC or any Subcommittee thereof, including the employees set forth on Schedule 13.14.

13.15 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (e) the word “or” is used in the inclusive sense (and/or).

13.16 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with the Accounting Principles, consistently applied, except that the same need not be audited.

13.17 Further Actions. Each of EPIZYME, CELGENE and PARENT shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.18 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by EPIZYME, CELGENE and, with respect to Section 13.21, PARENT, and each of their respective successors, heirs, administrators and permitted assigns.

13.19 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

13.20 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

13.21 PARENT Guarantee. PARENT hereby unconditionally and irrevocably guarantees, jointly and severally, as a primary obligor and not merely as a surety, the due and timely payment and performance of all obligations of CELGENE under this Agreement (the “Celgene Obligations”). PARENT agrees that (a) the Celgene Obligations and this Agreement may be extended, modified or renewed, in whole or in part, without notice or further assent from PARENT, and that PARENT will remain bound upon its guarantee notwithstanding any extension, modification or renewal of any Celgene Obligation or of this Agreement, any assumption of any such guaranteed Celgene Obligation by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of PARENT under this Section 13.21 (other than any defenses available to CELGENE under this Agreement), and (b)

PARENT shall be bound by all of the terms and conditions of Article 9 and this Article 13 (and all of the definitions and capitalized terms contained therein) as if such Section applied to PARENT. PARENT further agrees that its guarantee constitutes an irrevocable guarantee of payment and performance when due (and not just of collection) and waives any right to require that any resort be had by EPIZYME to any other guarantee for any security held for payment or performance of the Celgene Obligations. This guarantee is in no way conditioned upon any requirement that EPIZYME first attempt to collect or enforce any guaranteed obligation from or against CELGENE.

Except with respect to any defenses available to CELGENE under this Agreement: (y) the obligations of PARENT hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement or any other document related hereto, and shall not be affected by or contingent upon any modification, alteration, amendment or addition of or to this Agreement; and (z) PARENT hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by EPIZYME and, generally, all demands and notices of every kind in connection with this Section 13.21 and the Celgene Obligations hereby guaranteed, and which PARENT may otherwise assert against EPIZYME. PARENT acknowledges that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable Law or public policy, such waivers shall be effective only to the extent permitted by Law.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Epizyme, Inc.

By:	/s/ Robert Gould
Name: Robert Gould Title: President and CEO

Celgene International Sàrl

By:	/s/ Robert J. Hugin
Name: Robert J. Hugin Title: Managing Officer

By:	/s/ Paul D’Angio
Name: Paul D’Angio Title: Managing Officer

Celgene Corporation (solely for the purposes of Section 13.21)

By:	/s/ Robert J. Hugin
Name: Robert J. Hugin Title: Chief Executive Officer

[Signature page to Collaboration and License Agreement]

EXHIBIT A

Initial Research Plan

See attached.

A-1

Epizyme, Inc.

General Discovery Activities by Stage

Target Validation: [**].

Target-to-Hit: [**].

Hit-to-Lead: [**].

Lead-to-Candidate: [**].

Candidate-to-IND: [**].

A-2

EXHIBIT B

Form of CELGENE Provided Compound Transfer Agreement

This CELGENE Provided Compound Transfer Agreement No.      (the “Transfer Agreement”) is made as of                                      (the “Transfer Agreement Effective Date”), by and between Epizyme, Inc. and Celgene International Sàrl, pursuant to that certain Collaboration and License Agreement, entered into among Epizyme, Inc., Celgene International Sàrl and Celgene Corporation, with an Effective Date of April 2, 2012 (the “Agreement”), for the transfer of:

CELGENE Provided Compound:

[List identity and chemical structure of CELGENE Provided Compound.]

The Parties acknowledge and agree that the CELGENE Provided Compound is Confidential Information of CELGENE and that the transfer of the CELGENE Provided Compound pursuant to this Transfer Agreement will be pursuant to and in accordance with the terms and conditions of the Agreement. Any capitalized terms used in this Transfer Agreement that are not defined herein have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Transfer Agreement is entered into as of the Transfer Agreement Effective Date, and it is accepted and agreed to by the Parties’ authorized representatives.

For CELGENE INTERNATIONAL SÀRL:		For EPIZYME, INC.

By:		By:

Name:		Name:

Title	Alliance Manager	Title:	Chief Scientific Officer

B-1

EXHIBIT C

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of two pages were omitted. [**]

C-1

EXHIBIT D

Press Release

See attached.

Epizyme Forms Strategic Partnership with Industry Leader in Epigenetic

Therapies, Celgene Corporation, to Develop Personalized Therapeutics for

Genetically-Defined Cancers

– Partnership Leverages Epizyme’s Transformational Histone Methyltransferase

Inhibitor Platform and Celgene’s Translational Research Capabilities –

– New Alliance Reflects Joint Commitment to Advance Human Health Through Bold

Pursuits in Epigenetic-Based Therapies –

CAMBRIDGE, Mass. and SUMMIT, N.J. – April 26, 2012 – Epizyme and Celgene International Sàrl, a subsidiary of Celgene Corporation (NASDAQ: CELG) today announced the formation of a strategic partnership to discover, develop and commercialize personalized therapeutics for patients with genetically-defined cancers by inhibiting histone methyltransferases (HMTs), an important epigenetic target class.

Under the terms of the agreement, Celgene receives the exclusive option to license ex-US rights to Epizyme’s available HMT inhibitor programs during an initial three-year period and has the right to extend this option period for one year with additional funding. Epizyme and Celgene will work jointly to discover and develop HMT inhibitors and will co-fund global development of the collaboration programs.

The collaboration leverages the transformational science of Epizyme’s HMT inhibitor platform and includes Epizyme’s DOT1L HMT inhibitor program, to which Celgene licenses the ex-US rights at signing. DOT1L is an oncogenic driver gene in a subtype of acute leukemias called Mixed Lineage Leukemia (MLL). The DOT1L program is currently in pre-clinical development.

Epizyme retains all US rights to the collaboration programs and receives a $90 million upfront payment, which includes an equity investment. For each HMT inhibitor that Celgene licenses, Epizyme is eligible to earn more than $160 million in milestone payments and up to double digit royalties on ex-US sales.

“Celgene is a leader in epigenetic therapies for cancer through our existing drugs, and continues to focus on delivering new drugs with high therapeutic impact in this area,” said Thomas Daniel, M.D., President of Research for Celgene. “Epizyme’s platform, scientific leadership in histone methyltransferases, and leading position on promising HMT targets offers an exciting complementary approach. Our collaboration with Epizyme is a key element of our strategy to develop new and innovative therapeutic paradigms.”

“Our Celgene partnership is a transformational step in Epizyme’s growth and is made possible by Celgene’s vision and commitment to patients,” said Robert Gould, Ph.D., CEO and President of Epizyme. “Through this collaboration, Epizyme gains access to Celgene’s leading drug development resources, enabling us to substantially increase the breadth and depth of our efforts while retaining US rights to our pipeline of personalized therapeutics.”

About HMTs

The HMT class of epigenetic enzymes contains 96 members, many of which have strong genetic associations with cancer and other serious diseases. Targeting HMTs with potent and selective small molecule inhibitors offers an innovative therapeutic approach to controlling pathways of disease-causing gene expression.

About Epizyme

Epizyme is leading the discovery and development of small molecule histone methyltransferase (HMT) inhibitors, a new class of personalized therapeutics for the treatment of patients with genetically-defined cancers, based on breakthroughs in the field of epigenetics. Genetic alterations in the HMTs are strongly associated with the underlying causes of multiple human diseases, including cancer. Epizyme’s patient-driven approach represents the future of personalized therapeutics by creating better medicines for the right patients more quickly and at lower cost than traditional approaches. www.epizyme.com

About Celgene International Sàrl

Celgene International Sàrl, located in Boudry, in the Canton of Neuchâtel, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

Celgene Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

EXHIBIT E

Redacted Version of the Agreement for Disclosure to Investors, Lenders, Acquirors and

Merger Partners

To be attached within [**] days after the Effective Date.

E-1

EXHIBIT F

Redacted Version of the Agreement for Disclosure to Potential Licensees, Sublicensees and

Collaborators

To be attached within [**] days after the Effective Date.

F-1

SCHEDULE 1.33

Development Candidate Selection Criteria

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of two pages were omitted. [**]

S 1.33 - 1

SCHEDULE 1.50

EPIZYME Reserved Targets

[**]

S 1.50 - 1

SCHEDULE 1.73

Lead Candidate Criteria

Confidential Materials omitted and filed separately with the Securities and Exchange Commision. A total of one page was omitted. [**]

S 1.73 - 1

SCHEDULE 1.89

[**]

Official Symbol*	Official Full Name	KMT Name	Alternate Names	Entrez Gene ID	RefSeq
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]		[**]	[**]	[**]
[**]	[**]		[**]	[**]	[**]

[**]

S 1.89 - 1

SCHEDULE 10.2(a)

EPIZYME Patents

Origin	Country	Title	Inventor List	Appl’n Status	Serial Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Expiration Date

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

S 10.2(a) - 1

SCHEDULE 10.2(b)

EPIZYME Agreements

Collaboration and License Agreement, by and between Eisai Co., Ltd. and Epizyme, Inc., dated April 1, 2011.

GSK Agreement

LLS Agreement

MMRF Agreement

UNC Agreement

S 10.2(b) - 1

SCHEDULE 13.14

Key Employees

EPIZYME EMPLOYEES:

[**]

CELGENE EMPLOYEES:

[**]

S 13.14 - 1